  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1998

                                                REGISTRATION NO. 333-62355
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          GOLD BANC CORPORATION, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

          KANSAS                     6712                    48-1008593
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL             IDENTIFICATION NO.)
   OF INCORPORATION OR       CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                                ---------------

                               11301 NALL AVENUE
                             LEAWOOD, KANSAS 66211
                                (913) 451-8050
  (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              MICHAEL W. GULLION
                               11301 NALL AVENUE
                             LEAWOOD, KANSAS 66211
                                (913) 451-8050
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        STEVEN F. CARMAN, ESQ.                MICHAEL W. LOCHMANN, ESQ.
  BLACKWELL SANDERS PEPER MARTIN LLP        STINSON, MAG & FIZZELL, P.C.
          TWO PERSHING SQUARE              1201 WALNUT STREET, SUITE 2800
         2300 MAIN, SUITE 1000               KANSAS CITY, MISSOURI 64106
      KANSAS CITY, MISSOURI 64108                  (816) 691-3208
            (816) 983-8153                       FAX: (816) 691-3495
          FAX: (816) 983-9153

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement is declared effective and all other conditions to the Merger (as defined herein) have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
     SECURITIES TO           TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
      BEREGISTERED         REGISTERED      PER UNIT    OFFERING PRICE      FEE
-----------------------------------------------------------------------------------
Common Stock, par value
 $1.00 per share........   1,787,248       $5.94(1)    $10,607,804(1)   $3,076(1)
-----------------------------------------------------------------------------------

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(1) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price represents the book value of the maximum amount of common stock, $10.00 par value per share of First State Bancorp, Inc., estimated to be outstanding immediately prior to, and to be canceled in, the Merger as of September 15, 1998.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                           FIRST STATE BANCORP, INC.

                                                                         , 1998

Dear First State Bancorp, Inc. Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of First State Bancorp, Inc. ("First State Bancorp") which will be held at the office of The First State Bank and Trust Company, 417 North Broadway, Pittsburg, Kansas, on October 20, 1998, commencing at 1:30 p.m., local time. At this important meeting, holders of common stock of First State Bancorp will be asked to consider and vote on a proposal relating to the merger of First State Bancorp with and into Gold Banc Acquisition Corporation VII, Inc., a wholly-owned subsidiary of Gold Banc Corporation, Inc.

  This merger is subject to certain required regulatory approvals and other conditions. The merger will be consummated shortly after the conditions to the merger are satisfied or waived. Under Kansas law, holders of common stock of First State Bancorp have dissenters' rights of appraisal if the merger is completed.

  The enclosed Prospectus/Proxy Statement describes the terms of the transaction in more detail. You should review the Prospectus/Proxy Statement carefully. Your board of directors has carefully reviewed and considered the terms and conditions of the transaction and believes that it is fair and in the best interests of First State Bancorp and its stockholders and unanimously recommends that stockholders vote "FOR" the proposal.

  The affirmative vote of a majority of the outstanding shares of First State Bancorp common stock is required to approve the transaction. To ensure your shares will be represented at the meeting, whether or not you plan to attend, I urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

                                          Sincerely,

                                          Jack H. Overman

                                          Vice President

                           FIRST STATE BANCORP, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      To Be Held On October 20, 1998

To the Stockholders of First State Bancorp, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders of First State Bancorp, Inc. ("First State Bancorp") will be held at the office of The First State Bank and Trust Company, 417 North Broadway, Pittsburg, Kansas, on October 20, 1998, commencing at 1:30 p.m., local time (the "Special Meeting"). At the Special Meeting, stockholders will be asked to consider and vote upon the following matter, which is more fully described in the accompanying Prospectus/Proxy Statement:

  A proposal to approve the Agreement and Plan of Reorganization, dated as of May 19, 1998 (the "Agreement"), by and among Gold Banc Corporation, Inc., Gold Banc Acquisition Corporation VII, Inc., and First State Bancorp, a copy of which is attached as Annex A to the accompanying Prospectus/Proxy Statement.

  Pursuant to the Agreement, First State Bancorp will be merged with and into Gold Banc Acquisition Corporation VII, Inc. Holders of First State Bancorp common stock of record at the close of business on September 14, 1998, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement, which is a condition to the consummation of the transactions contemplated by the Agreement, requires the affirmative vote of a majority of the outstanding shares of First State Bancorp common stock. Pursuant to K.S.A. (S) 17-6712, a copy of which is attached as Annex B to the accompanying Prospectus/Proxy Statement, First State Bancorp stockholders are entitled to dissenters' rights.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

                                          By Order of the Board of Directors

                                          Juliana M. Story

                                          Corporate Secretary

Pittsburg, Kansas
         , 1998

PROSPECTUS

                          1,787,248 COMMON SHARES OF
                                $1.00 PAR VALUE

                          GOLD BANC CORPORATION, INC.

                               ----------------

                              PROXY STATEMENT OF
                           FIRST STATE BANCORP, INC.

                               ----------------

  This Prospectus/Proxy Statement relates to the issuance of up to 1,787,248 shares of $1.00 par value common stock (the "Company Common Stock") of Gold Banc Corporation, Inc. (the "Company"), in exchange for shares of $10.00 par value common stock (the "First State Bancorp Common Stock") of First State Bancorp, Inc. ("First State Bancorp") in the merger described herein, pursuant to which First State Bancorp will be merged into Gold Banc Acquisition Corporation VII, Inc. ("Sub"), a wholly-owned subsidiary of the Company (the "Merger").

  This Prospectus/Proxy Statement is also a proxy statement furnished at the direction of the Board of Directors of First State Bancorp in connection with the solicitation of proxies from its stockholders to be voted at a special meeting of stockholders of First State Bancorp to be held on October 20, 1998, and at any adjournment thereof, for the purpose of considering and voting upon approval of the agreement described herein.

  STOCKHOLDERS OF FIRST STATE BANCORP SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 10.

  Company Common Stock is listed for trading on the Nasdaq National Market
System ("NASDAQ") under the symbol "GLDB." On          , 1998, the last
reported sale price of Company common stock on NASDAQ was $           .

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY
     OR ADEQUACY OF  THIS PROSPECTUS/PROXY  STATEMENT. ANY  REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

   The date of this Prospectus/Proxy Statement is          , 1998, and it is
                        first being mailed on or about
                                        , 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Room 1400, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC. The address of that site is http://www.sec.gov.

  The Company has filed a Registration Statement on Form S-4 with the SEC with respect to the Company Common Stock to be issued in connection with the Merger. This Prospectus/Proxy Statement (the "Prospectus") does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available at the SEC for inspection and copying as set forth above.

                               ----------------

                          INCORPORATION BY REFERENCE

  This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of such documents relating to the Company, and the exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of any such person, from Gold Banc Corporation, Inc., 11301 Nall Avenue, Leawood, Kansas 66211, Attention: Keith E. Bouchey, Telephone
Number: (913) 451-8050. In order to ensure timely delivery of the documents, any request should be made by October 12, 1998. Documents will be sent via first class mail within one day upon receipt of a request.

  The following documents filed by the Company with the SEC are hereby incorporated by reference herein:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

    (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

    (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

    (d) The description of the Company Common Stock set forth in the Form 8-A12G Registration Statement as filed with the SEC on November 1, 1996.

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the date of the First State Bancorp Special Meeting shall be deemed to be incorporated by reference into this Prospectus from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

                               ----------------

  No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
INCORPORATION BY REFERENCE.................................................   1
SUMMARY....................................................................   5
  The Companies............................................................   5
  First State Bancorp Special Meeting......................................   5
  The Merger...............................................................   6
  Stock Certificates; Dividend Withholding.................................   6
  Conditions to the Merger.................................................   6
  Recommendation of the Board of Directors.................................   6
  Dissenters' Rights of Appraisal..........................................   6
  Accounting Treatment.....................................................   7
  Federal Income Tax Consequences..........................................   7
  Risk Factors.............................................................   7
  Comparative Stock Prices.................................................   7
  Comparative Per Share Data...............................................   8
  Pro Forma and Selected Financial Data....................................   9
RISK FACTORS...............................................................  10
  Key Personnel............................................................  10
  Control of the Company...................................................  10
  Anti-Takeover Measures...................................................  10
  Limited Trading History..................................................  10
  Year 2000 Risks..........................................................  11
  Integration of Acquired Banks and Businesses; Business Combinations......  11
THE COMPANIES..............................................................  11
  The Company..............................................................  11
  The Company Subsidiaries.................................................  12
  Brokerage Services.......................................................  12
  Pending Acquisitions.....................................................  13
  Stock Repurchase Program.................................................  13
  Other Registrations......................................................  13
  Stock Split..............................................................  13
  Legal Proceedings........................................................  13
  First State Bancorp......................................................  14
  Sub......................................................................  14
FIRST STATE BANCORP SPECIAL MEETING........................................  14
  Purpose of the Special Meeting...........................................  14
  Solicitation and Revocation of Proxies...................................  14
  Voting of Proxies, Persons Entitled to Vote, and Vote Required...........  14
THE MERGER.................................................................  15
  General..................................................................  15
  Conversion of First State Bancorp Common Stock...........................  15
  Exchange of Stock Certificates...........................................  15
  Fractional Shares........................................................  16
  Background of Negotiations...............................................  16
  Reasons for the Merger...................................................  17
  Operations and Management After the Merger...............................  18
  Conditions to the Merger.................................................  18
  Conduct of Business Pending the Merger...................................  19

                                                                            PAGE
                                                                            ----
  No Solicitation.........................................................   19
  Waiver and Amendment....................................................   19
  Termination of the Merger...............................................   20
  Effective Time..........................................................   20
  Federal Securities Laws Consequences....................................   20
  Fees and Expenses of the Merger.........................................   20
  Rights of Dissenting Stockholders.......................................   20
  Transactions Between the Company and First State Bancorp................   21
  Accounting Treatment; Restrictions on Sales by Affiliates...............   21
FEDERAL INCOME TAX CONSEQUENCES...........................................   22
SECURITY OWNERSHIP OF FIRST STATE BANCORP COMMON STOCK....................   23
FIRST STATE BANCORP COMMON STOCK PER SHARE PRICES AND DIVIDENDS...........   25
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................   25
  General.................................................................   25
  Number of Directors and Term............................................   25
  Removal of Directors....................................................   25
  Preemptive Rights.......................................................   25
  Special Meetings........................................................   26
  Amendment of Articles of Incorporation..................................   26
  Action by Stockholders..................................................   26
  Amendment of Bylaws.....................................................   26
  Stock Transfer Restrictions; Sale of Control............................   26
  Notice of Stockholder Proposals; Nominations of Directors...............   27
PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.....................   27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF FIRST STATE BANCORP........................................   35
RESULTS OF OPERATIONS.....................................................   35
  General.................................................................   35
  Net Interest Income.....................................................   35
  Provision for Loan Losses...............................................   38
  Noninterest Income......................................................   39
  Noninterest Expense.....................................................   39
  Income Tax Expense......................................................   39
  Year 2000 Compliance....................................................   39
FINANCIAL CONDITION.......................................................   40
  Loan Portfolio Analysis.................................................   40
  Allowance for Loan Losses...............................................   41
  Risks Elements of Loan Portfolio........................................   42
  Investment Securities Portfolio Analysis................................   43
  Deposits................................................................   44
  Short-Term Borrowings...................................................   44
  Liquidity and Capital Resources.........................................   45
  Interest Rate Sensitivity...............................................   45
  Capital Adequacy........................................................   46
  Impact of Recently Issued Accounting Standards..........................   46
  Effect of Economic Conditions...........................................   47

                                                                             PAGE
                                                                             ----
LEGAL OPINION...............................................................  47
EXPERTS.....................................................................  47
  Independent Public Accountants for the Company............................  47
  Independent Public Accountants for First State Bancorp....................  47
STOCKHOLDER PROPOSALS.......................................................  48
FINANCIAL STATEMENTS OF FIRST STATE BANCORP, INC. AND SUBSIDIARY............ F-1
ANNEXES:
Annex A: Agreement And Plan Of Reorganization............................... A-1
Annex B: Kansas Statutes Annotated Section 17-6712.......................... B-1

                                    SUMMARY

  The following is a brief summary of certain information in this Prospectus/Proxy Statement (the "Prospectus"). This summary is qualified in its entirety by the more detailed information, including "Risk Factors," appearing elsewhere in this Prospectus, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements (including the notes thereto) appearing in the Company's Form 10-K, which are incorporated by reference herein, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of First State Bancorp and First State Bancorp's financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

THE COMPANIES

  Gold Banc Corporation, Inc. (the "Company") is a Kansas corporation organized on December 5, 1985 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company, through its ownership of its subsidiaries (the "Company Subsidiaries"), is engaged primarily in a general commercial banking business, and its primary source of earnings is derived from income generated by the Company Subsidiaries. The Company also provides brokerage services through a wholly-owned non-bank subsidiary that operates as a broker-dealer in securities. As of December 31, 1997, the Company had total assets of $514.6 million, total loans of $346.2 million, total deposits of $419.1 million, and stockholders' equity of $41.7 million. The Company and the Company Subsidiaries employ 268 persons on a full-time equivalent basis. The principal executive offices of the Company are located at 11301 Nall Avenue, Leawood, Kansas 66211 (telephone number (913) 451-8050).

  First State Bancorp, Inc. ("First State Bancorp") is a registered bank holding company headquartered in Pittsburg, Kansas. First State Bancorp owns all of the issued and outstanding common stock of The First State Bank and Trust Company (the "Bank"), a Kansas banking corporation also headquartered in Pittsburg, Kansas. The total assets of First State Bancorp on a consolidated basis, as of December 31, 1997 were approximately $106.3 million and net income for the year ended December 31, 1997, was approximately $1,258,000. The principal executive offices of First State Bancorp are located at 417 North Broadway, Pittsburg, Kansas 66762 (telephone number (316) 231-2000).

  Gold Banc Acquisition Corporation VII, Inc. ("Sub") is a wholly owned subsidiary of the Company. Pursuant to the Agreement and Plan of Reorganization among the Company, First State Bancorp, and Sub dated May 19, 1998 (the "Agreement"), First State Bancorp will be merged into Sub (the "Merger"). The principal executive offices of Sub are located at 11301 Nall Avenue, Leawood, Kansas 66211 (telephone number (913) 451-8050).

FIRST STATE BANCORP SPECIAL MEETING

  A special meeting of the stockholders of First State Bancorp will be held at the office of The First State Bank and Trust Company, 417 North Broadway, Pittsburg, Kansas on October 20, 1998, at 1:30 p.m., local time (the "First State Bancorp Special Meeting"), for the purpose of approving the Agreement.

  Only holders of record of First State Bancorp common stock, par value $10.00 per share ("First State Bancorp Common Stock") at the close of business on September 14, 1998, will be entitled to notice of and to vote at the First State Bancorp Special Meeting. At the First State Bancorp Special Meeting, each holder of First State Bancorp Common Stock will be entitled to one vote for each share held, and the affirmative vote of a majority of the outstanding shares of First State Bancorp Common Stock is required to approve the Agreement. Abstentions and failures to vote will have the same effect as votes cast against approval of the Agreement. On July 31, 1998, directors and executive officers of First State Bancorp beneficially owned approximately 55% of the outstanding shares of First State Bancorp Common Stock. All directors of First State Bancorp owning First State Bancorp Common Stock have indicated they intend to vote in favor of the Agreement.

THE MERGER

  The Company, Sub and First State Bancorp have entered into the Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference, pursuant to which First State Bancorp will be merged with and into Sub, which will be the surviving corporation. As more fully set forth below, the Agreement provides, generally, that each of the shares of First State Bancorp Common Stock outstanding immediately prior to the Effective Time (as defined in the Agreement) of the Merger will be exchanged for 19.6082 shares of the Company common stock, par value $1.00 per share (the "Company Common Stock"). See "The Merger--General; --Conversion of First State Bancorp Common Stock."

  Fractional shares of the Company Common Stock will not be issued in connection with the Merger. Holders of First State Bancorp Common Stock otherwise entitled to a fractional share will be paid the value of the fractional share in cash. See "The Merger--Fractional Shares."

STOCK CERTIFICATES; DIVIDEND WITHHOLDING

  Stockholders of First State Bancorp other than those First State Bancorp stockholders who perfect their dissenters' rights of appraisal must surrender to the Company the certificates for their shares of First State Bancorp Common Stock, and inform the Company of their federal taxpayer identification number, before receiving any cash or a certificate for the number of shares of the Company Common Stock to which such stockholders are entitled. Until a First State Bancorp stockholder surrenders the certificates for his or her First State Bancorp Common Stock and informs the Company of his or her federal taxpayer identification number, the Company may withhold the payment of any or all dividends otherwise payable to such stockholder as a stockholder of the Company. See "The Merger--Exchange of Stock Certificates."

CONDITIONS TO THE MERGER

  The Merger is subject to certain conditions, including approval of the Agreement by the stockholders of First State Bancorp and by appropriate state and federal banking authorities. Applications seeking approval of the Merger have been filed with and approved by appropriate state and federal banking authorities. See "The Merger--Conditions to the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of First State Bancorp believes that the Merger is in the best interests of First State Bancorp and its stockholders and unanimously recommends that stockholders vote FOR the approval of the Agreement. See "The Merger--Reasons for the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

  Holders of First State Bancorp Common Stock who are opposed to the Merger have the right to dissent from the Merger in accordance with Section 17-6712 of the Kansas General Corporation Code ("KGCC"), which provides that a stockholder shall be entitled to receive the fair value of his shares (exclusive of any element of value arising from the expectation or accomplishment of the Merger) as of the day prior to the day on which the Merger is approved by the other First State Bancorp stockholders if such stockholder: (1) delivers a written demand for appraisal of such shares to First State Bancorp prior to the vote on the Agreement at the First State Bancorp Special Meeting; (2) does not vote in favor of the Merger; and (3) makes written demand for payment of the fair value of his shares within twenty (20) days after receiving notice that the Merger became effective. See "The Merger--Rights of Dissenting Stockholders."

ACCOUNTING TREATMENT

  It is a condition to closing that the Merger qualify for pooling of interests accounting treatment.

FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Payne & Jones, Chartered will deliver as a condition of closing of the Merger an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by the First State Bancorp stockholders as a result of the Merger to the extent they receive the Company Common Stock solely in exchange for their First State Bancorp Common Stock. With respect to cash paid to the holders of First State Bancorp Common Stock as the result of the exercise of dissenters' rights, normal recognition and gain and loss treatment will apply. For a more complete description of the federal income tax consequences, see "Federal Income Tax Consequences."

RISK FACTORS

  In determining whether to exchange First State Bancorp Common Stock for Company Common Stock, the First State Bancorp stockholders should consider carefully the information set forth under the caption "Risk Factors" and all information contained in this Prospectus before making any decision to acquire Company Common Stock. See "Risk Factors."

COMPARATIVE STOCK PRICES

  Shares of the Company Common Stock are listed on the Nasdaq National Market System ("NASDAQ"). The last sale price of the Company Common Stock as reported on NASDAQ on May 18, 1998 (the last trading day preceding the execution of the Agreement, which was also the date preceding the announcement of the execution of the Agreement), was $33.625 (or $16.8125 adjusted for the 2 for 1 stock split completed on May 18, 1998). The last sale price for the Company Common
Stock as reported by NASDAQ on           , 1998 (the most recent date for which
it was practicable to obtain market price data prior to the printing of this
Prospectus), was $         .

  As of July 31, 1998, there were forty-nine holders of record of First State Bancorp Common Stock. There is no established trading market for the shares of First State Bancorp Common Stock and management of First State Bancorp is aware of only a limited number of transactions involving First State Bancorp Common Stock. Based upon First State Bancorp management's review of its stock transfer records, there were seven sales of First State Bancorp Common Stock between January 1, 1996 and June 30, 1998.

  Because the exchange ratio is fixed, a change in the market price of the Company Common Stock before the Effective Time will affect the market value of the Company Common Stock to be received in the Merger in exchange for the First State Bancorp Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE COMPANY COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME. FIRST STATE BANCORP STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR COMPANY COMMON STOCK. THE COMPANY COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER WILL BE LISTED ON NASDAQ.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth per share data on a historical basis of the Company and First State Bancorp, on a pro forma basis for the Company, and on an equivalent pro forma basis for First State Bancorp. This table should be read in conjunction with the historical financial statements and notes thereto for the Company incorporated herein by reference and for First State Bancorp contained herein, as well as the pro forma consolidated financial statements of the Company and First State Bancorp contained herein. See "Pro Forma Unaudited Consolidated Financial Statements." Pro forma combined and equivalent pro forma per share data reflect the combined results of the Company and First State Bancorp presented as though they were one company for all periods shown. Equivalent pro forma per share amounts are calculated by multiplying the pro forma income per share (before non-recurring charges or credits directly attributable to the Merger), pro forma book value per share, and the pro forma dividends per share of the Company by the exchange ratio so that such per share amounts are equated to the respective values for one share of First State Bancorp. Pro forma and equivalent pro forma cash dividends paid per share reflect the Company's cash dividends paid in the periods indicated. The pro forma amounts do not include any adjustments for estimated operating efficiencies or revenue enhancements resulting from the Merger. In addition to the proposed Merger with First State Bancorp, the Company has recently closed the acquisitions of Farmers State Bancshares of Sabetha, Inc., Northwest Bancshares, Inc. and Tri-County Bancshares, Inc. and has pending the acquisitions of Citizens Bancorporation, Inc. and The Trust Company. Such recently closed and pending acquisitions are not included in the per share data presented below. See "The Companies--Pending Acquisitions."

  The following pro forma and equivalent pro forma information is based on the Exchange Ratio of 19.6082 shares of Company Common Stock for each share of First State Bancorp Common Stock. See "The Merger-- General; --Conversion of First State Bancorp Common Stock."

                                   HISTORICAL               EQUIVALENT
                             ----------------------         PRO FORMA
                                        FIRST STATE   PRO     FIRST
                                          BANCORP    FORMA    STATE
                             COMPANY(1)   COMMON    COMPANY  BANCORP
                             ---------- ----------- ------- ----------
Basic net income per common
 share:
  Twelve months ended:
    December 31, 1997.......   $0.39      $ 13.83    $0.43    $ 8.50
    December 31, 1996.......    0.38        11.54     0.43      8.44
    December 31, 1995.......    0.24         9.25     0.30      5.90
    December 31, 1994.......    0.38         9.16     0.40      7.87
    December 31, 1993.......    0.36         9.31     0.40      7.78
  Six months ended:
    June 30, 1998...........    0.24         7.27     0.26      5.04
    June 30, 1997...........    0.18         7.29     0.21      4.20
Cash Dividends paid per
 common share:
  Twelve months ended:
    December 31, 1997.......   $0.05      $  2.50    $0.06    $ 1.13
    December 31, 1996.......    0.00         0.75     0.01      0.16
    December 31, 1995.......    0.00         0.00     0.00      0.00
    December 31, 1994.......    0.00         0.00     0.00      0.00
    December 31, 1993.......    0.00         0.00     0.00      0.00
  Six months ended:
    June 30, 1998...........    0.04         2.00     0.04      0.87
    June 30, 1997...........    0.01         1.00     0.02      0.38
Book value per common share
 at:
  December 31, 1997.........   $4.12      $111.78    $4.36    $85.40
  December 31, 1996.........    3.58        99.47     3.82     74.82
  December 31, 1995.........    2.97        90.58     3.42     66.97
  December 31, 1994.........    2.50        74.24     2.86     56.13
  December 31, 1993.........    2.39        66.12     2.74     53.90
  June 30, 1998.............    4.67       116.38     4.85     95.19
  June 30, 1997.............    3.76       106.07     4.02     78.80

--------
(1) On May 18, 1998, the Company completed a 2 for 1 stock split. All per share data presented above has been restated for the effect of the stock split.

                     PRO FORMA AND SELECTED FINANCIAL DATA
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE)
                                  (UNAUDITED)

  The following table presents for the Company and First State Bancorp on an historical basis, selected consolidated financial data and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. Pro forma per share amounts assume an Exchange Ratio of 19.6082 shares of Company Common Stock for each share of First State Bancorp Common Stock. See "The Merger--General; -- Conversion of First State Bancorp Common Stock." In addition to the proposed Merger with First State Bancorp, the Company has recently closed the acquisitions of Farmers State Bancshares of Sabetha, Inc., Northwest Bancshares, Inc. and Tri-County Bancshares, Inc. and has pending the acquisitions of Citizens Bancorporation, Inc. and The Trust Company. Such recently closed and pending acquisitions are not included in the per share date presented below. See "The Companies--Pending Acquisitions."

                          SIX MONTHS ENDED        FOR THE YEAR ENDED DECEMBER 31,
                          ----------------- --------------------------------------------
                          JUNE 30, JUNE 30,
                            1998     1997     1997     1996     1995     1994     1993
                          -------- -------- -------- -------- -------- -------- --------
Net interest income and
 other income:
 Company................  $ 12,579 $  8,160 $ 18,032 $ 14,186 $ 12,862 $  8,977 $  5,407
 First State Bancorp....     2,442    2,225    4,543    3,956    3,536    3,631    3,585
 Pro Forma..............    15,021   10,385   22,575   18,142   16,378   12,608    8,992
Net income:
 Company................  $  2,515 $  1,772 $  3,731 $  2,078 $  1,218 $  1,749 $  1,318
 First State Bancorp....       662      664    1,258    1,050      887      897      958
 Pro Forma..............     3,177    2,436    4,989    3,128    2,105    2,646    2,276
Basic net income per
 common share:
 Company(1).............  $   0.24 $   0.18 $   0.39 $   0.38 $   0.24 $   0.38 $   0.36
 First State Bancorp....      7.27     7.29    13.83    11.54     9.25     9.16     9.31
 Pro Forma..............      0.26     0.21     0.43     0.43     0.30     0.40     0.40
Historical dividends
 paid per common share:
 Company(1).............  $   0.04 $   0.01 $   0.05 $   0.00 $   0.00 $   0.00 $   0.00
 First State Bancorp....      2.00     1.00     2.50 $   0.75     0.00     0.00     0.00
 Pro Forma..............      0.04     0.02     0.06     0.01     0.00     0.00     0.00
Total assets (end of
 period):
 Company................  $585,681 $395,691 $514,597 $376,858 $332,902 $290,515 $176,952
 First State Bancorp....   111,405  102,093  106,297   94,528   89,202   90,220   90,625
 Pro Forma..............   697,086  497,794  620,894  471,386  422,104  380,735  267,577
Long-term borrowings
 (end of period):
 Company(2).............  $ 45,069 $  4,541 $ 32,086 $  4,893 $ 12,392 $ 12,833 $  4,987
 First State Bancorp....     2,532    1,141      649        0        0        0        0
 Pro Forma..............    47,601    5,682   32,735    4,893   12,392   12,833    4,987
Total stockholders'
 equity (end of period):
 Company................  $ 50,035 $ 36,049 $ 41,733 $ 34,340 $ 14,887 $ 12,746 $  8,868
 First State Bancorp....    10,607    9,653   10,173    9,053    8,261    7,272    6,474
 Pro Forma..............    60,642   45,702   51,906   43,393   23,148   20,018   15,342
Book value per common
 share (end of period):
 Company(1).............  $   4.67 $   3.76 $   4.12 $   3.58 $   2.97 $   2.51 $   2.41
 First State Bancorp....    116.38   106.07   111.78    99.47    90.58    74.24    66.12
 Pro Forma..............      4.85     4.02     4.36     3.82     3.42     2.86     2.74

--------
(1) On May 18, 1998, the Company completed a 2 for 1 stock split. All per share data presented above has been restated for the effect of the stock split.
(2) The long term borrowings of the Company include $28.8 million of 8.75% guaranteed preferred beneficial interests in the Company's junior subordinated debentures issued on December 15, 1997.

                                 RISK FACTORS

  Certain statements in the Summary and under captions "Risk Factors," "The Merger--Reasons for the Merger; Operations and Management After the Merger" and elsewhere in this Prospectus (including the documents incorporated by reference herein) constitute "forwarding looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or First State Bancorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those discussed below.

  In considering whether to approve the Merger, First State Bancorp stockholders should consider, in addition to the other information in this Prospectus, the matters described below.

KEY PERSONNEL

  Continued profitability of the Company after the Merger will be dependent on the retention of a limited number of key persons, including Michael W. Gullion, the Chairman, President and Chief Executive Officer of the Company, and Keith E. Bouchey, the Executive Vice President, Secretary and Chief Financial Officer of the Company. There will likely be a difficult transition period if the Company loses the services of either or both men. In recognition of this risk, the Company owns and is the beneficiary of an insurance policy on the life of Mr. Gullion providing death benefits of $1.5 million and has entered into employment agreements with Mr. Gullion and Mr. Bouchey. The Company also places great value on the experience of presidents of the Company Subsidiaries and the branches of the Company Subsidiaries and on their relationships with the communities served by the Company Subsidiaries. The loss of these key persons could negatively impact the affected banking locations. There is no assurance the Company will be able to retain its current key personnel or attract additional qualified key persons as needed.

CONTROL OF THE COMPANY

  Following completion of the Merger, but excluding any shares to be issued in connection with the Company's pending acquisitions of Citizens Bancorporation, Inc. and The Trust Company, Michael W. Gullion, the Chairman of the Board, President and Chief Executive Officer of the Company, will directly own 5.16% of the outstanding stock of the Company. Through certain agreements Mr. Gullion will have the right to vote an additional 9.00% of the Company Common Stock, for a total voting power of 14.16% of the Company Common Stock. As a result, Mr. Gullion will be in a position to control the management policy and conduct of the business of the Company following the Merger.

ANTI-TAKEOVER MEASURES

  The Company has adopted certain provisions in its Amended and Restated Articles of Incorporation and Restated Bylaws that may be considered as having the effect of discouraging attempts to take over control of the Company. In addition, the employment agreements of Mr. Gullion and Mr. Bouchey may require the Company to make certain cash payments to them following a change in control of the Company. Such provisions may benefit the Company's stockholders if a takeover were attempted with a view to impose a merger, a sale of all or substantially all of the assets of the Company, or a similar transaction that may not be in the best interests of all of the stockholders. On the other hand, the anti-takeover provisions could adversely affect stockholders of the Company by discouraging takeovers that are structured in a way that would be favorable to the interests of the stockholders.

LIMITED TRADING HISTORY

  The Company Common Stock has been listed on NASDAQ since November 1996. Prior to that time there was no public market for the Company Common Stock. There is no assurance that the Company Common Stock will experience in the future the trading performance experienced since November 1996. Public markets such as that on which the Company Common Stock is traded from time to time experience price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded on such markets. The market price could be subject to significant fluctuations in response to the Company's operating results, the results of its competitors, government regulations, litigation, and other factors.

YEAR 2000 RISKS

  Certain of the Company's older computer programs identify years with two digits instead of four. This is likely to cause problems because the programs may recognize the year 2000 as the year 1900. As with other financial institutions, the Company engages in a significant amount of business and reporting activity that depends on accurate date information, such as interest and other calculations pertaining to loans, deposits, assets and investments. As a result, Year 2000 problems could result in a system failure or miscalculations that disrupt operations. The Company is taking steps to implement permanent solutions during 1998, rather than waiting until potential problems develop. A task force began work on identifying and assessing potential issues in 1997, and the Company is currently evaluating hardware and software solutions. Appropriate resources are being allocated for hardware systems and software as needed at each of the Company Subsidiaries. The Company expects to be fully Year 2000 compliant by late 1998, prior to any anticipated impact on operating systems. Although the Company does not expect Year 2000 issues to have a material adverse affect on its internal operations, it is possible that Year 2000 issues could have a material adverse affect on
(i) the Company's service providers and their ability to service the Company; and (ii) the Company's customers in their ability to continue to utilize the Company's services. The cumulative effect of such problems, if they occur, could have a material adverse effect on the Company and the value of the Company Common Stock and its other securities.

INTEGRATION OF ACQUIRED BANKS AND BUSINESSES; BUSINESS COMBINATIONS

  As part of its general strategy, the Company may, from time to time, acquire community banks and other businesses that it believes provide a strategic fit with its business. In fact, the Company currently has agreements with respect to the acquisitions of Citizens Bancorporation, Inc. and The Trust Company, and it has reviewed potential acquisition candidates and has held preliminary discussions with a number of these candidates. The acquisition of First State Bancorp and any other banks or businesses will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired banks and businesses, the difficulty and expense of integrating the operations and personnel of the banks or businesses, the potential disruption to the business of the Company, the potential diversion of management time and attention, the impairments of relationships with and the possible loss of key employees and customers of the acquired banks or businesses, the incurrence of amortization expenses if an acquisition is accounted for as a purchase and dilution to the stockholders of the Company if the acquisition is made for stock. The risks associated with the acquisition of First State Bancorp (as well as other acquisitions) could have a material adverse effect on the Company and the value of the Company Common Stock and its other securities. See "The Companies--Pending Acquisitions."

                                 THE COMPANIES

THE COMPANY

  The Company is a Kansas corporation organized on December 5, 1985 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company, through its ownership of the Company Subsidiaries, is engaged primarily in a general commercial banking business, and its primary source of earnings is derived from income generated by the Company Subsidiaries. As of December 31, 1997, the Company had total assets of $514.6 million, total loans of $346.2 million, total deposits of $419.1 million, and stockholders' equity of $41.7 million. The Company and the Company Subsidiaries employ 268 persons on a full-time equivalent basis. The principal executive offices of the Company are located at 11301 Nall Avenue, Leawood, Kansas 66211 (telephone number (913) 451-8050).

THE COMPANY SUBSIDIARIES

  Exchange National Bank ("Exchange Bank"). Exchange Bank has four locations and is headquartered in Marysville, Kansas. The Marysville location's loan portfolio as of December 31, 1997 consisted primarily of agricultural, commercial and industrial loans and residential real estate loans. Since April 1992 and October 1995, Exchange Bank has been operating branches in Shawnee and Leawood, Kansas, respectively. These branches are located in Johnson County, the rapidly developing suburbs southwest of Kansas City, Missouri. In addition, Exchange Bank opened a new Shawnee branch on March 2, 1998. The three Johnson County, Kansas branches of Exchange Bank's loan portfolio as of December 31, 1997 consisted primarily of commercial, real estate construction and residential real estate loans. As of December 31, 1997, Exchange Bank had assets of $226.4 million.

  Provident Bank f.s.b. ("Provident Bank"). Provident Bank, a federally chartered savings and loan, has one location in the city of St. Joseph, Missouri. Provident Bank's loan portfolio as of December 31, 1997 consisted primarily of real estate loans. As of December 31, 1997, Provident Bank had assets of $82.9 million.

  Citizens State Bank ("Citizens"). Citizens has two locations in the town of Seneca, Kansas. As of December 31, 1997 Citizens' loan portfolio consisted primarily of the agricultural sector, including farm real estate, agricultural production and agricultural industrial and residential home loans. As of December 31, 1997, Citizens had assets of $57.3 million.

  Peoples National Bank ("Peoples"). Peoples has one location in the town of Clay Center, Kansas. Peoples was acquired by the Company on August 22, 1997. As of December 31, 1997, Peoples' loan portfolio consisted primarily of real estate and agricultural loans. As of December 31, 1997, Peoples had assets of $71.0 million.

  Farmers National Bank ("Farmers"). Farmers has two locations and is headquartered in Oberlin, Kansas. Farmers was acquired by the Company on October 1, 1997. As of December 31, 1997, Farmers' loan portfolio consisted primarily of agricultural and real estate loans. As of December 31, 1997, Farmers had assets of $53.6 million.

  Farmers National in Alma ("Alma"). Alma has one location in the town of Alma, Kansas. Alma was acquired by the Company on February 19, 1998. As of December 31, 1997 Alma's loan portfolio consisted primarily of agricultural and real estate loans. As of December 31, 1997, Alma had assets of $30.1 million.

  Farmers State Bank of Sabetha ("Sabetha"). Sabetha has three locations in the town of Sabetha, Kansas. The Company acquired Sabetha on July 9, 1998. As of December 31, 1997, Sabetha's loan portfolio consisted primarily of agriculture and real estate loans. Sabetha had assets of $41.9 million as of December 31, 1997.

  Peoples State Bank, Colby, Kansas ("Colby"). Colby has two locations and is headquartered in the town of Colby, Kansas. The Company acquired Colby on August 4, 1998. As of December 31, 1997, Colby's loan portfolio consisted primarily of real estate and agricultural loans. As of December 31, 1997, Colby had assets of $20.0 million.

  Tri-County National Bank ("Tri-County"). Tri-County is headquartered in Washington, Kansas, with locations in Concordia and Linn, Kansas. The Company acquired Tri-County on August 17, 1998. As of December 31, 1997, Tri-County's loan portfolio consisted primarily of agricultural, real estate and commercial loans. As of December 31, 1997, Tri-County had assets of $43.7 million.

BROKERAGE SERVICES

  The Company provides brokerage services through Midwest Capital Management, Inc. ("Midwest Capital"), a wholly-owned nonbank subsidiary, which operates as a broker-dealer in securities. Customers consist primarily of financial institutions located throughout the United States, with concentration in the Midwestern section of the United States. Midwest Capital manages a wide variety of stock, bond and money market portfolios for clients that currently include a significant number of commercial banks located primarily in Kansas, Missouri, Oklahoma, Nebraska and Iowa, as well as trusts, pension plans, insurance companies, commercial businesses, government entities, foundations and high net worth individuals. Midwest Capital is registered with the National Association of Securities Dealers as a broker/dealer and investment advisor.

PENDING ACQUISITIONS

  On August 31, 1998, the Company announced it has entered into a definitive merger agreement with The Trust Company ("The Trust Company"), a Midwest trust services business headquartered in St. Joseph, Missouri, to acquire The Trust Company in a tax-free stock exchange valued at approximately $4.3 million. The transaction is expected to close in the fourth quarter of 1998. Under the terms of that agreement, stockholders of The Trust Company will receive ten
(10) shares of Company Common Stock for each outstanding share of common stock of The Trust Company. Regulatory approvals are pending. As of June 30, 1998, The Trust Company had approximately $250 million in trust assets under management.

  Also, on September 1, 1998, the Company entered into a definitive merger agreement with Citizens Bancorporation, Inc. ("Citizens") to acquire Citizens and its wholly-owned subsidiary, Citizens Bank of Tulsa. The tax-free stock exchange, valued at approximately $56 million, is expected to close in the fourth quarter of 1998. Under the terms of that agreement, the exchange ratio will be determined by the amount of stockholders' equity of Citizens on the closing date. Therefore, while the exchange ratio is not fixed, it is expected that stockholders of Citizens will receive approximately 149 shares of Company Common Stock for each outstanding share of common stock of Citizens. Regulatory approvals are pending. Citizens Bank of Tulsa, a wholly-owned subsidiary of Citizens, had total assets of $233 million, core deposits of $214 million, and total loans of $164 million as of June 30, 1998.

STOCK REPURCHASE PROGRAM

  On September 8, 1998, the Company announced that its Board of Directors has approved a stock repurchase program. Under the approved repurchase program, the Company may repurchase up to 329,000 of the outstanding Company Common Stock from time to time in normal market trading at prevailing prices in accordance with the federal securities laws. The repurchased shares will be used to meet the Company's stock requirements for its employee benefit plans.

OTHER REGISTRATIONS

  On June 25, 1998, the Company filed a registration statement on Form S-4 with the SEC to register 210,409 shares of Company Common Stock issued in the merger with Tri-County Bancshares, Inc. Such registration statement was declared effective by the SEC on July 17, 1998.

STOCK SPLIT

  The Company recently announced a 2 for 1 stock split in the form of a 100% stock dividend distributed on May 18, 1998 to stockholders of record as of May 6, 1998. In addition, the Company declared a $.02 cash dividend on post-split shares to stockholders of record as of August 21, 1998, payable on August 31, 1998. All share and per share information has been restated to reflect the stock split.

LEGAL PROCEEDINGS

  Exchange Bank, along with approximately twenty-four other persons and entities including a number of depository institutions, is a named defendant in a case filed in the United States District Count for the District of Kansas on September 11, 1997 on behalf of a putative class of over 2,400 persons who allegedly invested at least $14,900 each in entities known as Parade of Toys and Bandero Cigar Company. The complaint alleges violations of the Racketeer Influenced Corrupt Organizations ("RICO") statute (18 U.S.C. 1962(c)), conspiracy to violate RICO, negligent misrepresentation, fraud, civil conspiracy and negligence on the part of the defendants. The plaintiffs contend that the defendants, including Exchange Bank, were listed in trade reference sheets provided to plaintiffs by Parade of Toys and Bandero Cigar Company and that the defendants made false and misleading representations on which the plaintiffs relied to their detriment. In each count, the plaintiffs have sought actual damages in an amount in excess of $75,000 each, treble damages under RICO, and punitive damages. Exchange Bank denies liability and is in the process of vigorously defending this claim.

  A hearing was conducted on March 25, 1998, on the issue of class certification. On June 17, 1998, the Magistrate issued a report and recommendation that the Court rule against the plaintiff's motion for class certification. The plaintiffs have filed objections and the recommendation will be submitted to the trial judge for a determination of the motion.

FIRST STATE BANCORP

  First State Bancorp is a registered bank holding company headquartered in Pittsburg, Kansas. First State Bancorp owns all of the issued and outstanding common stock of the Bank, a Kansas banking corporation also located in Pittsburg. The total assets of First State Bancorp on a consolidated basis, as of December 31, 1997 were approximately $106.3 million and net income for the year ended December 31, 1997 was approximately $1,258,000. See "Financial Statements of First State Bancorp, Inc. and Subsidiary." The principal executive offices of First State Bancorp are located at 417 North Broadway, Pittsburg, Kansas 66762 (telephone number (316) 231-2000).

SUB

  Sub is a wholly owned subsidiary of the Company. Pursuant to the Agreement First State Bancorp will be merged into Sub.

                      FIRST STATE BANCORP SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The purpose of the First State Bancorp Special Meeting is to consider and vote upon a proposal to approve the Agreement which provides, among other things, for the merger of First State Bancorp with and into Sub and in which Sub will be the surviving corporation. Stockholders of First State Bancorp will receive 19.6082 shares of the Company Common Stock for each share of First State Bancorp Common Stock exchanged in the Merger.

SOLICITATION AND REVOCATION OF PROXIES

  This Prospectus is being furnished to the stockholders of First State Bancorp in connection with the solicitation of proxies by the Board of Directors of First State Bancorp for use at the First State Bancorp Special Meeting to be held at 1:30 p.m., local time, on October 20, 1998 at the office of The First State Bank and Trust Company, 417 North Broadway, Pittsburg, Kansas and at any adjournment or adjournments thereof. Any proxy given does not affect the right to vote in person at the First State Bancorp Special Meeting and may be revoked at any time before it is exercised; there is no formal method required for revocation. The cost of solicitation of proxies for the First State Bancorp Special Meeting will be borne by First State Bancorp. In addition to solicitation by mail, First State Bancorp may cause proxies to be solicited personally or by telephone or facsimile by First State Bancorp's employees.

VOTING OF PROXIES, PERSONS ENTITLED TO VOTE, AND VOTE REQUIRED

  All shares represented by a proxy given pursuant to this solicitation will be voted as specified thereon at the First State Bancorp Special Meeting. If no specification is given, such shares will be voted in favor of the proposal to approve the Agreement. The Board of Directors of First State Bancorp is not aware of any other business to be presented at the First State Bancorp Special Meeting. Should any such other business be presented at the First State Bancorp Special Meeting, the person or persons named in the proxy will vote the same in accordance with their judgment.

  The affirmative vote of the holders of at least a majority of the outstanding shares of First State Bancorp Common Stock is required to approve the Agreement. Only holders of First State Bancorp Common Stock of record as of the close of business on September 14, 1998 are entitled to vote at the First State Bancorp Special Meeting. At the close of business on that date, 91,148 shares of First State Bancorp Common Stock were outstanding. Holders of shares of First State Bancorp Common Stock are entitled to one vote for each share held on the record date.

                                  THE MERGER

GENERAL

  The Agreement and certain related matters are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the Merger and is qualified in its entirety by, and made subject to, the more complete information set forth in the Agreement attached as Annex A to this Prospectus and incorporated herein by reference.

  At the Effective Time, First State Bancorp will merge with and into Sub, the separate corporate existence of First State Bancorp will cease and Sub will survive and continue to exist as a wholly-owned subsidiary of the Company. The Agreement has been structured so that the aggregate value of the Company Common Stock to be issued to First State Bancorp stockholders in the Merger will be uncertain. Stockholders of First State Bancorp will receive 19.6082 shares of Company Common Stock for each share of First State Bancorp Common Stock.

CONVERSION OF FIRST STATE BANCORP COMMON STOCK

  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder, each share of First State Bancorp Common Stock (excluding (i) shares held by First State Bancorp or by the Company or any of the Company Subsidiaries, in each case other than in a fiduciary capacity and (ii) any shares with respect to which dissenters' rights are being exercised) issued and outstanding immediately prior to the Effective Time will be converted into 19.6082 shares of the Company Common Stock.

EXCHANGE OF STOCK CERTIFICATES

  At and after the Effective Time, the Company will make available to Exchange Bank and/or to Advest, Inc. and/or to Midwest Capital (the "Exchange Agents"), such number of shares of Company Common Stock as shall be issuable to the holders of First State Bancorp Common Stock. At the Effective Time, certificates evidencing shares of First State Bancorp Common Stock to be exchanged for shares of the Company Common Stock will be deemed for all corporate purposes, other than the payment of dividends and other distributions on such stock, to evidence ownership of such shares of the Company Common Stock. As soon as practicable after the Closing Date, the Company, on behalf of the Exchange Agents, will send a notice and transmittal form to each record holder of certificates for First State Bancorp Common Stock advising such holder of the procedures for surrendering First State Bancorp certificates to the Company or its agent in exchange for a certificate for the number of whole shares of the Company Common Stock to which such holder is entitled. The shares of the Company Common Stock will be deemed to have been issued at the Effective Time. Promptly following the surrender of the First State Bancorp certificates, the Company or its agent will deliver to the surrendering First State Bancorp stockholders, or to a brokerage account established at Midwest Capital or at Advest, Inc., at the option of each surrendering First State Bancorp stockholder, certificates evidencing whole shares of the Company Common Stock all in accordance with the notice and transmittal form. First State Bancorp stockholders will receive a check for the cash amount of any fractional interests of the Company Common Stock which would otherwise be issued in exchange for First State Bancorp Common Stock surrendered. See "--Fractional Shares." Holders of First State Bancorp Common Stock will be entitled to dividends, without interest, that may be declared and payable to holders of record of the Company Common Stock after the Effective Time; provided, however, that any such dividends will be remitted to each First State Bancorp stockholder entitled thereto, without interest, at the time that such certificates representing shares of First State Bancorp Common Stock are surrendered for exchange, subject to any applicable abandoned property, escheat or similar law.

FRACTIONAL SHARES

  Neither certificates nor scrip representing fractional shares of the Company Common Stock will be issued, but in lieu thereof, each holder of shares of First State Bancorp Common Stock who would otherwise have been entitled to a fraction of a share of the Company Common Stock will be paid the cash value of such fraction determined by multiplying such fraction by the Average Company Price. The Average Company Price means the average of the closing sale prices of the Company Common Stock as reported by NASDAQ on each of the ten (10) consecutive trading days preceding the third trading day prior to the Effective Time. The Company will make available to the Exchange Agents, as required from time to time, any cash necessary for this purpose.

BACKGROUND OF NEGOTIATIONS

  The Hagman family has owned directly or indirectly a majority of the outstanding stock of First State Bancorp since 1992. Currently, William R. Hagman, Jr., in his various capacities as voting trustee and co-trustee under various Hagman family voting trusts and trust agreements, holds voting control with respect to approximately 54% of the outstanding First State Bancorp Common Stock. Under Kansas law, a simple majority of the outstanding First State Bancorp Common Stock has the power to approve a merger.

  In recent years, management has periodically received inquiries or expressions of interest with respect to a possible acquisition of the Bank from various entities; however, neither First State Bancorp nor the Bank engaged any finder or broker. With the exception of the following, such inquiries did not result in serious negotiations or in the exchange of confidential information.

  On February 12, 1998, Commercial Federal Corporation entered into a confidentiality agreement with William R. Hagman, Jr., acting individually and in his various capacities as voting trustee and co-trustee under various Hagman family voting trusts and trust agreements. Following the execution of the confidentiality agreement, certain information was provided with respect to the operations and financial condition of First State Bancorp and the Bank. Commercial Federal Corporation did not make any offer or engage in any negotiations for the acquisition of the Bank or First State Bancorp.

  Mr. Hagman participated in discussions with the Company in early 1998 regarding a possible business combination. On February 17, 1998, the Company entered into a confidentiality agreement with Mr. Hagman, acting individually and in his various capacities as voting trustee and co-trustee. Following the execution of the confidentiality agreement, certain information was provided to the Company with respect to the operations and financial condition of First State Bancorp and the Bank.

  On March 10, 1998, the Company sent a letter to Mr. Hagman and the Board of Directors of First State Bancorp expressing the Company's interest in acquiring First State Bancorp. The letter proposed an exchange ratio of approximately 8.63 shares of Company Common Stock for each outstanding share of First State Bancorp Common Stock, which would result in a total price of approximately $20,750,000 based upon the market price of the Company Common Stock on the date of the proposal. That proposal was not acceptable to Mr. Hagman, and no counter offer was made by Mr. Hagman.

  During April 1998, management of the Company continued discussions with Mr. Hagman about its possible acquisition of First State Bancorp. On April 24, 1998, representatives of the Company, Mr. Hagman and a representative of Stinson, Mag & Fizzell, P.C. (outside legal counsel for First State Bancorp and the Bank) ("Stinson Mag") met to discuss the possibility of such an acquisition. At the meeting, representatives of the Company presented a proposal which included a substantial increase in the consideration that would be paid to the stockholders of First State Bancorp.

  Mr. Hagman then began active negotiation of the price, terms, and structure of the transaction with the Company. During these negotiations, Mr. Hagman decided that it would probably be in the best interests of First State Bancorp's stockholders to negotiate for a fixed exchange ratio rather than a fixed price payable in stock, because it would allow the stockholders to receive the benefits of any increase in market value of the Company

Common Stock that they would receive in the acquisition. A non-binding letter of intent was drafted and was entered into as of April 28, 1998. The letter of intent provided for a fixed exchange ratio of 10 shares of Company Common Stock for each share of First State Bancorp Common Stock outstanding, which would result in a total price of approximately $25,500,000 based upon the market price of the Company Common Stock on the date of the letter of intent.

  Following the execution of the letter of intent, the Company commenced its due diligence investigation of First State Bancorp and the Bank, and the Company and Mr. Hagman commenced negotiation of the Agreement. Also following the execution of the letter of intent, the Company announced that a two-for-one stock split of Company Common Stock would be effected on May 18, 1998. The exchange ratio was adjusted to reflect both the effect of the stock split and the results of the Company's due diligence investigation. First State Bancorp's Board of Directors reviewed the form of the Agreement at a meeting on May 19, 1998 and approved the Merger and the Agreement. Immediately following the meeting of the First State Bancorp Board of Directors, the Board of Directors of the Bank held a meeting at which a representative of the Company made a formal presentation with respect to the proposed acquisition. A representative of Stinson Mag was present at the May 19, 1998 meetings of the Boards of Directors of First State Bancorp and the Bank. Although the Bank's Board of Directors discussed the Company's proposal, it did not take formal action with respect thereto since the Bank would not be a direct party to the Agreement. The Company's Board of Directors approved a form of the Agreement at a meeting held on April 29, 1998. The Agreement was executed on May 19, 1998. In June 1998, the Company and First State Bancorp delivered to each other final disclosure schedules to the Agreement, which were accepted and approved by both parties.

  The Agreement provides that in the Merger, each outstanding share of First State Bancorp Common Stock will be converted into 19.6082 shares of Company Common Stock, which will result in a total price of approximately $30,830,028 based upon the market price of the Company Common Stock on the date of the Agreement. The Agreement prohibits First State Bancorp and the Bank from paying any dividends or making any distributions other than (i) quarterly cash dividends in the amount of $1.00 per share, (ii) cash dividends in amounts sufficient to cover reasonable out-of-pocket fees and expenses incurred by First State Bancorp in connection with the consummation of the Merger and
(iii) if the Merger is not consummated in time to permit the stockholders of First State Bancorp to receive any cash dividends declared and payable on the Company Common Stock after September 30, 1998, with respect to the shares of the Company Common Stock which they will receive pursuant to the Agreement, then the Bank and First State Bancorp may declare and pay a cash dividend in an aggregate amount equal to the amount of such dividends. The respective obligations of First State Bancorp and the Company to consummate the Merger are not conditioned upon the market performance of the Company Common Stock.

REASONS FOR THE MERGER

  First State Bancorp. The First State Bancorp Board believes that the terms of the Agreement are fair to, and in the best interests of, First State Bancorp and its stockholders. In considering the terms and conditions of the Agreement, the First State Bancorp Board considered a number of factors. They did not assign any relative or specific weights to the factors considered. The material factors considered were:

    The Financial Terms and Structure of the Merger. The First State Bancorp Board is of the view that, based on historical and anticipated trading ranges for the Company Common Stock, the value of the consideration to be received by First State Bancorp stockholders represents a fair multiple of First State Bancorp's per share book value and earnings. Additionally, the Board recognized that the shares of the Company Common Stock are listed for trading on NASDAQ and provide a liquid investment as compared to shares of First State Bancorp Common Stock. The First State Bancorp Board also considered that the Merger would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). See "Federal Income Tax Consequences."

    The Non-Financial Terms of the Merger. The First State Bancorp Board considered the social and economic effect on the employees, depositors and customers of, and others dealing with, the Bank and on the community in which the Bank operates. They concluded that because of its large menu of banking and banking related products, strong management, transaction experience and history of operating acquired banking locations as community banks, the Company would be an excellent successor to First State Bancorp as the owner of the Bank. In addition, the First State Bancorp Board considered that the Company has an operating policy and history of retaining the names of financial institutions it has acquired, retaining a local board of directors to govern such institutions, and maintaining a local presence in the communities where such institutions are located.

  The Company. In approving the Agreement, management of the Company considered the price, financial condition of the Bank, projected synergies the Company anticipates will result from the Merger and the compatibility of the businesses of the two banking organizations. The management of the Company concluded that the Merger is consistent with its strategy to acquire community banks with strong existing management.

  THE FIRST STATE BANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST STATE BANCORP STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

  At the Effective Time, the separate corporate existence of First State Bancorp will terminate and all of the assets and liabilities of First State Bancorp will become assets and liabilities of Sub. The Articles of Incorporation and Bylaws of Sub as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the surviving corporation from and after the Effective Time until amended as provided by law. The officers and directors of Sub will become the officers and directors of the surviving corporation from and after the Effective Time. The Bank will receive assistance in bringing new methods and systems to the Bank. The Company also expects to enhance the net interest margin and non-interest income of the Bank by expanding the products and services offered.

  The Company will analyze the Bank's operations for potential efficiencies. The Company anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation, with the majority of any savings realized in the latter part of the period. The extent to which operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and operating costs.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the fulfillment of certain conditions set forth in the Agreement, including the following:

    (a) Approval of the Agreement by the holders of a majority of all the outstanding shares of First State Bancorp Common Stock;

    (b) The accuracy of representations of the Company, Sub and First State Bancorp made in the Agreement and the performance of their respective obligations thereunder;

    (c) The absence of a material adverse event since May 19, 1998, affecting the financial condition, properties, assets, liabilities, rights or business of the Company, First State Bancorp or the Bank;

    (d) The absence on the closing date, except as previously disclosed, of
  (1) any actions, suits, claims, demands or other proceedings or investigations pending or threatened against or affecting the properties, assets, rights or business of First State Bancorp or the Bank or the right to carry on their respective businesses; (2) any debt, liability or obligation of First State Bancorp or the Bank not reflected in their financial statements or not occurred in the ordinary course of business; and (3) any material breach or default of First State Bancorp or the Bank under any agreement or commitment.

    (e) The receipt by the Company, First State Bancorp and the Bank of an opinion from Payne & Jones, Chartered relating to certain tax matters;

    (f) The receipt by the Company of an opinion from Stinson Mag as to certain corporate matters regarding First State Bancorp and the Bank;

    (g) The receipt by First State Bancorp of an opinion from Payne & Jones, Chartered as to certain corporate matters regarding the Company and Sub;

    (h) The receipt by the Company of an opinion from an accounting firm that the transaction will qualify for pooling-of-interest accounting treatment;

    (i) The receipt of necessary regulatory approvals;

    (j) A minimum capital of the Bank, minimum loan loss reserve of the Bank, and minimum total indebtedness of First State Bancorp;

    (k) The absence of any pending or threatened litigation that could reasonably result in restraining, enjoining or prohibiting consummation of the Merger; and

    (l) The receipt by the Company of certain tax representations by greater than 10% stockholders of First State Bancorp.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Agreement, First State Bancorp and the Bank have agreed to carry on their business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Agreement.

NO SOLICITATION

  The Agreement provides that, unless and until the Merger has been terminated, neither First State Bancorp nor the Bank will solicit or encourage or, subject to the fiduciary duties of their directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the transfer of all or a substantial portion of the business, assets or stock of First State Bancorp or the Bank. First State Bancorp is required to promptly advise the Company of the receipt of, and the substance of, any such proposal or inquiry.

WAIVER AND AMENDMENT

  Prior to or at the Effective Time, any provision of the Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Agreement by the stockholders of First State Bancorp; provided, however, that after any such approval, no such amendment or modification shall alter the amount or change the form of the consideration or alter or change any of the terms of the Agreement if such alteration or change would adversely affect the holders of First State Bancorp Common Stock. It is anticipated that a condition to consummate the Merger would be waived only in those circumstances where the Board of Directors of the Company, Sub, or First State Bancorp, as the case may be, deems such waiver to be in the best interests of such company and its stockholders.

TERMINATION OF THE MERGER

  The Agreement and the Merger may be terminated at any time prior to the closing date, provided that the terminating party is not then in material breach of the Agreement, by:

    (i) The mutual consents of the Boards of Directors of the Company, Sub and First State Bancorp;

    (ii) The Company, if any regulatory approval shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which would materially adversely affect the operations of or would be unduly burdensome to the Company;

    (iii) First State Bancorp or the Company if the other party has materially breached the Agreement and has not cured such breach;

    (iv) First State Bancorp or the Company upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the closing date; or

    (v) First State Bancorp or the Company if the Merger has not been consummated by December 31, 1998.

EFFECTIVE TIME

  It is presently anticipated that the Effective Time of the Merger will occur sometime in the fourth quarter of 1998, but no assurance can be given to that effect.

FEDERAL SECURITIES LAWS CONSEQUENCES

  The shares of the Company to be issued pursuant to the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by stockholders of First State Bancorp who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of First State Bancorp and who do not become affiliates of the Company. The shares of the Company to be issued to affiliates of First State Bancorp may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. The Company will not be obligated and does not intend to register its shares under the Securities Act for resale by stockholders who are affiliates.

FEES AND EXPENSES OF THE MERGER

  Each party is responsible for its own expenses in connection with the Merger; provided, however, that First State Bancorp will pay up to $50,000.00 of the total cost associated with (i) the certified audit of the financial statements of First State Bancorp and (ii) the preparation and filing of the Registration Statement and Prospectus.

RIGHTS OF DISSENTING STOCKHOLDERS

  If the Merger is approved, holders of shares of First State Bancorp Common Stock will possess the right to seek appraisal of their shares pursuant to
Section 17-6712 of the KGCC ("Section 17-6712"). In order to preserve appraisal rights, a holder of First State Bancorp Common Stock must not vote his or her shares in favor of the Agreement or deliver an unmarked, but signed proxy.

  THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF SECTION 17-6712 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH SECTION, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AS ANNEX B. THE FAILURE OF A STOCKHOLDER TO COMPLY WITH THE PROVISIONS OF SECTION 17-6712 MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS THEREUNDER.

  A holder of record of shares of First State Bancorp Common Stock who elects to exercise appraisal rights under Section 17-6712 must deliver a written objection to the Agreement to First State Bancorp prior to the vote on the Agreement by the holders of First State Bancorp Common Stock at the First State Bancorp Special Meeting to be held on October 20, 1998. Any such objection should be sent to First State Bancorp at 417 North Broadway, Pittsburg, Kansas 66762, Attention: Juliana M. Story.

  Within 10 days after the Effective Date, Sub, as the surviving corporation in the Merger, will give written notice to each former holder of shares of First State Bancorp Common Stock who has complied with the written notice requirement that the Merger has become effective and that dissenters' rights are available for any or all of such holder's shares in connection therewith. Within 20 days after the date of the mailing of the notice, such holder must demand in writing to Sub the payment of the fair value of such holder's shares of First State Bancorp Common Stock. Any such demand should be sent to Sub at 11301 Nall Avenue, Leawood, Kansas 66211, Attention: Keith E. Bouchey. Within 30 days after the expiration of the 20 day period, Sub shall pay to such holder the value of such holder's shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

  If Sub and a dissenting stockholder fail to agree upon the fair value of the First State Bancorp Common Stock, within four months after the Effective Time of the Merger, but not thereafter, either Sub or any stockholder entitled to dissenters' rights under Section 17-6712 may file a petition in the District Court of Kansas demanding a determination of the value of the stock of all stockholders entitled to appraisal. Inasmuch as Sub has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

  If a petition for appraisal described above is timely filed by a stockholder, Sub is obligated to provide the stockholder with a verified list of all stockholders who have demanded appraisal. After notice to such stockholders, the court is empowered to conduct a hearing upon the petition, to determine those stockholders entitled to appraisal and to determine the "fair value" of the shares held by them as of the date on which the Merger is consummated, which under the KGCC would be determined exclusive of any element of value arising from accomplishment or expectation of the Merger.

  When the "fair value" is so determined, the court will direct the payment by Sub of such value, with interest thereon if the court so determines, to the stockholders entitled to receive the same, upon surrender to Sub by such stockholders of the certificates representing their shares of First State Bancorp Common Stock to Sub at the address specified above. Upon application of Sub or any stockholder entitled to participate in the appraisal proceeding, the court may in its discretion permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of those other stockholders entitled to an appraisal who have complied with the above conditions.

TRANSACTIONS BETWEEN THE COMPANY AND FIRST STATE BANCORP

  No shares of First State Bancorp Common Stock are presently owned by the Company or by any of its subsidiaries or principals, or by trustees for the benefit of the Company or any of its subsidiaries, stockholders or employees as a class or by an escrow arrangement instituted by the Company.

ACCOUNTING TREATMENT; RESTRICTIONS ON SALES BY AFFILIATES

  It is intended that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of First State Bancorp will be carried forward to the consolidated financial statements of the Company at their recorded amounts and the consolidated net income of First State Bancorp, if material, will be included in the net income of the Company.

  To ensure that the Merger will qualify as a pooling of interests, each person who is an "affiliate" (as defined in Rule 144 adopted under the Securities Act) of First State Bancorp at the time the Agreement is submitted for the approval of First State Bancorp's stockholders will agree in writing not to sell, pledge, transfer or otherwise dispose of, or reduce such stockholder's risk relative to, any shares of the Company Common Stock until financial results covering at least 30 days of combined operations of the Company and First State Bancorp have been published. Pursuant to the Agreement, the Company has agreed to publish such results in a timely manner.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon the provisions of the Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Payne & Jones, Chartered. The opinion of Payne & Jones, Chartered will be based upon certain assumptions and representations by the management of each of First State Bancorp and the Company and by certain holders of the outstanding First State Bancorp Common Stock. A ruling from the Internal Revenue Service concerning the tax consequences of the Merger will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their First State Bancorp Common Stock pursuant to the exercise of an employee option or otherwise as compensation.

  In the opinion of Payne & Jones, Chartered, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code.
Consequently:

    1. Stockholders of First State Bancorp will not recognize gain or loss upon the receipt of the Company Common Stock in exchange for their shares of First State Bancorp Common Stock.

    2. The basis of the Company Common Stock received by stockholders of First State Bancorp in the Merger will equal the basis of their stock exchanged, adjusted for any gain or loss realized in the transaction.

    3. The tax holding period of the Company Common Stock received by stockholders of First State Bancorp in the Merger will include the holding period of their stock exchanged.

    4. Cash paid to holders of shares of First State Bancorp who dissent from the Merger and to holders of shares of First State Bancorp in lieu of fractional shares will be treated as proceeds of sales on which gain or loss will be recognized.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH FIRST STATE BANCORP STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.

            SECURITY OWNERSHIP OF FIRST STATE BANCORP COMMON STOCK

  The following information pertains to First State Bancorp Common Stock beneficially owned, directly or indirectly, as of July 31, 1998, by (i) each director and executive officer of First State Bancorp, (ii) all directors and executive officers as a group and (iii) each person known to First State Bancorp to own beneficially 5% or more of the outstanding First State Bancorp Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as noted below, beneficial owners have sole voting and investment power with respect to all shares shown as beneficially owned by them.

       NAME OF DIRECTOR OR EXECUTIVE
                  OFFICER
           OR NAME AND ADDRESS OF       NUMBER OF SHARES  PERCENTAGE OF SHARES
              BENEFICIAL OWNER         BENEFICIALLY OWNED BENEFICIALLY OWNED(1)
       -----------------------------   ------------------ ---------------------
      William R. Hagman, Jr. (2)......       49,343              54.14%
       Drawer K
       Pittsburg, KS 66762
      Michael S. Mitchell (3).........       14,578              15.99%
       P.O. Box 753
       Chanute, KS 66720
      John R. Hagman (4)..............       11,100              12.18%
       10832 Barton
       Overland Park, KS 66210
      The First State Bank and Trust          6,357               6.97%
       Company (5)....................
       P.O. Box 709
       Pittsburg, KS 66762
      Terrance D. Towner (6)..........      5,881.2               6.45%
       315 West Webster
       Pittsburg, KS 66762
      Patricia S. Terlip (7)..........        4,700               5.16%
       602 West Leighton
       Frontenac, KS 66763
      Robert L. Terlip (8)............        4,700               5.16%
       602 West Leighton
       Frontenac, KS 66763
      Jack H. Overman (9).............          850                 *
      Richard I. Redmond (10).........          200                 *
      All Directors and Executive
       Officers (five persons) as a
       group..........................       50,393              55.29%

--------
*Less than one percent
 (1) At the close of business on July 31, 1998, there were 91,148 shares of First State Bancorp Common Stock outstanding.
 (2) William R. Hagman, Jr. is a director of First State Bancorp. Includes (i) 100 shares held by H&H Investments, (ii) 38,143 shares held by Mr. Hagman as Voting Trustee under a Voting Trust Agreement, dated November 18, 1997 (the "Voting Trust Agreement"), (iii) 6,000 shares held by Mr. Hagman as Co-Trustee of the Hagman Family Irrevocable Trust Number One under Trust Agreement dated May 13, 1994 and (iv) 5,100 shares held by Mr. Hagman as Co-Trustee of the Hagman Family Irrevocable Trust No. Two under Trust Agreement dated October 27, 1994. Mr. Hagman and his wife own H&H Investments and share voting and investment power with respect to the shares held by that company. Mr. Hagman has sole voting and investment power with respect to the shares held pursuant to the Voting Trust Agreement and has shared voting and investment power with respect to the shares held in the two Irrevocable Trusts. The Voting Trust Agreement will continue in effect until November 17, 2004 unless terminated prior to such date as provided therein. Mr. Hagman, as Trustee under the Voting Trust Agreement, has (i) power to vote the shares of First State Bancorp Common Stock that are subject to the Voting Trust Agreement in accordance with his best judgment, (ii) the right to negotiate and consummate the sale or exchange of such shares as long as the consideration for such sale or exchange is the same for each such share, and (iii) various other powers generally conferred upon trustees.
 (3) All 14,578 shares are held by Venture Holdings, Inc. ("Venture Holdings"). Mr. Mitchell owns all of the outstanding Class B Common Stock of Venture Holdings. Pursuant to Venture Holdings' Certificate of Incorporation, the holders of Class B Common Stock have the right to cast 60% of the votes at each meeting of Venture Holdings' stockholders. Mr. Mitchell and Terrance D. Towner (the owner of the remainder of the outstanding Venture Holding stock) have agreed that Mr. Mitchell has sole voting and investment power with respect to 60% of the shares of First State Bancorp held by Venture Holdings. In addition, Mr. Mitchell, as Trustee under the Michael S. Mitchell Declaration of Trust dated February 22, 1993, and Mr. Towner are parties to a Mutual Option Agreement, dated February 22, 1993, pursuant to which Mr. Mitchell, as Trustee, has an option to purchase Mr. Towner's Venture Holdings Stock at any time within five days of Mr. Towner's receipt of written notice of exercise of the option.
 (4) Includes (i) 6,000 shares held by Mr. Hagman as Co-Trustee of the Hagman Family Irrevocable Trust Number One under Trust Agreement dated May 13, 1994 and (ii) 5,100 shares held by Mr. Hagman as Co-Trustee of the Hagman Family Irrevocable Trust Number Two under Trust Agreement dated October 27, 1994. Mr. Hagman has shared voting and investment power with respect to such shares.
 (5) Includes (i) 1,853 shares held by the Bank as Trustee of the Geno F. Marchetti and Alba Marchetti Revocable Living Trust, (ii) 1,140 shares held by the Bank as Trustee of the George K. Mackie, Jr. Testamentary Trust "A" for the benefit of Mollie Mackie Wittman, (iii) 1,140 shares held by the Bank as Trustee of the George K. Mackie, Jr. Testamentary Trust "B" for the benefit of Meredith Roe, (iv) 934 shares held by the Bank as Trustee of the Maxine Mackie Testamentary Trust "A" for the benefit of Mollie Mackie Wittman, (v) 1,190 shares held by the Bank as Trustee of the Maxine Mackie Testamentary Trust "B" for the benefit of Meridith Roe and (vi) 100 shares held by the Bank as Custodian of the Paul E. James, Sr. Self-Directed IRA.
 (6) Includes 5,831.2 (or 40%) of the 14,578 shares held by Venture Holdings. Mr. Towner owns all of the outstanding Class A Common Stock of Venture Holdings. Pursuant to Venture Holdings' Certificate of Incorporation, the holders of Class A Common Stock have the right to cast 40% of the votes at each meeting of Venture Holdings' stockholders. Mr. Towner and Michael
     S. Mitchell (the owner of the remainder of the outstanding Venture Holdings stock) have agreed that Mr. Towner has sole voting and investment power with respect to 40% of the shares of First State Bancorp held by Venture Holdings.
 (7) All shares are held jointly with Mrs. Terlip's husband, Robert L. Terlip. Mrs. Terlip and Mr. Terlip share voting and investment power with respect to such shares.
 (8) All shares are held jointly with Mr. Terlip's wife, Patricia S. Terlip. Mr. Terlip and Mrs. Terlip share voting and investment power with respect to such shares.
 (9) Jack H. Overman is Vice President and a director of First State Bancorp. All shares are held by Mr. Overman as trustee of the Jack H. Overman Irrevocable Trust under Trust Agreement dated December 19, 1988. Mr. Overman has voting and investment power with respect to such shares.
(10) Richard I. Redmond is a director of First State Bancorp. Includes 100 shares held by Mr. Redmond's wife, Sharon R. Redmond. Mrs. Redmond has voting and investment power with respect to such shares, and Mr. Redmond disclaims beneficial ownership of his wife's shares.

        FIRST STATE BANCORP COMMON STOCK PER SHARE PRICES AND DIVIDENDS

  Shares of the Company Common Stock are listed on NASDAQ. As of December 31, 1997, there were 49 holders of record of First State Bancorp Stock. There is no established public trading market for the shares of First State Bancorp Stock and management of First State Bancorp is aware of a limited number of transactions involving First State Bancorp Common Stock. Based upon First State Bancorp management's review of its stock transfer records, there were seven sales of First State Bancorp Common Stock between January 1, 1996 and June 30, 1998 at prices ranging from $25.00 to $103.70 per share.

  First State Bancorp did not pay a cash dividend during the first quarter of 1996. Thereafter, First State Bancorp paid a cash dividend of $0.25 per share during the second, third, and fourth quarters of 1996. In 1997, First State Bancorp paid a cash dividend of $0.50 during the first, second, and third quarters and paid a cash dividend of $1.00 per share during the fourth quarter of that year. First State Bancorp continued to pay a cash dividend of $1.00 per share during both the first and second quarters of 1998.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  First State Bancorp is incorporated in the State of Kansas. First State Bancorp stockholders, whose rights are currently governed by Kansas law (including the KGCC), the First State Bancorp Articles of Incorporation (the "First State Bancorp Articles") and the First State Bancorp Amended and Restated Bylaws (the "First State Bancorp Bylaws"), will, upon consummation of the Merger, become stockholders of the Company. After such time, their rights will continue to be governed by Kansas law; however, they will be subject to the provisions of the Company Amended and Restated Articles of Incorporation (the "Company Articles") and the Company Amended and Restated Bylaws (the "Company Bylaws").

  Material differences that may affect the rights and interests of stockholders of First State Bancorp are set forth below. This summary is not intended to be an exhaustive description of the provisions discussed. It is qualified in its entirety by reference to the First State Bancorp Articles, the First State Bancorp Bylaws, the Company Articles and the Company Bylaws.

NUMBER OF DIRECTORS AND TERM

  Under the First State Bancorp Bylaws, the First State Bancorp Board consists of at least five, but not more than twenty-five directors until such number is changed by the Board, each of whom serve a term of one year. Currently, there is a vacancy on the First State Bancorp Board and the Board consists of four directors. Under the Company Articles and the Company Bylaws, the Company Board consists of at least three, but not more than fifteen directors. Currently, the Company Board consists of six directors. The Company Bylaws provide that directors are elected to a three year term. The Company Articles and the Company Bylaws provide for a staggered Board of Directors comprised of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

REMOVAL OF DIRECTORS

  Under the First State Bancorp Bylaws, directors may be removed by a majority of the stockholders with or without cause. The Company Articles provide that any director or the entire board of directors may only be removed for "cause," as defined in the Company Articles.

PREEMPTIVE RIGHTS

  Holders of First State Bancorp Common Stock have preemptive rights for new issues of First State Bancorp Common Stock, securities exchangeable for or convertible into shares of such stock, or instruments evidencing rights to acquire shares of such stock. Holders of the Company Common Stock do not have preemptive rights.

SPECIAL MEETINGS

  The First State Bancorp Bylaws provide that the Chairman of the Board, the President, the Secretary, the First State Bancorp Board, or one or more stockholders holding not less than one-fifth of the voting power may call a special meeting of the First State Bancorp stockholders. The Company Bylaws provide that special meetings of the Company stockholders may only be called by the chief executive officer, the Company Board, or upon the written request of the holders of not less than fifty-five percent of the outstanding shares of Company Common Stock.

AMENDMENT OF ARTICLES OF INCORPORATION

  Under the KGCC, the First State Bancorp Articles may be amended upon a resolution of the First State Bancorp Board proposing the amendment and its submission to the First State Bancorp stockholders for their approval by the majority of the shares of First State Bancorp Common Stock entitled to vote. The Company Articles provide that certain provisions of the Company Articles may not be repealed or amended without the affirmative vote of holders of at least two-thirds of the outstanding shares of voting stock. Company stockholders holding a majority of the Company Common Stock may otherwise amend, alter, change or repeal any provision of the Company Articles.

ACTION BY STOCKHOLDERS

  The First State Bancorp Bylaws permit any action that may be taken at a meeting of the stockholders, to be taken without a meeting if authorized in writing by all stockholders entitled to vote upon such action at the meeting. The Company Articles provide that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders.

AMENDMENT OF BYLAWS

  The First State Bancorp Bylaws may be amended, repealed or new bylaws adopted by: (i) the holders of a majority of the outstanding shares of First State Bancorp Common Stock or (ii) by a majority of The First State Bancorp Board, subject to certain rights of stockholders. The Company Articles authorize the Company Board to make, alter and repeal bylaws, subject to the rights of stockholders at any regular or special meeting to alter or repeal bylaws made by the Company Board. In addition, stockholders of the Company may make, alter, amend or repeal the Company Bylaws by a majority vote, except that the amendment of certain provisions requires a two-thirds vote.

STOCK TRANSFER RESTRICTIONS; SALE OF CONTROL

  The First State Bancorp Bylaws restrict the transferability of First State Bancorp Common Stock, with the exception of certain permitted transfers outlined in the First State Bancorp Bylaws. Before transferring any shares, First State Bancorp stockholders must first offer to sell the shares on the same proposed terms to First State Bancorp. After thirty days, any stock not purchased or redeemed by the First State Bancorp must be offered, for an additional ten days, to the remaining stockholders of First State Bancorp in proportion to their present shareholdings. If the options granted are not exercised by First State Bancorp or the stockholders, then the seller may proceed to offer the shares to any third party at a price equal to or greater than the transfer price for a period of thirty days. The First State Bancorp bylaws also provide that any "control share transfer," as defined in the First State Bancorp Bylaws, will not be recognized by the First State Bancorp for voting, dividends or any other purpose unless all other stockholders are given the opportunity, for thirty days, to "put" their shares to the proposed transferee on the same terms.

  The Company Bylaws do not restrict the transferability of the Company Common Stock.

NOTICE OF STOCKHOLDER PROPOSALS; NOMINATIONS OF DIRECTORS

  The First State Bancorp Bylaws do not require advance notice for the introduction by stockholders of business to be transacted at stockholder meetings.

  The Company Bylaws provide that any stockholder who intends to bring a matter before the annual meeting of stockholders must deliver written notice of such stockholder's intent to the Secretary of the Company. Such notice must be received by the Secretary not later than 120 days prior to the day corresponding to the date on which the Company released its proxy statement in connection with the previous years annual meeting. Such written notice must set forth (i) a brief description of the proposal and the reasons for it, (ii) the name and address of the stockholder, (iii) the class and number of shares of capital stock of the Company beneficially owned by the stockholder, (iv) any arrangement between such stockholder and any other person in connection with the proposal and any material interest of the stockholder in the proposed business described in the notice, (v) a representation that such stockholder will appear in person or proxy at the annual meeting and (vi) if such business is a nomination for director, each nomination sought to be made, together with a description of the qualifications and business or professional experience of each proposed nominee and disclosing the information about him or her that is required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

             PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements assume a business combination between the Company and First State Bancorp (in the form of a merger) accounted for on a pooling of interests basis. The pro forma combined balance sheets combine the Company's June 30, 1998, and December 31, 1997, consolidated balance sheets with First State Bancorp's June 30, 1998, and December 31, 1997, consolidated balance sheets, respectively, giving effect to the merger as if such transaction had occurred as of such dates. The pro forma combined statements of income combine the Company's historical consolidated statements of income for the unaudited six month periods ended June 30, 1998 and 1997, and the three fiscal years ended December 31, 1997, 1996 and 1995, with the corresponding historical consolidated statements of income of First State Bancorp for such periods, giving effect to the merger as if such transaction had happened at the beginning of the respective periods.

  The unaudited historical consolidated financial statement data of the Company as of June 30, 1998, and for the six month periods ended June 30, 1998 and 1997, and the unaudited historical consolidated financial statement data of First State Bancorp as of June 30, 1998, and for the six month periods ended June 30, 1998 and 1997, have been prepared on the same basis as the historical information derived from audited financial statements, and, in the opinion of their respective managements, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operation for such periods.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position of the combined entity that would have been achieved had the merger been consummated at the dates presented, nor is it necessarily indicative of the combined entity's future operating results or financial position. The unaudited pro forma combined financial statements do not incorporate any benefits from cost savings or synergies of operations of the combined entity that may occur. The Company and First State Bancorp anticipate incurring direct transaction costs and integration costs related to the merger. Such anticipated costs are not reflected in the pro forma information.

  The pro forma combined financial statements are based on the historical consolidated financial statements of the Company and First State Bancorp and the notes thereto, and should be read in conjunction with the financial statements of the Company and First State Bancorp included elsewhere in this document and incorporated by reference herein.

                          GOLD BANC CORPORATION, INC.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                          GOLD BANC
                             GOLD BANC                                CORPORATION, INC.
                         CORPORATION, INC.  FIRST STATE               AND SUBSIDIARIES
                         AND SUBSIDIARIES  BANCORP, INC. ADJUSTMENTS      PRO FORMA
                         ----------------- ------------- -----------  -----------------
ASSETS
  Cash and cash
   equivalents..........     $ 28,056        $  4,276                     $ 32,332
  Available-for-sale
   securities...........      117,186          38,339                      155,525
  Other securities......       10,683           3,769                       14,452
  Loans, net............      387,034          59,636                      446,670
  Other assets..........       42,722           5,385                       48,107
                             --------        --------                     --------
                             $585,681        $111,405                     $697,086
                             ========        ========                     ========
LIABILITIES
  Deposits..............     $465,295        $ 93,072                     $558,367
  Other liabilities.....       70,351           7,726                       78,077
                             --------        --------                     --------
    Total Liabilities...      535,646         100,798                      636,444
                             --------        --------                     --------
EQUITY CAPITAL
  Common stock..........       10,704             920         867 (1)       12,491
  Additional paid-in
   capital..............       22,610           1,499        (867)(2)       23,216
                                                              (26)(3)
  Undivided profits.....       16,745           8,015                       24,760
  Treasury stock........                          (26)         26 (3)          --
  Accumulated other
   comprehensive income.          212             199                          411
  Unearned compensation.         (236)                                        (236)
                             --------        --------       -----         --------
                               50,035          10,607                       60,642
                             --------        --------       -----         --------
                             $585,681        $111,405       $ --          $697,086
                             ========        ========       =====         ========

--------
(1) Adjustment to common stock to account for merger computed as follows:

      Number of shares of First State Bancorp shares outstanding
       prior to merger..............................................       91
      Exchange ratio of Gold Banc Corporation for First State
       Bancorp......................................................  19.6082
                                                                     --------
      Gold Banc Corporation shares to be issued ($1 par value)......    1,787
      Gold Banc Corporation shares outstanding prior to merger ($1
       par value)...................................................   10,704
                                                                     --------
      Pro forma common stock........................................ $ 12,491
                                                                     ========
(2) Adjustment to additional paid-in capital to account for merger computed as follows:

      Historical capital:
        Gold Banc Corporation common stock.......................... $ 10,704
        First State Bancorp common stock............................      920
        Gold Banc Corporation additional paid-in capital............   22,610
        First State Bancorp additional paid-in capital..............    1,499
        First State Bancorp treasury stock..........................      (26)
                                                                     --------
          Total historical capital..................................   35,707
      Less: Pro forma common stock..................................  (12,491)
                                                                     --------
      Pro forma additional paid-in capital.......................... $ 23,216
                                                                     ========

(3) Adjustment to eliminate First State Bancorp treasury stock.

                          GOLD BANC CORPORATION, INC.

                PRO FORMA COMBINED INCOME STATEMENTS (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  GOLD BANC
                                  GOLD BANC                   CORPORATION, INC.
                              CORPORATION, INC.  FIRST STATE  AND SUBSIDIARIES
                              AND SUBSIDIARIES  BANCORP, INC.     PRO FORMA
                              ----------------- ------------- -----------------
Interest income
  Loans, including fees......      $17,442         $2,849          $20,291
  Investment securities......        3,571          1,150            4,721
  Other interest income......          454             73              527
                                   -------         ------          -------
    Total interest income....       21,467          4,072           25,539
                                   -------         ------          -------
Interest expense
  Deposits...................        9,925          1,948           11,873
  Borrowings and other.......        1,962             79            2,041
                                   -------         ------          -------
    Total interest expense...       11,887          2,027           13,914
                                   -------         ------          -------
Net interest income..........        9,580          2,045           11,625
Provision for loan losses....          594            160              754
                                   -------         ------          -------
Net interest income after
 provision for loan losses...        8,986          1,885           10,871
                                   -------         ------          -------
Noninterest income
  Service charges on
   deposits..................          664            172              836
  Investment trading fees &
   commissions...............        1,409                           1,409
  Net gains on sale of
   mortgage loans............          519                             519
  All other noninterest
   income....................          407            225              632
                                   -------         ------          -------
    Total noninterest income.        2,999            397            3,396
                                   -------         ------          -------
Noninterest expense
  Salaries and employee
   benefits..................        4,507            595            5,102
  Net occupancy expense......        1,176             87            1,263
  Other noninterest expense..        2,553            652            3,205
                                   -------         ------          -------
    Total noninterest
     expense.................        8,236          1,334            9,570
                                   -------         ------          -------
Income before income taxes...        3,749            948            4,697
Provision for income taxes...        1,234            286            1,520
                                   -------         ------          -------
Net income...................      $ 2,515         $  662          $ 3,177
                                   =======         ======          =======
Basic earnings per share.....      $  0.24         $ 7.26          $  0.26
                                   =======         ======          =======
Diluted earnings per share...      $  0.24         $ 7.26          $  0.26
                                   =======         ======          =======

                          GOLD BANC CORPORATION, INC.

                PRO FORMA COMBINED INCOME STATEMENTS (UNAUDITED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  GOLD BANC
                                  GOLD BANC                   CORPORATION, INC.
                              CORPORATION, INC.  FIRST STATE  AND SUBSIDIARIES
                              AND SUBSIDIARIES  BANCORP, INC.     PRO FORMA
                              ----------------- ------------- -----------------
Interest income
  Loans, including fees......      $11,462         $2,485          $13,947
  Investment securities......        2,826          1,093            3,919
  Other interest income......          244             49              293
                                   -------         ------          -------
    Total interest income....       14,532          3,627           18,159
                                   -------         ------          -------
Interest expense
  Deposits...................        6,877          1,714            8,591
  Borrowings and other.......          660             57              717
                                   -------         ------          -------
    Total interest expense...        7,537          1,771            9,308
                                   -------         ------          -------
Net interest income..........        6,995          1,856            8,851
Provision for loan losses....          255             60              315
                                   -------         ------          -------
Net interest income after
 provision for loan losses...        6,740          1,796            8,536
                                   -------         ------          -------
Noninterest income
  Service charges on
   deposits..................          490            172              662
  Net gains on sale of
   mortgage loans............          289                             289
  All other noninterest
   income....................          386            197              583
                                   -------         ------          -------
    Total noninterest income.        1,165            369            1,534
                                   -------         ------          -------
Noninterest expense
  Salaries and employee
   benefits..................        2,841            521            3,362
  Net occupancy expense......          934             99            1,033
  Other noninterest expense..        1,462            581            2,043
                                   -------         ------          -------
    Total noninterest
     expense.................        5,237          1,201            6,438
                                   -------         ------          -------
Income before income taxes...        2,668            964            3,632
Provision for income taxes...          896            300            1,196
                                   -------         ------          -------
Net income...................      $ 1,772         $  664          $ 2,436
                                   =======         ======          =======
Basic earnings per share.....      $  0.19         $ 7.29          $  0.21
                                   =======         ======          =======
Diluted earnings per share...      $  0.19         $ 7.29          $  0.21
                                   =======         ======          =======

                          GOLD BANC CORPORATION, INC.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                          GOLD BANC
                             GOLD BANC                                CORPORATION, INC.
                         CORPORATION, INC.  FIRST STATE               AND SUBSIDIARIES
                         AND SUBSIDIARIES  BANCORP, INC. ADJUSTMENTS      PRO FORMA
                         ----------------- ------------- -----------  -----------------
ASSETS
  Cash and cash
   equivalents..........     $ 41,111        $  4,747                     $ 45,858
  Available-for-sale
   securities...........      100,500          36,671                      137,171
  Other securities......        3,937           3,657                        7,594
  Loans, net............      340,630          56,100                      396,730
  Other assets..........       28,419           5,122                       33,541
                             --------        --------                     --------
                             $514,597        $106,297                     $620,894
                             ========        ========                     ========
LIABILITIES
  Deposits..............     $419,139        $  1,561                     $510,700
  Other liabilities.....       53,725           4,563                       58,288
                             --------        --------                     --------
    Total Liabilities...      472,864          96,124                      568,988
                             --------        --------                     --------
EQUITY CAPITAL
  Common stock..........       10,133             920         864 (1)       11,917
  Additional paid-in
   capital..............       17,199           1,489        (864)(2)       17,794
                                                              (30)(3)
  Undivided profits.....       14,605           7,535                       22,140
  Treasury Stock........                          (30)         30 (3)          --
  Accumulated other
   comprehensive income.           32             259                          291
  Unearned compensation.         (236)                                        (236)
                             --------        --------       -----         --------
                               41,733          10,173         --            51,906
                             --------        --------       -----         --------
                             $514,597        $106,297       $ --          $620,894
                             ========        ========       =====         ========

--------
(1) Adjustment to common stock to account for merger computed as follows:

      Number of shares of First State Bancorp shares outstanding prior
       to merger......................................................       91
      Exchange ratio of Gold Banc Corporation for First State Bancorp.  19.6082
                                                                        -------
      Gold Banc Corporation shares to be issued ($1 par value)........    1,784
      Gold Banc Corporation shares outstanding prior to merger ($1 par
       value).........................................................   10,133
                                                                        -------
      Pro forma common stock..........................................  $11,917
                                                                        =======

(2) Adjustment to additional paid-in capital to account for merger computed as follows:

      Historical capital:
        Gold Banc Corporation common stock............................ $ 10,133
        First State Bancorp common stock..............................      920
        Gold Banc Corporation additional paid-in capital..............   17,199
        First State Bancorp additional paid-in capital................    1,489
        First State Bancorp treasury stock............................      (30)
                                                                       --------
          Total historical capital....................................   29,711
      Less: Pro forma common stock....................................  (11,917)
                                                                       --------
      Pro forma additional paid-in capital............................ $ 17,794
                                                                       ========

(3) Adjustment to eliminate First State Bancorp treasury stock.

                          GOLD BANC CORPORATION, INC.

                PRO FORMA COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  GOLD BANC
                                  GOLD BANC                   CORPORATION, INC.
                              CORPORATION, INC.  FIRST STATE  AND SUBSIDIARIES
                              AND SUBSIDIARIES  BANCORP, INC.     PRO FORMA
                              ----------------- ------------- -----------------
Interest income
  Loans, including fees......      $25,871         $5,174          $31,045
  Investment securities......        5,408          2,215            7,623
  Other interest income......          669             88              757
                                   -------         ------          -------
    Total interest income....       31,948          7,477           39,425
                                   -------         ------          -------
Interest expense
  Deposits...................       15,160          3,543           18,703
  Borrowings and other.......        1,532            139            1,671
                                   -------         ------          -------
    Total interest expense...       16,692          3,682           20,374
                                   -------         ------          -------
Net interest income..........       15,256          3,795           19,051
Provision for loan losses....          865            120              985
                                   -------         ------          -------
Net interest income after
 provision for loan losses...       14,391          3,675           18,066
                                   -------         ------          -------
Noninterest income
  Service charges on
   deposits..................        1,060            349            1,409
  Net gains on sale of
   mortgage loans............          679                             679
  All other noninterest
   income....................        1,037            399            1,436
                                   -------         ------          -------
    Total noninterest income.        2,776            748            3,524
                                   -------         ------          -------
Noninterest expense
  Salaries and employee
   benefits..................        6,244          1,147            7,391
  Net occupancy expense......        1,931            212            2,143
  Other noninterest expense..        3,373          1,262            4,635
                                   -------         ------          -------
    Total noninterest
     expense.................       11,548          2,621           14,169
                                   -------         ------          -------
Income before income taxes...        5,619          1,802            7,421
Provision for income taxes...        1,888            544            2,432
                                   -------         ------          -------
Net income...................      $ 3,731         $1,258          $ 4,989
                                   =======         ======          =======
Basic earnings per share.....         0.39         $13.83          $  0.43
                                   =======         ======          =======
Diluted earnings per share...      $  0.38         $13.83          $  0.43
                                   =======         ======          =======

                          GOLD BANC CORPORATION, INC.

                PRO FORMA COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  GOLD BANC
                                  GOLD BANC                   CORPORATION, INC.
                              CORPORATION, INC.  FIRST STATE  AND SUBSIDIARIES
                              AND SUBSIDIARIES  BANCORP, INC.     PRO FORMA
                              ----------------- ------------- -----------------
Interest income
  Loans, including fees......      $19,796         $4,853          $24,649
  Investment securities......        6,134          1,738            7,872
  Other interest income......          469             89              558
                                   -------         ------          -------
    Total interest income....       26,399          6,680           33,079
                                   -------         ------          -------
Interest expense
  Deposits...................       13,340          3,197           16,537
  Borrowings and other.......        1,725            137            1,862
                                   -------         ------          -------
    Total interest expense...       15,065          3,334           18,399
                                   -------         ------          -------
Net interest income..........       11,334          3,346           14,680
Provision (credit) for loan
 losses......................          (25)           118               93
                                   -------         ------          -------
Net interest income after
 provision for loan losses...       11,359          3,228           14,587
                                   -------         ------          -------
Noninterest income
  Service charges on
   deposits..................        1,033            308            1,341
  Net gains on sale of
   mortgage loans............        1,128                           1,128
  All other noninterest
   income....................          691            302              993
                                   -------         ------          -------
    Total noninterest income.        2,852            610            3,462
                                   -------         ------          -------
Noninterest expense
  Salaries and employee
   benefits..................        6,063          1,082            7,145
  Net occupancy expense......        1,675            178            1,853
  Other noninterest expense..        3,329          1,093            4,422
                                   -------         ------          -------
    Total noninterest
     expense.................       11,067          2,353           13,420
                                   -------         ------          -------
Income before income taxes...        3,144          1,485            4,629
Provision for income taxes...        1,066            435            1,501
                                   -------         ------          -------
Net income...................      $ 2,078         $1,050          $ 3,128
                                   =======         ======          =======
Basic earnings per share.....      $  0.38         $11.54          $  0.43
                                   =======         ======          =======
Diluted earnings per share...      $  0.38         $11.54          $  0.43
                                   =======         ======          =======

                          GOLD BANC CORPORATION, INC.

                PRO FORMA COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  GOLD BANC
                                  GOLD BANC                   CORPORATION, INC.
                              CORPORATION, INC.  FIRST STATE  AND SUBSIDIARIES
                              AND SUBSIDIARIES  BANCORP, INC.     PRO FORMA
                              ----------------- ------------- -----------------
Interest income
  Loans, including fees......      $17,254         $4,613          $21,867
  Investment securities......        5,992          1,582            7,574
  Other interest income......          195             92              287
                                   -------         ------          -------
    Total interest income....       23,441          6,287           29,728
                                   -------         ------          -------
Interest expense
  Deposits...................       11,257          3,064           14,321
  Borrowings and other.......        1,637            182            1,819
                                   -------         ------          -------
    Total interest expense...       12,894          3,246           16,140
                                   -------         ------          -------
Net interest income..........       10,547          3,041           13,588
Provision for loan losses....        1,334             60            1,394
                                   -------         ------          -------
Net interest income after
 provision for loan losses...        9,213          2,981           12,194
                                   -------         ------          -------
Noninterest income
  Service charges on
   deposits..................          999            234            1,233
  Net gains on sale of
   mortgage loans............        1,058                           1,058
  All other noninterest
   income....................          258            262              520
                                   -------         ------          -------
    Total noninterest income.        2,315            496            2,811
                                   -------         ------          -------
Noninterest expense
  Salaries and employee
   benefits..................        5,339          1,030            6,369
  Net occupancy expense......        1,444            157            1,601
  Other noninterest expense..        3,007          1,103            4,110
                                   -------         ------          -------
    Total noninterest
     expense.................        9,790          2,290           12,080
                                   -------         ------          -------
Income before income taxes...        1,738          1,187            2,925
Provision for income taxes...          520            300              820
                                   -------         ------          -------
Net income...................      $ 1,218         $  887          $ 2,105
                                   =======         ======          =======
Basic earnings per share.....      $  0.24         $ 9.25          $  0.30
                                   =======         ======          =======
Diluted earnings per share...      $  0.24         $ 9.25          $  0.30
                                   =======         ======          =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST STATE BANCORP

  The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements of First State Bancorp and the related notes. As used in the following discussion, the term "First State Bancorp" refers to First State Bancorp, Inc. and its subsidiary on a consolidated basis; and the term "Bank" refers to The First State Bank and Trust Company.

                             RESULTS OF OPERATIONS

GENERAL

  First State Bancorp's net earnings for 1997 increased $208,000, or 19.8%, as compared to 1996, primarily as a result of increases in net interest income and noninterest income of $450,000 and $137,000, respectively, which was partially offset by increases in the provision for income taxes and noninterest expense of $109,000 and $267,000, respectively. Net earnings for 1996 increased $164,000, or 18.5%, as compared to 1995, primarily as a result of increases in net interest income and noninterest income of $305,000 and $115,000, respectively, which was partially offset by increases in the provision for income taxes and noninterest expense of $135,000 and $64,000, respectively. Net earnings for the six months ended June 30, 1998 decreased $2,000, or 0.3%, as compared to the same period in 1997, primarily as a result of increases in the provision for loan losses of $100,000 and noninterest expense of $133,000, offset by increases in net interest income and noninterest income of $188,000 and $29,000, respectively.

NET INTEREST INCOME

  Net interest income, the primary source of earnings for First State Bancorp, is the difference between interest income earned on loans and other earning assets and interest paid on deposits and other interest bearing liabilities. Earning assets include loans, investment securities and federal funds sold. Interest bearing liabilities include interest-bearing deposits (NOW accounts, MMDA, savings, and others), time deposits, federal funds purchased, Federal Home Loan Bank advances and a note payable.

  The following table sets forth First State Bancorp's average balance of assets, liabilities and stockholders' equity as well as the amount of interest income or interest expense and the average rate for each category of interest earning assets and interest bearing liabilities. Included in the average balances are non-accruing loans. Loan fees are included in interest income. Average balances are computed on a daily basis.

                                           YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                         1997                    1996
                               ------------------------ -----------------------
                                                AVERAGE                 AVERAGE
                                                 RATE                    RATE
                               AVERAGE  INCOME/ EARNED/ AVERAGE INCOME/ EARNED/
                               BALANCE  EXPENSE  PAID   BALANCE EXPENSE  PAID
                               -------- ------- ------- ------- ------- -------
                                            (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans, net (1).............. $ 56,848 $5,174   9.10%  $54,410 $4,853   8.92%
  Investment securities--
   taxable....................   25,886  1,736   6.71    18,100  1,188   6.56
  Investment securities--
   nontaxable.................    9,455    487   5.15    10,949    556   5.08
  Federal funds sold..........    1,030     60   5.83     1,203     64   5.32
  Interest-bearing deposits in
   other financial
   institutions & other.......      327     21   6.42       299     19   6.35
                               -------- ------   ----   ------- ------   ----
    Total interest-earning
     assets...................   93,546  7,478   7.99    84,961  6,680   7.86
                                        ------   ----           ------   ----
Noninterest-earning assets....    8,199                   7,970
                               --------                 -------
    Total assets.............. $101,745                 $92,931
                               ========                 =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities
  Savings deposits and
   interest-bearing checking.. $ 31,990 $  820   2.56%  $28,635 $  704   2.46%
  Time deposits...............   49,674  2,723   5.48    46,404  2,494   5.37
  Federal funds purchased.....      667     37   5.55       232     14   6.03
  Borrowed funds..............    1,241    103   8.30     1,381    123   8.90
                               -------- ------   ----   ------- ------   ----
    Total interest-bearing
     liabilities..............   83,572  3,683   4.41    76,652  3,335   4.35
                                        ------   ----           ------   ----
Noninterest-bearing
 liabilities..................    8,560                   7,622
Stockholders' equity..........    9,613                   8,657
                               --------                 -------
    Total liabilities and
     stockholders' equity..... $101,745                 $92,931
                               ========                 =======
Net interest income (2).......          $3,795                  $3,345
                                        ======                  ======
Interest rate spread..........                   3.58%                   3.51%
                                                 ====                    ====
Net yield on interest-earning
 assets (3)...................                   4.06%                   3.94%
                                                 ====                    ====

--------
(1) Non-accruing loans are included in the computation of average balances.
(2) First State Bancorp includes loan fees in interest income. Such fees totaled $128,800 and $101,276 in 1997 and 1996, respectively.
(3) The net yield on interest-earning assets is the net interest income divided by average interest-earning assets.

  The effect of changes in average balance and rate from the corresponding prior period on interest income, interest expense and net interest income for the year ended December 31, 1997 is set forth below. The effect of a change in average balance has been determined by applying the average rate for the earlier period to the change in the average balance for the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance for the earlier period to the change in the average rate for the later period, as compared with the earlier period. The variances attributable to simultaneous balance and rate changes have been allocated in proportion to the relationship of the dollar amount of change in each category.

                                                            YEAR ENDED DECEMBER
                                                             31, 1997 COMPARED
                                                                  TO 1996
                                                            --------------------
                                                                          TOTAL
                                                            VOLUME RATE  CHANGES
                                                            ------ ----  -------
                                                                (DOLLARS IN
                                                                THOUSANDS)
      Interest income:
        Loans (1)..........................................  $222  $99    $321
        Investment securities--taxable.....................   518   30     548
        Investment securities--nontaxable..................   (77)   8     (69)
        Federal funds sold.................................   (10)   6      (4)
        Interest bearing deposits in other financial
         institutions......................................     1    1       2
                                                             ----  ---    ----
          Total interest income............................   654  144     798
                                                             ----  ---    ----
      Interest expense:
        Savings deposits and interest-bearing checking.....    86   30     116
        Time deposits......................................   179   50     229
        Federal funds purchased............................    24   (1)     23
        Borrowed funds (FHLB advances and note payable)....   (25)   5     (20)
                                                             ----  ---    ----
          Total interest expense...........................   264   84     348
                                                             ----  ---    ----
      Increase in net interest income......................  $390  $60    $450
                                                             ====  ===    ====

--------
(1) First State Bancorp includes loan fees in interest income. Such fees totaled $128,800 and $101,276 for 1997 and 1996, respectively.

  Interest Income. Total interest income increased $798,000, or 11.9%, in 1997 compared to 1996. Contributing to this increase was a $321,000, or 6.6% increase in interest income from loans and a $477,000, or 26.1% increase in interest income from investment securities and other interest earning assets. These increases are primarily attributable to higher average balances as a result of loan growth and purchases of investment securities.

  Total interest income increased $393,000, or 6.3%, in 1996 compared to 1995. Contributing to this increase was a $241,000, or 5.2% increase in interest income from loans and a $153,000, or 9.1% increase in interest income on investment securities and other interest earning assets. These increases are primarily attributable to higher average balances as a result of loan growth and purchases of investment securities as well as a slight increase in interest rates.

  Total interest income increased $445,000, or 12.3%, for the first six months of 1998 compared to the same period of 1997. Contributing to this increase was a $364,000, or 14.6% increase in interest income on loans and an $81,000, or 7.1% increase in interest income on investment securities and other interest earning assets. These increases are primarily the result of higher average balances due to loan growth and purchases of investment securities.

  Interest Expense. Total interest expense increased by $348,000, or 10.4%, in 1997 compared to 1996. This increase is primarily attributable to a $345,000, or 10.8% increase in interest expense on deposits paid by the

Bank. Interest expense increased primarily due to higher average balances in interest bearing deposits. As a result of these changes and the changes in interest income in 1997, net interest margin increased $450,000, or 13.4%, in 1997 compared to 1996.

  Total interest expense increased by $88,000, or 2.7%, in 1996 compared to 1995. This increase is primarily due to a $134,000, or 4.4% increase in interest expense on deposits paid by the Bank which was partially offset by a $45,000, or 24.8% decrease in interest expense on other borrowings. The increase in interest expense on deposits occurred primarily due to higher average balances in interest bearing deposits. The decrease in interest expense on other borrowings decreased primarily due to lower average balances in federal funds purchased, Federal Home Loan Bank advances and the note payable. As a result of these changes and the changes in interest income in 1996, net interest margin increased $305,000, or 10.0%, in 1996 compared to 1995.

  Total interest expense increased by $256,000, or 14.5%, for the first six months of 1998 compared with the same period in 1997. This increase is primarily attributable to a $235,000, or 13.7% increase in interest expense on deposits paid by the Bank. Interest expense increased primarily due to higher average balances in interest bearing deposits. As a result of the changes described above and the changes in interest income for the first six months of 1998, net interest margin increased $188,000, or 10.1% for the first six months of 1998.

PROVISION FOR LOAN LOSSES

  The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings, in order to maintain the allowance for loan losses at a level which is considered adequate, in relation to the estimated risk inherent in the loan portfolio. See "--Financial Condition--Allowance for Loan Losses." The provision for loan losses was $120,000 in 1997 compared to $118,000 in 1996, and $160,000 for the first six months of 1998 compared to $60,000 for the same period in 1997. Actual net loan charge-offs for 1997, 1996 and the first six months of 1998 were $62,000, $63,000 and $85,000, respectively, or 0.11%, 0.12% and 0.27%
(annualized) of average total loans. The provision for loan losses for the three months ended June 30, 1998 was $130,000 compared to $30,000 for the three months ended June 30, 1997. This increase was due to the results of a regular periodic examination of the Bank by the Federal Deposit Insurance Corporation ("FDIC") in May 1998 which concluded that the Bank's loan loss reserve was underfunded by at least $100,000. Most of the loans to which the additional provision was attributed were already classified, but the FDIC classified such loans more severely.

  The following table presents an analysis of the First State Bancorp's loss experience for the periods indicated.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                  PERIOD ENDED  --------------
                                                  JUNE 30, 1998  1997    1996
                                                  ------------- ------  ------
                                                    (DOLLARS IN THOUSANDS)
      Balance at beginning of period.............     $645      $  587  $  532
      Loans charged-off:
        Real estate loans--construction..........      --            3     --
        Real estate loans--mortgage..............        5           6      30
        Installment loans........................       15          47      19
        Commercial loans and other...............       65           7      16
                                                      ----      ------  ------
          Total charge-offs......................       85          63      65
                                                      ----      ------  ------
      Recoveries
        Real estate loans--construction..........      --          --      --
        Real estate loans--mortgage..............      --          --      --
        Installment loans........................      --            1       2
        Commercial loans and other...............      --          --      --
                                                      ----      ------  ------
          Total recoveries.......................      --            1       2
                                                      ----      ------  ------
      Net charge-offs............................       85          62      63
      Provision for loan losses..................      160         120     118
                                                      ----      ------  ------
      Balance at end of period...................     $720      $  645  $  587
                                                      ====      ======  ======
      Ratio of net charge-offs during the period
       to average loans outstanding during the
       period....................................      0.1%        0.1%    0.1%

  The following table presents a breakdown of the allowance for loan losses for the periods indicated.

                                                      DECEMBER 31,
                                          -------------------------------------
                                                 1997               1996
                                          ------------------ ------------------
                                                 PERCENT OF         PERCENT OF
                                                 TOTAL LOANS        TOTAL LOANS
                                                   IN EACH            IN EACH
                                          AMOUNT  CATEGORY   AMOUNT  CATEGORY
                                          ------ ----------- ------ -----------
                                                 (DOLLARS IN THOUSANDS)
      Real estate loans--construction....  $--         5%     $--         5%
      Real estate loans--mortgage........   319       60       341       61
      Installment loans..................   127       21        58       22
      Commercial loans and other.........   199       14       188       12
                                           ----      ---      ----      ---
                                           $645      100%     $587      100%
                                           ====      ===      ====      ===

NONINTEREST INCOME

  Noninterest income increased $137,000, or 22.4%, in 1997 compared to 1996. This increase is primarily attributable to (i) an increase in income from fiduciary activities of $58,000 which resulted from growth in market value of assets held in trust accounts at the Bank along with a slight increase in the Trust Department's fee structure and (ii) an increase in service charges on deposit accounts of $41,000 due to growth in deposits.

  Noninterest income increased $115,000, or 23.3%, in 1996 compared to 1995. This increase is primarily attributable to (i) an increase in income from fiduciary activities of $39,000 due to growth in trust assets and (ii) an increase in service charges on deposit accounts of $74,000 due to growth in deposits.

  Noninterest income increased by $29,000, or 8.0%, for the first six months of 1998 compared to the same period of 1997. This increase is primarily attributable to an increase in income from fiduciary activities of $16,000.

NONINTEREST EXPENSE

  Noninterest expense increased $267,000, or 11.4%, in 1997 compared to 1996. This increase is primarily attributable to (i) an increase in employee expense of $64,000, (ii) an increase of $59,000 in equipment expense due to obtaining new computer hardware and software and maintenance contracts related to these purchases, (iii) an increase of $34,000 in occupancy expense due to branch remodeling and (iv) an increase of $25,000 in advertising expense.

  Noninterest expense increased $64,000, or 2.8%, in 1996 compared to 1995. This increase is primarily attributable to (i) an increase in employee expense of $52,000, (ii) an increase of $35,000 in equipment expense due to the addition of an automated teller machine and a voice response system, (iii) an increase of $15,000 in printing and supplies expense caused by a change in the Bank's logo, (iv) an increase of $10,000 in advertising expense, (v) an increase of $21,000 in occupancy expense and (vi) a $10,000 increase in legal and professional fees. These increases were offset by a $91,000 decrease in insurance expense due to a reduction in the Bank's FDIC assessment.

  Noninterest expense increased by $133,000, or 11.1%, for the first six months of 1998 compared with the same period of 1997 primarily due to (i) an increase of $74,000 in employee expense, (ii) an increase of $23,000 in depreciation on equipment, furniture and fixtures and (iii) an increase of $34,000 in legal and professional fees.

INCOME TAX EXPENSE

  First State Bancorp recognized income tax expense of $544,000, $435,000, $300,000, $286,000 and $300,000 for 1997, 1996, 1995, and the first six months of 1998 and 1997, respectively. The effective tax rates for these periods were 30.2%, 29.3%, 25.3%, 30.2% and 31.1%, respectively.

YEAR 2000 COMPLIANCE

  Rapid and accurate data processing is essential to the operation of First State Bancorp and the Bank. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency.

  First State Bancorp and the Bank are actively addressing the Year 2000 issue. The Bank has appointed a Year 2000 committee and approved a Year 2000 Plan, including a testing plan for applicable hardware and software. The Bank is currently finalizing a contingency plan. In addition, large borrowers and large depositors have been contacted regarding Year 2000 issues in their own companies, which could potentially indirectly affect First State Bancorp and the Bank.

  All of the material data processing of First State Bancorp and the Bank is currently provided by a third party service bureau. Although currently not Year 2000 compliant, the service bureau has advised the Bank that it will be compliant prior to any interruption in service. First State Bancorp does not, however, anticipate that First State Bancorp or the Bank will utilize its existing service bureau when the Year 2000 occurs because the Company intends to convert First State Bancorp's and the Bank's data processing to the Company's data processing system following the consummation of the Merger.

                              FINANCIAL CONDITION

  Following are key financial and operating ratios for First State Bancorp for all periods reported:

                                                      SIX MONTHS    YEAR ENDED
                                                     ENDED JUNE 30 DECEMBER 31,
                                                     ------------- -------------
                                                      1998   1997   1997   1996
                                                     ------ ------ ------ ------
      Return on average assets......................  1.22%  1.35%  1.25%  1.14%
      Return on average equity...................... 12.74% 14.19% 13.09% 12.13%
      Average equity to average assets..............  9.55%  9.51%  9.57%  9.42%
      Dividend payout ratio......................... 27.55% 13.72% 18.08%  6.50%

LOAN PORTFOLIO ANALYSIS

  Total net loans (after allowance for loan losses), including student loans held for sale, on December 31, 1997 increased $5,198,000, or 9.6%, compared to December 31, 1996, $1,163,000, or 2.2%, on December 31, 1996 compared to
December 31, 1995, and $6,065,000, or 10.9%, on June 30, 1998 compared to June 30, 1997.

  The following table presents the amount of loans outstanding at the dates indicated, according to loan category:

                                         DECEMBER 31, 1997   DECEMBER 31, 1996
                                        ------------------- -------------------
                                                   % OF                % OF
                                        BALANCE TOTAL LOANS BALANCE TOTAL LOANS
                                        ------- ----------- ------- -----------
                                                (DOLLARS IN THOUSANDS)
      Real estate--construction........ $ 2,803       5%    $ 2,591       5%
      Real estate--mortgage............  36,435      60      33,370      61
      Installment......................  12,602      21      12,355      22
      Commercial and other.............   8,405      14       6,673      12
                                        -------     ---     -------     ---
                                        $60,245     100%    $54,989     100%
                                        =======     ===     =======     ===

  Real estate construction loans consist primarily of residential and commercial construction loans for properties located in Pittsburg, Kansas and surrounding communities. These loans aggregated approximately $3,986,000 and $2,313,000 at June 30, 1998 and 1997, respectively. The increase in this category of loans in 1998 is the result of continued market growth. First State Bancorp has experienced very few charge-offs related to this category of loans during the past two years.

  Real estate mortgage loans, including 1-4 family, multi-family and commercial real estate loans, are collateralized by properties that are principally located in Pittsburg, Kansas and surrounding communities. These loans aggregated approximately $40,241,000 and $35,096,000 at June 30, 1998 and 1997, respectively. First State Bancorp has experienced relatively few charge-offs related to this category of loans during the past two years.

  Commercial and industrial loans are comprised primarily of loans to customers in the Pittsburg, Kansas trade area and are diversified from an industry and customer standpoint, which helps to minimize risk. Consistent with management's emphasis on relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. Management believes the inherent risks of commercial and industrial loans to be relatively low, given the diversity of the portfolio and collateral margins.

  The consumer loan portfolio (including student loans held for sale) consists of both secured and unsecured loans to individuals for various personal reasons such as automobile and mobile home financing, home improvements, education and recreational purposes. Management believes the inherent risks associated with these loans to be relatively low and that net charge-offs on these loans will continue to be below industry averages, due to sufficient collateral margins and the diversity of the portfolio.

  The following table presents the maturities of certain loan categories at December 31, 1997.

                                         ONE YEAR   ONE TO      OVER
                                         OR LESS  FIVE YEARS FIVE YEARS  TOTAL
                                         -------- ---------- ---------- -------
                                                 (DOLLARS IN THOUSANDS)
      Real estate--construction......... $ 2,803   $   --      $  --    $ 2,803
      Real estate--mortgage.............  13,420    20,260      2,755    36,435
      Installment.......................   2,789     7,349      2,460    12,598
      Commercial and other..............   5,449     2,142        818     8,409
                                         -------   -------     ------   -------
                                         $24,461   $29,751     $6,033   $60,245
                                         =======   =======     ======   =======

  The table below presents the interest rate sensitivity at December 31, 1997, on loans due after one year in the following categories.

                                                              FIXED   ADJUSTABLE
                                                             INTEREST  INTEREST
                                                              RATES     RATES
                                                             -------- ----------
                                                               (IN THOUSANDS)
      Real estate--construction............................. $   --     $  --
      Real estate--mortgage.................................  22,128       887
      Installment...........................................   6,014     3,795
      Commercial and other..................................     566     2,394
                                                             -------    ------
        Total............................................... $28,708    $7,076
                                                             =======    ======

  First State Bancorp's loan portfolio is varied, although most of the loans in First State Bancorp's portfolio have been made to borrowers in the Pittsburg, Kansas area.

ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

  Management has established an allowance for loan losses which reduces the total loans outstanding by an estimate of potential loan losses, plus an excess margin for potential future uncertainties. Loans deemed uncollectable are charged against and reduce the allowance. Provisions for loan losses are expensed against current income. The provision replenishes the allowance for loan losses and maintains the allowance at acceptable levels based upon the judgment of management. The allowance for loan losses is based upon current economic conditions, risks in the loan portfolio, historical loan loss experience and other factors, which, in management's opinion, deserve current recognition. See "--Results of Operations--Provision for Loan Losses."

RISKS ELEMENTS OF LOAN PORTFOLIO

  Management reviews the First State Bancorp's loan portfolio continuously for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet contractual requirements of loan agreements. Such loans are placed under close supervision, with consideration given to placing the loan on a nonaccrual status. Management then determines the need for additions to the allowance for loan loss or, if appropriate, partial or full charge-off. Those loans on which management does not expect to collect interest in the normal course of business are generally placed on nonaccrual status. After a loan is placed on nonaccrual status, interest income is recognized only on a cash basis so long as management is satisfied there is not impairment of the book value of the loan. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current, and in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

  The following table presents the amount of non-performing loans outstanding at the dates indicated by category:

                                             JUNE 30, DECEMBER 31, DECEMBER 31,
                                               1998       1997         1996
                                             -------- ------------ ------------
                                                   (DOLLARS IN THOUSANDS)
      Non-accrual loans.....................   $ 55       $100         $ 43
      Loans 90 days past due and still
       accruing.............................    350         88          229
      Restructured loans....................    197        201          235
                                               ----       ----         ----
        Total non-performing loans..........   $602       $389         $507
                                               ====       ====         ====

  Loans 90 days past due and still accruing increased to $350,000 at June 30, 1998 from $88,000 at December 31, 1997. This increase is attributable to two commercial lines of credit. One line of credit was refinanced at another financial institution subsequent to June 30, 1998. The other line of credit, which related to a real estate development project, was brought current subsequent to June 30, 1998. Loans that become 90 days or more delinquent are reviewed by management of the Bank and placed on nonaccrual status when, in management's opinion, the collectibility of the recorded amount is in doubt.

  The amount of interest income on the above-referenced loans accounted for in nonaccural status that would have been recorded was approximately $4,000 and $1,000 for the years ended December 31, 1997 and 1996, respectively. Interest income recognized on the above-referenced restructured loans was approximately $14,000 each year for 1997 and 1996. Interest income under the original terms of the loan would have approximately $19,000 each year for 1997 and 1996.

  The following table presents the book value of certain loans excluded from the previous table but classified by the Bank, as of December 31, 1997, as potential problem loans.

                                                                    BOOK VALUE
                                                                  --------------
                                                                  (IN THOUSANDS)
      Real estate--construction..................................     $  --
      Real estate--mortgage......................................        653
      Installment................................................         88
      Commercial and other.......................................        380
                                                                      ------
                                                                      $1,121
                                                                      ======

INVESTMENT SECURITIES PORTFOLIO ANALYSIS

  First State Bancorp invests a portion of its available funds in short-term and long-term instruments, including federal funds sold and investment securities. Investment securities include obligations of the U.S. Government or its agencies, obligations of state and political subdivisions and debt securities.

  Federal funds sold are used primarily for daily cash management purposes. First State Bancorp's investment securities portfolio is utilized to collateralize certain of the Bank's line of credit and public fiduciary deposits. It also provides liquidity through proceeds from scheduled maturities. The majority of First State Bancorp's investment securities carry fixed interest rates, and at December 31, 1997 and June 30, 1998, First State Bancorp's investment portfolio reflected a net unrealized gain of approximately $393,000 and $302,000, respectively.

  The following table presents First State Bancorp's investments in certain securities accounted for as available for sale ("AFS") on the dates indicated.

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
      U. S. Government, AFS.................................... $   --  $   497
      U. S. Agencies, AFS......................................  23,430  17,597
      Mortgage Backed Bonds, AFS...............................   3,803   1,599
      Municipal Securities, AFS................................   9,438   9,763
                                                                ------- -------
        Total Securities.......................................  36,671  29,456
        Federal Funds Sold.....................................     --    2,800
                                                                ------- -------
        Total Investments...................................... $36,671 $32,256
                                                                ======= =======

  The following table sets forth the amounts by book value and weighted average yields, as of December 31, 1997, of each category of investments listed in the preceding table maturing during certain time periods.

                                        AFTER ONE    AFTER FIVE
                                         YEAR BUT    YEARS BUT
                           WITHIN ONE  WITHIN FIVE   WITHIN TEN   AFTER TEN
                              YEAR        YEARS        YEARS        YEARS          TOTAL
                          ------------ ------------ ------------ ------------  -------------
                          AMOUNT YIELD AMOUNT YIELD AMOUNT YIELD AMOUNT YIELD  AMOUNT  YIELD
                          ------ ----- ------ ----- ------ ----- ------ -----  ------- -----
Available for sale:
 U.S. Agencies..........  $3,958 7.12% $9,833 6.47% $9,639 6.79% $  --   --    $23,430 6.72%
 Mortgaged backed bonds.      58 5.20%    993 6.56%  1,891 6.96%    861 6.89%    3,803 6.81%
 Municipal Securities
  (1)...................   1,075 7.24%  3,043 8.64%  3,711 8.20%  1,609 8.39%    9,438 8.25%
                                                                               ------- -----
                                                                               $36,671 7.12%
                                                                               ======= =====

--------
(1) Interest on certain municipal securities within the portfolio is not subject to federal tax. Yields have been calculated on a tax equivalent basis.

  On December 31, 1997, First State Bancorp had no investments in the debt securities of any issuer (excluding U.S. Government and U.S. Agencies and corporations) with a book value of more than 10% of First State Bancorp's stockholders' equity.

DEPOSITS

  The Bank's deposit base is its primary source of funds. The Bank offers a broad range of deposit products, including noninterest bearing demand deposits, NOW accounts, savings deposits, individual retirement accounts and certificates of deposit. Total deposits increased $8,431,000, or 10.1%, at December 31, 1997, compared to December 31, 1996; $4,933,000, or 6.3% at
December 31, 1996, compared to December 31, 1995; and $5,760,000, or 6.5% at June 30, 1998 compared to June 30, 1997.

  At December 31, 1997, 8.3% of total deposits were in noninterest bearing demand accounts, 35.7% in savings and interest bearing demand accounts and 56.0% in certificates of deposit.

  The following table presents the average balances of and the average rate paid on certain categories of deposits for the periods indicated.

                                   AVERAGE DEPOSIT BALANCES AND RATES
                           ---------------------------------------------------
                            YEAR ENDED DECEMBER 31,   YEAR ENDED DECEMBER 31,
                                     1997                      1996
                           ------------------------- -------------------------
                                              % OF                      % OF
                           AVERAGE  AVERAGE  TOTAL   AVERAGE  AVERAGE  TOTAL
                           BALANCES  RATE   DEPOSITS BALANCES  RATE   DEPOSITS
                           -------- ------- -------- -------- ------- --------
Noninterest-bearing
 demand................... $ 7,305    -- %      8%   $ 6,433    -- %      8%
Interest-bearing demand...  17,698   2.37      20     14,873   2.46      18
Savings...................  14,292   2.68      16     13,762   2.08      17
Time deposits.............  49,674   5.48      56     46,404   5.37      57
                           -------            ---    -------            ---
  Total................... $88,969            100%   $81,472            100%
                           =======            ===    =======            ===

  The following table presents the amount outstanding as of December 31, 1997, of certificates of deposit in excess of $100,000 and the maturities thereof.

                                                          (DOLLARS IN THOUSANDS)
                                                          ----------------------
      Maturity Period:
        Less than three months...........................         $  518
        Over three months through six months.............          3,762
        Over six months through twelve months............          1,380
        Over twelve months...............................          2,237
                                                                  ------
          Total CD's in excess of $100,000...............         $7,897
                                                                  ======

SHORT-TERM BORROWINGS

  Short-term borrowings consist of federal funds purchased. These amounted to $1,900,000 at December 31, 1997. First State Bancorp had no short-term borrowings at December 31, 1996. The average rate on short-term borrowings was 5.55% and 6.03% for 1997 and 1996, respectively. The maximum amounts of short-term borrowings outstanding at any month end during 1997 and 1996 were $2,700,000 and $3,200,000, respectively. Information regarding the levels of short-term borrowings for 1997 and 1996 are as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
                                                                   (DOLLARS
                                                                 IN THOUSANDS)
      Balance at end of period.................................. $1,900  $    0
      Maximum outstanding during the period at any month end.... $2,700  $3,200
      Average interest rate end of period.......................   6.00%   5.00%
      Average outstanding during period......................... $  667  $  232
      Average interest rate for the period......................   5.55%   6.03%

  The average amount outstanding was computed from daily averages and the average interest rates for the period were computed by dividing the respective interest expense by the average balance outstanding.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity risk is managed by First State Bancorp through the composition of its assets and liabilities in an effort to meet efficiently the borrowing needs and withdrawal requirements of its customers. Cash and cash equivalents include cash, due from banks and federal funds sold. The primary sources of First State Bancorp's liquidity are cash and cash equivalents and investment securities with short term maturities. First State Bancorp believes its process of asset/liability management allows adequate reaction time for trends in the marketplace as they occur, minimizing the negative impact of such trends on the net interest margin.

  As of June 30, 1998, First State Bancorp had cash and cash equivalents of $4,276,000 and investment securities maturing in less than one year of $2,319,000. These amounts represent approximately 5.9% of First State Bancorp's total assets at June 30, 1998 and management of First State Bancorp believes that they provide First State Bancorp with sufficient resources to handle unforeseen deposit outflows and loan requirements.

  First State Bancorp's cash and cash equivalents decreased $471,000 during the six month period ended June 30, 1998. Net cash provided by operating activities aggregated $464,000. Net cash used in investing activities for this period approximated $5,631,000, primarily as a result of net loan originations. Net cash provided by financing activities approximated $4,696,000 for this time period primarily as a result of increased deposits of $1,510,000, proceeds from Federal Home Loan Bank advances of $1,500,000 and an increase in federal funds purchased of $2,100,000.

INTEREST RATE SENSITIVITY

  Asset and liability management encompasses both interest rate risk and liquidity management. First State Bancorp's net interest margin can be vulnerable to wide fluctuations arising from a change in the general level of interest rates which may affect the yield on interest earning assets differently than the cost of the interest bearing liabilities. First State Bancorp monitors its asset and liability mix in an effort to maintain a consistent earnings performance through control of interest rate risk.

  Below is the "static gap" table for First State Bancorp as of December 31, 1997. This is just one of several tools which may be used to measure and manage interest rate sensitivity. Earning assets and interest bearing liabilities are presented below within selected time intervals based on their repricing and maturity characteristics. In this view, the sensitivity position is perfectly matched when an equal amount of assets and liabilities reprice during any given period. Excess assets or liabilities repricing in a given time period result in the "Interest Sensitivity Gap" shown at the bottom of the table. A positive gap indicates more assets than liabilities will reprice in that time period, while a negative gap indicates more liabilities than assets will reprice.

  The table indicates First State Bancorp is liability sensitive in the three months or less period and the after three months through twelve months period and is asset sensitive in all other periods. This means that during the three months or less period and after three months through twelve months period, interest bearing liabilities are repricing faster than earning assets, thereby, improving net interest income when rates are declining and reducing net interest income when rates are rising. While the "static gap" is a widely used measure of interest sensitivity, it is not, in management's opinion, the only indicator of First State Bancorp's sensitivity position.

  The following table indicates as of December 31, 1997 the time period in which interest earning assets and interest bearing liabilities are scheduled to mature or reprice in accordance with their contractual terms.

                                           AFTER      AFTER
                                THREE      THREE       ONE
                                MONTHS    THROUGH    THROUGH    AFTER
                                  OR       TWELVE      FIVE     FIVE
                                 LESS      MONTHS     YEARS     YEARS    TOTAL
                               --------   --------   --------  -------  -------
                                         (DOLLARS IN THOUSANDS)
ASSETS:
Taxable investment
 securities..................  $  2,513   $  1,503   $ 10,826  $12,391  $27,233
Non-taxable investment
 securities..................       350        725      3,043    5,320    9,438
Loans, net...................     8,595     15,866     29,751    6,033   60,245
Other assets.................       163        --         --       --       163
                               --------   --------   --------  -------  -------
  Total Assets...............  $ 11,621   $ 18,094   $ 43,620  $23,744  $97,079
                               ========   ========   ========  =======  =======
LIABILITIES:
Interest-bearing deposits
 (NOW, MMDA, Savings and
 Other)......................  $ 32,693   $    --    $    --   $   --   $32,693
Time deposits................    12,612     19,884     16,781    2,023   51,300
Federal funds purchased......     1,900        --         --       --     1,900
Borrowed funds...............       667         58        377      178    1,280
                               --------   --------   --------  -------  -------
  Total Liabilities..........  $ 47,872   $ 19,942   $ 17,158  $ 2,201  $87,173
                               ========   ========   ========  =======  =======
Sensitivity gap..............  $(36,251)  $ (1,848)  $ 26,462  $21,543  $ 9,906
Gap as a percentage of
 assets......................    (37.34)%    (1.90)%    27.26%   22.18%   10.20%
Cumulative sensitivity gap...  $(36,251)  $(38,099)  $(11,637) $ 9,906      N/A
Cumulative gap as a
 percentage of assets........    (37.34)%   (39.24)%    11.99%   10.20%     N/A
Cumulative sensitivity ratio.      0.24       0.44       0.86     1.11     1.11

  An interest sensitivity table is not a complete picture of the possible effect of interest rate changes on net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, the table represents a one-day position; variations occur daily as First State Bancorp adjusts its interest sensitivity throughout the year. Third, the repricing distribution of interest sensitive assets may not be indicative of the liquidity of those assets. Finally, since this table is based on contractual maturities, it does not include required principal payments or estimates of early principal payments on residential mortgages, installment loans and investment securities.

CAPITAL ADEQUACY

  Stockholders' equity represented 9.5% of total assets at June 30, 1998. Risk-based capital and leverage ratios of the Bank exceeded minimum requirements of regulatory banking authorities.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  The Financial Accounting Standards Board (FASB) recently adopted Statement of Financial Accounting Standards (SFAS), No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 125 was effective for transactions that occur after December 31, 1997, and imposes new rules for determining when transfers of financial assets are accounted for as sales versus when transfers are accounted for as borrowings. Management of First State Bancorp believes that SFAS 125 does not have a material impact on First State Bancorp's financial statements.

  The FASB recently adopted SFAS 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. During the period ended June 30, 1998, First State Bancorp adopted the provisions of SFAS 130, by reclassification adjustments of prior periods presented.

  The FASB recently adopted SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for years beginning after December 15, 1997. SFAS 131, which First State Bancorp will initially adopt for calendar year 1998, is not expected to have a material impact on First State Bancorp's financial statements.

  The FASB recently adopted SFAS 133, Accounting for Derivative Financial Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. First State Bancorp does not expect to adopt SFAS 133 early. Management is currently unable to determine whether the effects of adoption of SFAS 133 will have a material impact on First State Bancorp's financial statements.

EFFECT OF ECONOMIC CONDITIONS

  First State Bancorp's financial statements have been prepared in accordance with generally accepted accounting principles, which required the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of First State Bancorp are primarily monetary and interest rates have a greater impact on First State Bancorp's performance than does the effect of inflation. The local economy of the Southeast Kansas area has experienced growth over the last several years. The area has a good mix of retail, agricultural related and industrial business.

                                 LEGAL OPINION

  The legality of the Company Common Stock offered hereby will be passed upon by Blackwell Sanders Peper Martin LLP.

                                    EXPERTS

INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY

  The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the 3-year period ended December 31, 1997 incorporated by reference in the Annual Report on Form 10-K, which are incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

INDEPENDENT PUBLIC ACCOUNTANTS FOR FIRST STATE BANCORP

  The consolidated financial statements of First State Bancorp as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein in reliance upon the report of Baird Kurtz & Dobson, independent certified public accountants, appearing elsewhere herein, such report given upon the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

  If the Merger is consummated, stockholders of First State Bancorp will have the right to become stockholders of the Company at the Effective Time. The Company stockholders may submit to the Company proposals for formal consideration at the 1999 annual meeting of the Company's stockholders and inclusion in the Company's proxy statement for such meetings. All such proposals to be considered for inclusion in the Company's proxy statement for the 1999 annual meeting must be received in writing by the Corporate Secretary at Gold Banc Corporation, Inc. by November 24, 1998.

   INDEX TO FINANCIAL STATEMENTS OF FIRST STATE BANCORP, INC. AND SUBSIDIARY

                                                                            PAGE
                                                                            ----
Independent Accountant's Report............................................ F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Income.......................................... F-4
Consolidated Statements of Changes in Stockholder's Equity................. F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
First State Bancorp, Inc.
Pittsburg, Kansas

  We have audited the accompanying consolidated balance sheets of FIRST STATE BANCORP, INC. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST STATE BANCORP, INC. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          BAIRD, KURTZ & DOBSON

Joplin, Missouri
February 6, 1998, except for Note 17
as to which the date is May 19, 1998

                           FIRST STATE BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS

                  JUNE 30, 1998 AND DECEMBER 31, 1997 AND 1996

                                                           DECEMBER 31
                                         JUNE 30,    -------------------------
                ASSETS                     1998          1997         1996
                ------                 ------------  ------------  -----------
                                       (UNAUDITED)
Cash and due from banks............... $  4,232,172  $  4,741,013  $ 2,957,695
Interest bearing deposits with banks..       44,119         6,172       10,729
Federal funds sold....................          --            --     2,800,000
                                       ------------  ------------  -----------
    Cash and cash equivalents.........    4,276,291     4,747,185    5,768,424
Available-for-sale securities.........   38,338,639    36,671,001   29,455,823
Other investments.....................      603,740       156,616       56,177
Student loans held for sale...........    3,165,377     3,500,591    2,751,997
Loans.................................   59,636,333    56,099,607   51,649,955
Interest receivable...................    1,100,665       985,706      856,753
Premises and equipment, net...........    2,065,891     2,077,700    1,853,614
Excess of cost over fair value of net
 assets acquired,
 at amortized cost....................    1,486,204     1,516,948    1,578,435
Other assets..........................      731,422       541,315      557,242
                                       ------------  ------------  -----------
    Total Assets...................... $111,404,562  $106,296,669  $94,528,420
                                       ============  ============  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
LIABILITIES
Deposits
  Non-interest bearing demand
   deposits........................... $  7,833,010  $  7,568,236  $ 6,638,593
  Interest bearing demand deposits....   23,572,508    24,110,776   20,486,600
  Savings deposits....................    7,657,589     8,581,811    8,777,830
  Time deposits.......................   54,008,728     5,300,456   47,227,632
                                       ------------  ------------  -----------
    Total Deposits....................   93,071,835    91,561,279   83,130,655
Federal funds purchased...............    4,000,000     1,900,000          --
Federal Home Loan Bank advances.......    2,101,430       648,572          --
Note payable..........................      431,065       631,065    1,181,065
Accrued interest, taxes and other
 expenses.............................      920,232     1,015,125      835,755
Deferred income taxes.................      272,560       376,637      327,949
                                       ------------  ------------  -----------
    Total Liabilities.................  100,797,122    96,123,678   85,475,424
                                       ------------  ------------  -----------
STOCKHOLDERS' EQUITY
  Common stock; $10 par value; 500,000
   shares authorized; 92,008 shares
   issued.............................      920,080       920,080      920,080
  Additional paid-in capital..........    1,499,203     1,488,884    1,488,884
  Retained earnings...................    8,014,962     7,535,202    6,504,356
  Accumulated other comprehensive
   income - unrealized appreciation on
   available-for-sale securities, net
   of income taxes of $103,173 at June
   30, 1998 and $133,996 and $88,071
   at December 31, 1997 and 1996,
   respectively.......................      198,995       258,825      169,676
  Treasury stock, at cost - 860 shares
   at June 30, 1998 and 1,000 shares
   at December 31, 1997 and 1996......      (25,800)      (30,000)     (30,000)
                                       ------------  ------------  -----------
    Total Stockholders' Equity........   10,607,440    10,172,991    9,052,996
                                       ------------  ------------  -----------
    Total Liabilities and
     Stockholders' Equity............. $111,404,562  $106,296,669  $94,528,420
                                       ============  ============  ===========

                 See Notes to Consolidated Financial Statements

                           FIRST STATE BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

             THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997 AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                           THREE MONTHS ENDED         SIX MONTHS ENDED
                                JUNE 30,                  JUNE 30,                    DECEMBER 31,
                         ------------------------  ------------------------ ---------------------------------
                            1998         1997         1998         1997        1997       1996        1995
                         -----------  -----------  -----------  ----------- ---------- ----------  ----------
                         (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Interest income
 Loans.................. $1,459,958   $1,288,457   $2,848,869   $2,484,696  $5,174,394 $4,853,334  $4,612,713
 Investment
  securities--taxable...    456,580      467,179      886,657      842,174   1,728,363  1,181,383     948,481
 Investment
  securities--
  nontaxable............    136,690      126,318      263,088      251,246     486,511    556,490     633,746
 Federal funds sold.....     10,484        3,133       50,284       35,175      59,877     63,585      72,116
 Other investments......      7,705        1,890       10,497        3,954       7,246      6,658       4,712
 Deposits with other
  banks.................      6,005        5,176       12,758       10,080      21,274     18,642      14,838
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
   Total Interest
    Income..............  2,077,422    1,892,153    4,072,153    3,627,325   7,477,665  6,680,092   6,286,606
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Interest expense
 Deposits...............    981,620      879,734    1,948,223    1,713,683   3,542,977  3,197,399   3,063,554
 Federal funds and
  advances..............     32,278       11,268       55,003       11,332      55,607     13,956      28,063
 Note payable...........     10,429       22,451       23,711       45,541      83,670    123,212     154,418
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
   Total Interest
    Expense.............  1,024,327      913,453    2,026,937    1,770,556   3,682,254  3,334,567   3,246,035
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Net interest income.....  1,053,095      978,700    2,045,216    1,856,769   3,795,411  3,345,525   3,040,571
Provision for loan
 losses.................    130,000       30,000      160,000       60,000     120,000    118,000      60,000
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Net interest income
 after provision for
 loan losses............    923,095      948,700    1,885,216    1,796,769   3,675,411  3,227,525   2,980,571
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Noninterest income
 Income from fiduciary
  activities............     65,949       58,320      129,620      113,204     223,688    165,369     126,559
 Service charges on
  deposit accounts......     90,820       89,943      172,263      172,112     348,924    307,925     234,136
 Net realized gain
  (loss) on sale of
  available-for-sale
  securities............        --           --           --         2,600      11,851     11,105      (1,034)
 Other income...........     47,568       39,370       95,256       79,948     163,154    126,460     135,955
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
   Total Noninterest
    Income..............    204,337      187,633      397,139      367,864     747,617    610,859     495,616
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Noninterest expense
 Salaries and employee
  benefits..............    296,216      268,120      594,753      521,138   1,146,746  1,082,306   1,030,080
 Advertising............     21,990       21,493       53,423       45,100     104,582     80,022      70,032
 Equipment..............     77,552       62,811      144,846      117,614     262,658    203,317     168,796
 Occupancy..............     42,219       51,157       87,499       98,578     211,995    178,227     156,787
 Legal and professional
  fees..................     43,683       17,438       74,342       40,212      83,319     81,285      71,248
 Stationary and
  supplies..............     24,331       25,003       42,358       44,024      98,367     85,195      70,392
 Data processing........     32,030       28,939       64,431       57,622     115,483    101,281      97,239
 Insurance..............      8,182        7,379       13,601       14,883      31,836     25,025     115,706
 Examinations and dues..     21,592       22,648       43,540       41,582      88,705     82,450      81,163
 Other operating
  expenses..............    108,193      119,838      215,680      220,440     476,724    434,139     428,082
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
   Total Noninterest
    Expense.............    675,988      624,826    1,334,473    1,201,193   2,620,415  2,353,247   2,289,525
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Income before income
 taxes..................    451,444      511,507      947,882      963,440   1,802,613  1,485,137   1,186,662
Provision for income
 taxes..................    135,284      159,103      285,964      299,708     544,247    434,767     299,916
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Net income..............    316,160      352,404      661,918      663,732   1,258,366  1,050,370     886,746
Other comprehensive
 income
 Unrealized
  appreciation
  (depreciation) on
  available-for-sale
  securities, net of
  income taxes..........    (21,845)    (127,061)     (59,830)      27,203      89,149   (177,630)    449,187
                         ----------   ----------   ----------   ----------  ---------- ----------  ----------
Comprehensive income.... $  294,315   $  225,343   $  602,088   $  690,935  $1,347,515 $  872,740  $1,335,933
                         ==========   ==========   ==========   ==========  ========== ==========  ==========
Basic and diluted
 earnings per share..... $     3.47   $     3.87   $     7.27   $     7.29  $    13.83 $    11.54  $     9.25
                         ==========   ==========   ==========   ==========  ========== ==========  ==========

                 See Notes to Consolidated Financial Statements

                           FIRST STATE BANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  SIX MONTHS ENDED JUNE 30, 1998 AND 1997 AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                              ACCUMULATED
                                                                 OTHER
                                                             COMPREHENSIVE
                                                                INCOME--
                                                               UNREALIZED
                                                              APPRECIATION
                                                             (DEPRECIATION)
                                                             ON AVAILABLE-
                                     ADDITIONAL                 FOR-SALE
                           COMMON     PAID-IN     RETAINED    SECURITIES,   TREASURY
                           STOCK      CAPITAL     EARNINGS        NET         STOCK       TOTAL
                         ----------  ----------  ----------  -------------- ---------  -----------
BALANCE, JANUARY 1,
 1995................... $1,040,850  $1,880,625  $4,635,497    $(101,000)   $(183,810) $ 7,272,162
  Purchase and
   retirement of 6,760
   shares of common
   stock................    (67,500)   (279,201)        --           --           --      (346,701)
  Retirement of 5,127
   shares of treasury
   common stock.........    (51,270)   (102,540)        --           --       153,810          --
  Net income............        --          --      886,746          --           --       886,746
  Unrealized
   appreciation on
   available-for-sale
   securities, net of
   income taxes of
   $231,399.............        --          --          --       449,187          --       449,187
                         ----------  ----------  ----------    ---------    ---------  -----------
BALANCE, DECEMBER 31,
 1995...................    922,080   1,498,884   5,522,243      348,187      (30,000)   8,261,394
  Purchase and
   retirement of 200
   shares of common
   stock................     (2,000)    (10,000)        --           --           --       (12,000)
  Net income............        --          --    1,050,370          --           --     1,050,370
  Cash dividends
   declared--$.75 per
   share................        --          --      (68,257)         --           --       (68,257)
  Unrealized
   depreciation on
   available-for-sale
   securities, net of
   income tax credit of
   $90,625..............        --          --          --      (178,511)         --      (178,511)
                         ----------  ----------  ----------    ---------    ---------  -----------
BALANCE, DECEMBER 31,
 1996...................    920,080   1,488,884   6,504,356      169,676      (30,000)   9,052,996
  Net income............        --          --    1,258,366          --           --     1,258,366
  Cash dividends
   declared--$2.50 per
   share................        --          --     (227,520)         --           --      (227,520)
  Unrealized
   appreciation on
   available-for-sale
   securities, net of
   income taxes of
   $45,925..............        --          --          --        89,149          --        89,149
                         ----------  ----------  ----------    ---------    ---------  -----------
BALANCE, DECEMBER 31,
 1997...................    920,080   1,488,884   7,535,202      258,825      (30,000)  10,172,991
  Reissuance of 140
   shares of treasury
   stock (unaudited)....        --       10,319         --           --         4,200       14,519
  Net income
   (unaudited)..........        --          --      661,918          --           --       661,918
  Cash dividends
   declared--$2.00 per
   share (unaudited)....        --          --     (182,158)         --           --      (182,158)
  Unrealized
   depreciation on
   available-for-sale
   securities, net of
   income tax credit of
   $30,823 (unaudited)..        --          --          --       (59,830)         --       (59,830)
                         ----------  ----------  ----------    ---------    ---------  -----------
BALANCE, JUNE 30, 1998
 (UNAUDITED)............ $  920,080  $1,499,203  $8,014,962    $ 198,995    $ (25,800) $10,607,440
                         ==========  ==========  ==========    =========    =========  ===========

                 See Notes to Consolidated Financial Statements

                           FIRST STATE BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  SIX MONTHS ENDED JUNE 30, 1998 AND 1997 AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 JUNE 30,                         DECEMBER 31,
                         --------------------------  ----------------------------------------
                             1998          1997          1997          1996          1995
                         ------------  ------------  ------------  ------------  ------------
                         (UNAUDITED)   (UNAUDITED)
Cash flows from
 operating activities
 Net income............  $    661,918  $    663,732  $  1,258,366  $  1,050,370  $    886,746
 Items not requiring
  (providing) cash
   Depreciation and
    amortization.......       158,705       133,258       279,528       242,423       220,896
   Provision for loan
    losses.............       160,000        60,000       120,000       118,000        60,000
   Amortization of
    premiums and
    discounts on
    securities.........       (26,751)       30,083        46,853        89,905       112,486
   Net realized (gain)
    loss on available-
    for-sale
    securities.........           --         (2,600)      (11,851)      (11,105)        1,034
   Gain on sale of
    loans..............       (13,516)       (9,142)      (17,310)      (31,880)          --
   Deferred income
    taxes..............       (64,254)        1,628        (6,900)      (11,430)       15,775
   Other...............           --            --            --           (349)          --
 Changes in:
   Interest receivable.      (114,959)     (234,758)     (128,953)      (67,378)      (83,375)
   Other assets........       (22,389)       21,256        82,836       109,310       164,141
   Accrued interest,
    taxes and other
    expenses...........      (274,578)       66,290       179,370       210,476       111,246
                         ------------  ------------  ------------  ------------  ------------
     Net cash provided
      by operating
      activities.......       464,176       728,747     1,801,939     1,698,342     1,488,949
                         ------------  ------------  ------------  ------------  ------------
Cash flows from
 investing activities
 Net originations of
  loans................    (4,765,379)   (2,495,062)   (7,098,328)   (4,690,613)   (3,422,149)
 Proceeds from sales
  of loans.............     1,377,122        98,991     1,727,283     3,411,824     3,863,615
 Proceeds from sales
  of available-for-
  sale securities......           --        187,600     1,984,569       306,613       998,966
 Proceeds from
  maturities of
  available-for-sale
  securities...........    14,700,473     4,536,544    14,419,595     8,293,965     9,847,651
 Purchases of
  available-for-sale
  securities...........   (16,432,013)  (12,894,913)  (23,518,607)  (12,269,607)  (13,851,195)
 Proceeds from
  maturities of held-
  to-maturity
  securities...........           --            --            --            --      4,405,027
 Proceeds from sale of
  other investments....           --            --            --          8,330           --
 Purchases of other
  investments..........      (447,124)      (69,500)     (100,439)          --         (5,889)
 Proceeds from sale of
  foreclosed assets....        52,228         3,000         3,200        38,800        47,631
 Purchase of premises
  and equipment........      (116,152)     (209,810)     (442,127)     (239,784)     (166,803)
                         ------------  ------------  ------------  ------------  ------------
     Net cash provided
      by (used in)
      investing
      activities.......    (5,630,845)  (10,843,150)  (13,024,854)   (5,140,472)    1,716,854
                         ------------  ------------  ------------  ------------  ------------
Cash flows from
 financing activities
 Net increase
  (decrease) in demand
  and savings
  deposits.............  $ (1,197,715) $  1,963,678  $  4,357,800  $  2,356,615  $ (3,148,937)
 Net increase in
  certificates of
  deposit..............     2,708,272     2,217,910     4,072,824     2,575,960     2,986,076
 Dividends paid........      (182,158)      (91,008)     (227,520)      (68,257)          --
 Proceeds from Federal
  Home Loan Bank
  advances.............     1,500,000       160,000       660,000           --            --
 Repayment of Federal
  Home Loan Bank
  advances.............       (47,142)          --        (11,428)          --     (2,000,000)
 Proceeds from
  issuance of note
  payable..............           --            --            --            --        263,000
 Principal payments on
  note payable.........      (200,000)     (200,000)     (550,000)     (400,000)     (480,000)
 Net increase in
  federal funds
  purchased............     2,100,000     2,700,000     1,900,000           --            --
 Purchase of common
  stock for
  retirement...........           --            --            --        (12,000)     (346,701)
 Reissuance of
  treasury stock.......        14,518           --            --            --            --
                         ------------  ------------  ------------  ------------  ------------
     Net cash provided
      by (used in)
      financing
      activities.......     4,695,775     6,750,580    10,201,676     4,452,318    (2,726,562)
                         ------------  ------------  ------------  ------------  ------------
Increase (decrease) in
 cash and cash
 equivalents...........      (470,894)   (3,363,823)   (1,012,239)    1,010,188       479,241
Cash and cash
 equivalents, beginning
 of period.............     4,747,185     5,768,424     5,768,424     4,758,236     4,278,995
                         ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents, end of
 period................  $  4,276,291  $  2,404,601  $  4,747,185  $  5,768,424  $  4,758,236
                         ============  ============  ============  ============  ============

                See Notes to Consolidated Financial Statements.

                           FIRST STATE BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
              SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES

 Nature of Operations

  First State Bancorp, Inc. ("FSBI" or the "Company") operates as a one bank holding company. FSBI's business primarily consists of the business of First State Bank and Trust Company (the "Bank"), which is primarily engaged in providing a full range of banking services to individual and corporate customers through its facilities in Pittsburg, Kansas. The Bank is subject to competition from other financial institutions. The Company and the Bank are also subject to regulation by certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

  First State Bancorp, Inc. owned 100% of the Bank's outstanding capital stock at June 30, 1998 and December 31, 1997 and 1996.

  The consolidated financial statements as of June 30, 1998 and for the periods ended June 30, 1998 and 1997 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal, recurring items, necessary for fair presentation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

  Management believes that the allowances for losses on loans and valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgments of information available to them at the time of their examination.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the First State Bancorp, Inc. and its subsidiary, First State Bank and Trust Company. Significant intercompany accounts and transactions have been eliminated in consolidation.

                           FIRST STATE BANCORP, INC.

 Reclassifications

  Various items within the accompanying financial statements for previous years have been reclassified to provide more comparative information. These reclassifications had no effect on net earnings.

 Cash Equivalents

  The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 1998 and December 31, 1997, the Company had no cash equivalents. At December 31, 1996, cash equivalents consisted of federal funds sold.

 Investments in Debt Securities

  Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in noninterest income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholder's equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

  Interest on investments in debt securities is included in income when earned.

 Student Loans Held for Sale

  Student loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Gains and losses resulting from sales of student loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold.

 Loans

  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

 Excess of Cost Over Fair Value of Purchased Subsidiary

  The excess of purchase price over the net assets of First State Bank and Trust Company at acquisition date is being amortized on a straight-line basis over forty years.

 Earnings Per Share

  The Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, in the period ended June 30, 1998, by reclassifying earnings per share for all periods presented. This Statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The Statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations.

                           FIRST STATE BANCORP, INC.

  Earnings per share are based on the weighted average number of shares outstanding during each period less the weighted average number of shares of treasury stock. There were no common stock equivalents during any of the periods. Weighted average shares outstanding were 91,148 and 91,008 for the periods ended June 30, 1998 and 1997, and 91,008, 91,008 and 95,898 for the years ended December 31, 1997, 1996 and 1995, respectively.

 Allowance for Loan Losses

  The allowance for loan losses is increased by provisions charged to operating expenses and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established based upon the aforementioned factors and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

  A loan is considered impaired when it is probable that the Bank will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent 90 days or more (nonaccrual loans) and certain other loans identified by management. Loans which become 90 days or more delinquent are reviewed by management and placed on nonaccrual status when, in management's opinion, the collectibility of the recorded amount is in doubt. Interest is recognized for nonaccrual loans only upon receipt, and only after all principal amounts are current according to the terms of the contract.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

 Foreclosed Assets Held for Sale

  Assets acquired by foreclosure or in settlement of debt and held for sale are valued at fair value as of the date of foreclosure and a related valuation allowance is provided for estimated costs to sell the assets. Management estimates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in estimated fair value. Changes in the valuation allowance are charged or credited to other operating expense.

 Trust Department Assets

  Property held by the Bank in a fiduciary or agency capacity for its customers is not included in the balance sheet as such items are not assets of the Bank.

 Fee Income

  Loan fees and costs are deferred and recognized over the life of the loan as an adjustment of yield (interest income) using the interest method.

                           FIRST STATE BANCORP, INC.

 Income Taxes

  Deferred tax liabilities and assets are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

 Advertising

  The Company expenses advertising costs as they are incurred.

 Impact of Recent Accounting Pronouncements

  The Financial Accounting Standards Board (FASB) recently adopted Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 125 was effective for transactions that occur after December 31, 1997, and imposes new rules for determining when transfers of financial assets are accounted for as sales versus when transfers are accounted for as borrowings. Management believes that SFAS 125 does not have a material impact on the Company's financial statements.

  The FASB recently adopted SFAS 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. During the period ended June 30, 1998, the Company adopted the provisions of SFAS 130, by reclassification adjustments of prior periods presented.

  The FASB recently adopted SFAS 131, Disclosure about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for years beginning after December 15, 1997. SFAS 131, which the Company will initially adopt for calendar year 1998, is not expected to have a material impact on the Company's financial statements.

  The FASB recently adopted SFAS 133, Accounting for Derivative Financial Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. The Company does not expect to adopt SFAS 133 early. Management is currently unable to determine whether the effects of adoption of SFAS 133 will have a material impact on the Company's financial statements.

                           FIRST STATE BANCORP, INC.

NOTE 2: INVESTMENTS IN DEBT SECURITIES

  The amortized cost and approximate fair value of available-for-sale securities are as follows:

                                                   JUNE 30, 1998
                                   ----------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED  APPROXIMATE
                                      COST       GAINS     (LOSSES)   FAIR VALUE
                                   ----------- ---------- ----------  -----------
      U.S. Government agencies...  $21,795,914  $ 77,764  $ (25,672)  $21,848,006
      Mortgage-backed securities.    6,090,233    17,046    (13,581)    6,093,698
      State and political
       subdivisions..............   10,150,324   262,903    (16,292)   10,396,935
                                   -----------  --------  ---------   -----------
                                   $38,036,471  $357,713  $ (55,545)  $38,338,639
                                   ===========  ========  =========   ===========
                                                 DECEMBER 31, 1997
                                   ----------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED  APPROXIMATE
                                      COST       GAINS     (LOSSES)   FAIR VALUE
                                   ----------- ---------- ----------  -----------
      U.S. Government agencies...  $23,325,952  $117,796  $ (13,791)  $23,429,957
      Mortgage-backed securities.    3,800,581    11,164     (8,950)    3,802,795
      State and political
       subdivisions..............    9,151,647   290,365     (3,763)    9,438,249
                                   -----------  --------  ---------   -----------
                                   $36,278,180  $419,325  $ (26,504)  $36,671,001
                                   ===========  ========  =========   ===========
                                                 DECEMBER 31, 1996
                                   ----------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED  APPROXIMATE
                                      COST       GAINS     (LOSSES)   FAIR VALUE
                                   ----------- ---------- ----------  -----------
      U.S. Treasury obligations..  $   497,281  $      0  $    (718)  $   496,563
      U.S. Government agencies...   17,553,501   126,210    (82,919)   17,596,792
      Mortgage-backed securities.    1,623,165     1,110    (24,985)    1,599,290
      State and political
       subdivisions..............    9,524,792   259,386    (21,000)    9,763,178
                                   -----------  --------  ---------   -----------
                                   $29,198,739  $386,706  $(129,622)  $29,455,823
                                   ===========  ========  =========   ===========

  Maturities of available-for-sale securities are as follows:

                                     JUNE 30, 1998         DECEMBER 31, 1997
                                ----------------------- -----------------------
                                 AMORTIZED  APPROXIMATE  AMORTIZED  APPROXIMATE
                                   COST     FAIR VALUE     COST     FAIR VALUE
                                ----------- ----------- ----------- -----------
      One year or less......... $ 2,318,882 $ 2,324,468 $ 5,018,613 $ 5,032,482
      After one through five
       years...................  15,628,568  15,729,686  12,744,555  12,876,311
      After five through ten
       years...................  11,883,628  12,058,141  13,170,400  13,350,599
      After ten years..........   2,115,160   2,132,646   1,544,031   1,608,814
      Mortgage-backed
       securities not due on a
       single maturity date....   6,090,233   6,093,698   3,800,581   3,802,795
                                ----------- ----------- ----------- -----------
                                $38,036,471 $38,338,639 $36,278,180 $36,671,001
                                =========== =========== =========== ===========

                           FIRST STATE BANCORP, INC.

  Gross gains of $0, $2,600, $11,851 and $11,105 resulting from sales of available-for-sale securities were realized for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997 and 1996, respectively. Gross losses of $1,034 resulting from sales of available-for-sale securities were realized for the year ended December 31, 1995.

  The carrying value, which is also the market value, of securities pledged as collateral to secure public and trust deposits and for other purposes amounted to $15,895,246 at June 30, 1998 and $15,403,315 and $10,544,175 at December
31, 1997 and 1996, respectively.

  At June 30, 1998 and December 31, 1997, available-for-sale securities with a fair value of $12,051,246 and $11,829,000, respectively, were pledged as collateral against Federal Home Loan Bank advances.

NOTE 3: LOANS AND ALLOWANCE FOR LOAN LOSSES

  Categories of loans are as follows:

                                                              DECEMBER 31,
                                              JUNE 30,   -----------------------
                                                1998        1997        1996
                                             ----------- ----------- -----------
      Residential real estate..............  $32,043,613 $29,396,249 $27,546,008
      Real estate construction.............    3,985,769   3,923,834   3,160,409
      Commercial real estate...............    8,196,836   7,038,505   5,823,726
      Commercial and agricultural..........    8,567,166   8,405,280   6,673,201
      Consumer and other...................    8,469,059   9,101,542   9,603,277
                                             ----------- ----------- -----------
          Total loans......................   61,262,443  57,865,410  52,806,621
                                             ----------- ----------- -----------
      Less:
        Unearned discount and fees.........          477         254         651
        Undisbursed portion of construction
         loans.............................      905,660   1,120,636     569,166
        Allowance for loan losses..........      719,973     644,913     586,849
                                             ----------- ----------- -----------
          Net loans........................  $59,636,333 $56,099,607 $51,649,955
                                             =========== =========== ===========

  At June 30, 1998 and December 31, 1997, mortgage loans totaling $33,881,000 and $18,610,000, respectively, were pledged as collateral against Federal Home Loan Bank advances.

  Activity in the allowance for loan losses was as follows:

                               SIX MONTHS ENDED
                                   JUNE 30,               DECEMBER 31,
                               ------------------  ----------------------------
                                 1998      1997      1997      1996      1995
                               --------  --------  --------  --------  --------
      Balance, beginning of
       period................. $644,913  $586,849  $586,849  $532,370  $542,540
      Provision charged to
       operating expenses.....  160,000    60,000   120,000   118,000    60,000
      Loans charged off, net
       of recoveries..........  (84,940)  (29,077)  (61,936)  (63,521)  (70,170)
                               --------  --------  --------  --------  --------
      Balance, end of period.. $719,973  $617,772  $644,913  $586,849  $532,370
                               ========  ========  ========  ========  ========

                           FIRST STATE BANCORP, INC.

  Impaired loans totaled approximately $1,193,000, $511,000 and $972,000 at June 30, 1998, December 31, 1997 and 1996, respectively. An allowance for loan losses of $199,000, $75,000 and $107,000 relates to these impaired loans at June 30, 1998, December 31, 1997 and 1996, respectively.

  Interest of approximately $60,000, $37,000, $39,000, $74,000, and $28,000
was recognized on average impaired loans of $852,000, $1,085,000, $742,000, $635,000 and $334,000 for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Interest of approximately $38,000, $33,000, $35,000, $49,000 and $25,000 was recognized on impaired loans on a cash basis during the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 4: PREMISES AND EQUIPMENT

  Major classifications of premises and equipment are as follows:

                                                              DECEMBER 31,
                                                JUNE 30,  ---------------------
                                                  1998       1997       1996
                                               ---------- ---------- ----------
      Land.................................... $  347,080 $  347,080 $  347,080
      Building and improvements...............  1,790,568  1,790,568  1,636,389
      Bank equipment..........................  2,020,747  1,868,210  1,613,434
      Construction in process.................        --      36,386      3,220
                                               ---------- ---------- ----------
                                                4,158,395  4,042,244  3,600,123
      Less accumulated depreciation...........  2,092,504  1,964,544  1,746,509
                                               ---------- ---------- ----------
                                               $2,065,891 $2,077,700 $1,853,614
                                               ========== ========== ==========

NOTE 5: TIME DEPOSITS

  Interest bearing time deposits in denominations of $100,000 or more were approximately $9,813,000, $7,897,000 and $8,797,000 on June 30, 1998, December
31, 1997 and 1996, respectively.

  The scheduled maturities of certificates of deposits are as follows:

                                                                     DECEMBER
                                                         JUNE 30,       31,
                                                           1998        1997
                                                        ----------- -----------
      One year or less................................. $20,207,894 $31,932,457
      After one through two years......................  16,049,952   5,801,001
      After two through three years....................  14,273,117  11,545,001
      After three through four years...................     837,717   1,323,001
      After four through five years....................   1,038,371     401,001
      After five years.................................   1,601,677     297,995
                                                        ----------- -----------
                                                        $54,008,728 $51,300,456
                                                        =========== ===========

                           FIRST STATE BANCORP, INC.

NOTE 6: INCOME TAXES

  The provision (credit) for income taxes consists of:

                                SIX MONTHS ENDED
                                    JUNE 30,              DECEMBER 31,
                                ------------------ ----------------------------
                                  1998      1997     1997      1996      1995
                                --------  -------- --------  --------  --------
      Taxes currently payable.  $350,218  $298,080 $551,147  $446,197  $284,141
      Deferred income taxes...   (64,254)    1,628   (6,900)  (11,430)   15,775
                                --------  -------- --------  --------  --------
                                $285,964  $299,708 $544,247  $434,767  $299,916
                                ========  ======== ========  ========  ========

  The tax effects of temporary differences related to deferred taxes shown on the balance sheets are:

                                                             DECEMBER 31,
                                               JUNE 30,   --------------------
                                                 1998       1997       1996
                                               ---------  ---------  ---------
      Deferred tax assets:
        Allowance for loan losses............. $ 190,621  $ 143,934  $ 124,266
        Other.................................       --         --       3,870
                                               ---------  ---------  ---------
                                                 190,621    143,934    128,136
                                               ---------  ---------  ---------
      Deferred tax liabilities:
        Accumulated depreciation..............  (315,521)  (331,131)  (341,242)
        Discount accretion....................   (10,949)    (9,488)    (7,986)
        Available-for-sale securities.........  (103,173)  (133,996)   (87,408)
        Deferred loan fees....................   (19,449)   (19,449)   (19,449)
        Other.................................   (14,089)   (17,507)       --
                                               ---------  ---------  ---------
                                                (463,181)  (511,571)  (456,085)
                                               ---------  ---------  ---------
      Net deferred tax liability.............. $(272,560) $(367,637) $(327,949)
                                               =========  =========  =========

  A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                               SIX MONTHS ENDED
                                   JUNE 30,                DECEMBER 31,
                               ------------------  -------------------------------
                                 1998      1997      1997       1996       1995
                               --------  --------  ---------  ---------  ---------
      Computed at the
       statutory rate (34%)... $322,280  $327,570  $ 612,888  $ 504,947  $ 403,465
      Increase (decrease) in
       taxes resulting from:
        Tax-exempt municipal
         interest.............  (77,628)  (73,688)  (142,959)  (163,612)  (185,707)
        Non-deductible
         amortization.........   10,453    10,453     20,906     20,906     20,906
        State privilege tax,
         net of federal tax
         benefits.............   31,758    41,856     84,071     70,827     56,909
        Other, net............     (899)   (6,483)   (30,659)     1,699      4,343
                               --------  --------  ---------  ---------  ---------
      Actual provision........ $285,964  $299,708  $ 544,247  $ 434,767  $ 299,916
                               ========  ========  =========  =========  =========

NOTE 7: NOTE PAYABLE

                                                                DECEMBER 31,
                                                    JUNE 30, -------------------
                                                      1998     1997      1996
                                                    -------- -------- ----------
Note to a commercial bank, interest at corporate
 base rate adjusted daily not to exceed 9.50%, due
 February 17, 1999 and secured by 50 shares of
 Bank Stock.......................................  $431,065 $631,065 $1,181,065
                                                    ======== ======== ==========

                           FIRST STATE BANCORP, INC.

NOTE 8: REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct and material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that, as of June 30, 1998 and December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

  As of June 30, 1998 and December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

  The Bank's actual capital amounts and ratios are also presented in the table.

                                                                   TO BE WELL
                                                 FOR CAPITAL    CAPITALIZED UNDER
                                                   ADEQUACY     PROMPT CORRECTIVE
                                  ACTUAL           PURPOSES     ACTION PROVISIONS
                             ----------------- ---------------- -----------------
                               AMOUNT   RATIO    AMOUNT   RATIO   AMOUNT   RATIO
                             ---------- ------ ---------- ----- ---------- ------
   As of June 30, 1998:
     Total Risk-Based        $9,873,000 17.64% $4,477,000 >8.0% $5,597,000 >10.0%
      Capital..............
      (to Risk-Weighted
      Assets)
     Tier I Capital........  $9,153,000 16.35% $2,239,000 >4.0% $3,358,000 > 6.0%
      (to Risk-Weighted
      Assets)
     Tier I Capital........  $9,153,000  8.28% $4,420,000 >4.0% $5,525,000 > 5.0%
      (to Average Assets)
   As of December 31, 1997:
     Total Risk-Based        $9,750,000 18.13% $4,302,000 >8.0% $5,378,000 >10.0%
      Capital..............
      (to Risk-Weighted
      Assets)
     Tier I Capital........  $9,106,000 16.90% $2,151,000 >4.0% $3,227,000 > 6.0%
      (to Risk-Weighted
      Assets)
     Tier I Capital........  $9,106,000  8.90% $4,098,000 >4.0% $5,122,000 > 5.0%
      (to Average Assets)
   As of December 31, 1996:
     Total Risk-Based        $9,095,000 18.43% $3,947,000 >8.0% $4,934,000 >10.0%
      Capital..............
      (to Risk-Weighted
      Assets)
     Tier I Capital........  $8,508,000 17.20% $1,974,000 >4.0% $2,960,000 > 6.0%
      (to Risk-Weighted
      Assets)
     Tier I Capital........  $8,508,000  9.20% $3,710,000 >4.0% $4,638,000 > 5.0%
      (to Average Assets)

  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior

                           FIRST STATE BANCORP, INC.

regulatory approval. At June 30, 1998 and December 31, 1997, approximately $5,114,000 and $5,065,000, respectively, of stockholders' equity was available for dividend declaration without prior regulatory approval.

NOTE 9: TRANSACTIONS WITH RELATED PARTIES

  As of June 30, 1998 and December 31, 1997 and 1996, the Bank had loans outstanding to employees, officers, directors, principal stockholders and companies with which the Bank's officers or directors are affiliated. Loans outstanding to these individuals are summarized as follows:

                                            SIX MONTHS
                                              ENDED         DECEMBER 31,
                                             JUNE 30,   ----------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
      Balance, beginning of the period..... $1,320,895  $1,583,772  $1,763,989
      New loans, including existing loans
       outstanding to new directors........  1,135,856     313,592     785,991
      Repayments...........................   (306,235)   (576,469)   (966,208)
                                            ----------  ----------  ----------
      Balance, end of the period........... $2,150,516  $1,320,895  $1,583,772
                                            ==========  ==========  ==========

  In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

NOTE 10: PROFIT-SHARING PLAN

  Substantially all full-time employees of the Bank are covered by a defined contribution profit-sharing plan. Contributions to the plan are made at the discretion of the Board of Directors. Amounts charged to expense were $26,949, $24,965, $49,256, $54,911 and $50,301 for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 11. ADDITIONAL CASH FLOW INFORMATION

                           SIX MONTHS ENDED
                                JUNE 30                  DECEMBER 31,
                         --------------------- --------------------------------
                            1998       1997       1997       1996       1995
                         ---------- ---------- ---------- ---------- ----------
Non-Cash Investing and
 Financing Activities:
  Sale and financing of
   foreclosed assets.... $    4,200 $    9,500 $   68,597 $   37,900 $   50,835
  Real estate and
   repossessed assets
   acquired in
   settlement of loans.. $   28,114 $   14,317 $  132,389 $   63,041 $  150,195
Additional Cash Payment
 Information:
  Interest paid......... $2,156,410 $1,824,539 $3,568,204 $3,356,540 $3,120,335
  Income taxes paid..... $  538,514 $  295,284 $  574,213 $  253,213 $  305,734

                           FIRST STATE BANCORP, INC.

NOTE 12: FEDERAL HOME LOAN BANK STOCK

  The Bank is a member of the Federal Home Loan Bank (FHLB) system. As a member of this system, the Bank is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding mortgage loans or .3% of its total assets. No ready market exists for such stock and it has no quoted market value. The Bank held 3,367, 3,182 and 2,975 shares with a book value of $336,700, $318,200 and $297,500 at June 30, 1998, December 31, 1997 and 1996, respectively. FHLB stock is included in other assets on the balance sheets. At June 30, 1998 and December 31, 1997, all shares were pledged as collateral against FHLB advances.

NOTE 13: COMMITMENTS AND CREDIT RISK

  Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

  Total outstanding letters of credit amounted to approximately $103,000, $92,000 and $286,000 at June 30, 1998, December 31, 1997 and 1996,
respectively, with terms ranging from one to five years.

  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate. The same credit policies are used in granting lines of credit as those for on-balance-sheet instruments.

  At June 30, 1998 and December 31, 1997 and 1996, the Bank had granted unused lines of credit to borrowers aggregating approximately $3,530,000, $3,019,000 and $1,607,000, respectively, for commercial lines and $2,149,000, $1,448,000 and $1,319,000, respectively, for open-end consumer lines.

  Loan aggregating approximately $7,127,000 and $6,928,000 or 12% of the portfolio at June 30, 1998 and December 31, 1997 are collateralized by residential rental real estate.

NOTE 14: SIGNIFICANT ESTIMATES

  Generally accepted accounting principles require disclosure of certain significant estimates. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans (Note 3). Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk (Note 13).

NOTE 15: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 Cash and Cash Equivalents

  For these short-term instruments, the carrying amount approximates fair value.

                           FIRST STATE BANCORP, INC.

 Available-For-Sale Securities

  Fair values for available-for-sale securities, which also are the amounts recognized in the balance sheets, equal quoted market prices, if available. If quoted market prices are not available, fair values are estimates based on quoted market prices of similar securities.

 Other Investments

  For these short-term instruments, the carrying value approximates fair value.

 Student Loans Held for Sale

  For these variable rate loans, the carrying amount approximates fair value.

 Loans and Interest Receivable

  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

 Deposits and Interest Payable

  The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

 Federal Funds Purchased

  The fair value of federal funds purchased approximates their carrying value.

 Federal Home Loan Bank Advances

  Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow calculation that applies the rates currently offered for short-term borrowings of similar remaining maturities.

 Note Payable

  The fair value of this variable rate note payable approximates its carrying value.

 Commitments to Extend Credit, Letters of Credit and Lines of Credit

  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

                           FIRST STATE BANCORP, INC.

  The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                      JUNE 30, 1998         DECEMBER 31, 1997
                                 ----------------------- -----------------------
                                  CARRYING      FAIR      CARRYING      FAIR
                                   AMOUNT       VALUE      AMOUNT       VALUE
                                 ----------- ----------- ----------- -----------
      Financial assets:
        Cash and cash
         equivalents...........  $ 4,276,291 $ 4,276,291 $ 4,747,185 $ 4,747,185
        Available-for-sale
         securities............   38,338,639  38,338,639  36,671,001  36,671,001
        Other investments......      603,740     603,740     156,616     156,616
        Student loans held for
         sale..................    3,165,377   3,165,377   3,500,591   3,500,591
        Interest receivable....    1,100,665   1,100,665     985,706     985,706
        Loans, net of allowance
         for loan losses.......   59,636,333  59,747,324  56,099,607  56,427,000
      Financial liabilities:
        Non-interest bearing
         demand deposits.......    7,833,010   7,833,010   7,568,236   7,568,236
        Interest bearing demand
         deposits and savings
         deposits..............   31,230,097  31,230,097  32,692,587  32,692,587
        Certificates of
         deposit...............   54,008,728  54,115,105  51,300,456  51,306,000
        Interest payable.......      618,554     618,554     741,199     741,199
        Federal funds
         purchased.............    4,000,000   4,000,000   1,900,000   1,900,000
        Federal Home Loan Bank
         advances..............    2,101,430   2,100,691     648,572     650,000
        Note payable...........      431,065     431,065     631,065     631,065
      Unrecognized financial
       instruments:
        Letters of credit......          --          --          --          --
        Lines of credit........          --          --          --          --

NOTE 16: PARENT COMPANY INFORMATION

  The financial statements of First State Bancorp, Inc. (Parent) reflect its investment in First State Bank and Trust Company (Bank) and its equity in the Bank's distributed and undistributed net assets. The Parent has no other significant assets, liabilities or operating activities. At June 30, 1998 and December 31, 1997 and 1996, the equity in undistributed earnings of the Bank was $9,352,349, $9,364,713 and $8,677,735, respectively. The Bank distributed dividends to the Parent of $670,000, $382,500, $782,501, $427,752 and $705,500
during the six

                           FIRST STATE BANCORP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. The Bank may distribute dividends without regulatory approval from undistributed earnings, subject to maintenance of minimum capital requirements.

NOTE 17: MERGER AGREEMENT

  On May 19, 1998 management of the Company, as authorized by the Board of Directors, signed a merger agreement with Gold Banc Corporation, Inc., a Kansas based multi-bank holding company with approximately $550 million in total assets. The agreement formulates a transaction whereby all of the outstanding stock of First State Bancorp, Inc. would be exchanged for shares of Gold Banc Corporation, Inc. The merger is subject to regulatory and stockholder approval and, if approved, is anticipated to occur in the fourth quarter of 1998.

                                    ANNEX A

                     AGREEMENT AND PLAN OF REORGANIZATION

  This Agreement and Plan of Reorganization (the "Agreement") dated as of the 19th day of May 1998, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold"), GOLD BANC ACQUISITION CORPORATION VII, INC., a Kansas corporation ("Sub") and FIRST STATE BANCORP, INC., a Kansas corporation ("Company").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Gold, Sub and Company have approved and deem it advisable and in the best interests of their respective companies and shareholders that Gold and Company become affiliated through the merger of Company with and into Sub in the manner hereinafter set forth (the "Merger" or the "Company Merger"); and

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                              THE COMPANY MERGER

  1.1 The Company Merger. Upon the terms and subject to the conditions of this Agreement at the Effective Time (as hereinafter defined), Company shall be merged with and into Sub and the separate existence and corporate organization of Company shall thereupon cease and Sub and Company shall thereupon be a single corporation. Sub shall be the surviving corporation in the Merger and the separate corporate existence of Sub shall continue unaffected and unimpaired by the Merger.

  1.2 Effective Time of the Company Merger. On the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State on the first business day following the Closing Date, all in accordance with the Kansas General Corporation Code (the "KGCC"). The Merger shall become effective on the first day of the first calendar month following the Closing Date (the "Effective Time"). The closing shall be on a day (the "Closing Date") occurring not less than two (2) and not more than five (5) business days before the Effective Time and not later than forty-five
(45) days following the satisfaction or waiver, to the extent permitted hereunder, of the last of the conditions to the consummation of the Merger specified in Articles VII and VIII of this Agreement at 10:00 a.m. at Gold Banc Corporation, 11301 Nall Avenue, Leawood, Kansas, which day shall be specified by notice from Gold to Company (such notice to be at least five (5) days in advance of such Closing Date), or on such other date and at such other place and time as the parties hereto may mutually agree.

  1.3 The Articles of Incorporation. The Articles of Incorporation and By-Laws of Sub as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and By-Laws of the surviving corporation from and after the Effective Time until amended as provided by law and the officers and directors of Sub shall continue as the officers and directors of the surviving corporation from and after the Effective Time.

  1.4 Effect of Company Merger. Subject to Kansas law, at the Effective Time
(a) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (b) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the Company Merger; (c) all rights of creditors and all liens on any property of the Company shall be preserved unimpaired; and (d) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Company Merger had not taken place.

  1.5 Further Assurances. If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of the Company, the former Board of Directors and officers of the Company shall, and will be authorized to, execute and deliver in the name and on behalf of the Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE II

                       PROVISIONS OF MERGER TRANSACTION

  2.1 Effect of Merger on Sub Stock. At the Effective Time, each share of common stock, $1.00 par value per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and shall be unaffected by the Company Merger.

  2.2 Conversion of the Company Shares in the Company Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Each share of common stock, $10.00 par value per share of the Company ("Company Common Stock"), that is either authorized but unissued or held in the treasury of the Company, if any, or held by the Company or any subsidiary of the Company other than as trustee, fiduciary, nominee or some similar capacity shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefore;

    (b) Each outstanding share of Company Common Stock, of which Ninety-One Thousand One Hundred Forty-Eight (91,148) are issued and outstanding (but excepting Company Dissenting Shares as defined below) shall be converted into 19.6082 shares (the "Exchange Ratio") of common stock, $1.00 par value per share of Gold ("Gold Common Stock") with fractions of shares rounded to the nearest 1/1000th of a share. The Exchange Ratio set forth in this
  Section 2.2(b) has been calculated after giving effect to the 100% stock dividend referenced in Section 3.6 hereinafter.

  2.3 Exchange of Certificates.

  (a) Gold, on behalf of Sub, shall make available to Exchange National Bank and/or to Advest, Inc., which are hereby designated as exchange agents (the "Exchange Agents"), at and after the Effective Time, such number of shares of Gold Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.2 hereof. As soon as practicable after the Closing Date, Gold, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Gold Common Stock. The Gold Common Stock into which the Company Common Stock is being converted in accordance with Section 2.2(b) hereof may be delivered to a brokerage account established at Advest, Inc. for each shareholder of the Company; provided, however, that definitive stock certificates for shares of Gold Common Stock will be issued by the Exchange Agents and delivered to each Company shareholder that requests such certificates.

  (b) Notwithstanding any other provision herein, no fractional shares of Gold Common Stock and no certificates or script therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Common Stock to which a holder of Company Common Stock would otherwise be entitled to under
Section 2.2 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agent an amount in cash in lieu of such fractional share equal to the product of such fraction and the average of the closing sales price of Gold Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Marketing System on each of the ten consecutive trading days immediately preceding the third trading day prior to the Effective Time (the "Gold Stock Price"). Gold, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

  2.4 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

  2.5 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Gold Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company shareholders entitled to receive certificates representing Gold Common Stock until such shareholders surrender to the Exchange Agent their certificates representing Company Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Gold Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Gold Common Stock shall be issued any dividend on such Gold Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

  2.6 Shareholders' Approval. Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Articles of Incorporation and By-Laws of Company and in accordance with Section 10.1 hereof. A shareholders' meeting of Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 10.1 hereof). Company and its Board of Directors shall recommend that the shareholders of Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

  2.7 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's shareholders pursuant to the KGCC, any shares of Company Common Stock held by a person who objects to the Merger, whose shares of Company Common Stock were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the KGCC concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company Dissenting Shares") shall not be converted pursuant to Section 2.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the KGCC, including, if applicable, any costs determined to be payable by Sub or the Company to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the KGCC. Notwithstanding the foregoing, as set forth hereinafter, the obligation of Gold to close on this transaction is contingent upon the total required cash payments due Company's shareholders totaling less than 5% of the total consideration being provided by Gold to Company as consideration for this Merger.

  2.8 Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of Gold Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be adjusted on a pro rata basis.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF GOLD AND SUB

  Except as set forth on the Gold Disclosure Schedule attached hereto, Gold and Sub, jointly and severally, hereby represent and warrant to the Company and the Shareholders of the Company as follows:

  3.1 Organization and Authority.

  (a) Gold is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.

  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Gold as the sole shareholder of Sub.

  3.2 Authority. Gold has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation by Gold of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Gold. This Agreement has been duly executed and delivered by Gold, and assuming due execution and delivery by Company, constitutes a valid and binding obligation of Gold, enforceable against Gold in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  3.3 No Gold Shareholder Approval. The shareholders of Gold are not required by law, the Articles of Incorporation or Bylaws of Gold, or any NASD rule or regulation to approve this Agreement.

  3.4 No Violations. Subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement by Gold and Sub do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Gold or any subsidiary of Gold or to which Gold or any subsidiary (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Gold or any subsidiary of Gold or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Gold or any subsidiary of Gold under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Gold or any subsidiary of Gold is a party, or to which any of their respective properties or assets may be bound or affected.

  3.5 Consents. Except for approvals of the appropriate regulatory agencies and such filings and registrations as are required under federal and state securities and Blue Sky laws, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Gold of the Merger or the other transactions contemplated by this Agreement.

  3.6 Capital Stock of Gold. Gold has authorized capital stock consisting of
(a) 25,000,000 shares of common stock, $1.00 par value ("Gold Common Stock"), of which 5,352,196 shares were issued and outstanding on March 31, 1998, subject, however, to a 100% stock dividend for shareholders of record as of May 6, 1998 with such stock split payable on May 18, 1998, (b) $28.75 Million of 8.75% Junior Subordinated Deferrable Interest Debentures and (c) 25,000,000 shares of preferred stock, none of which are issued and outstanding. All of the issued and outstanding shares of Gold Common Stock are validly issued, fully paid and non-assessable. Holders of Gold Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Gold Common Stock.

  3.7 Government Regulation. Gold and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Gold and its subsidiaries have substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses.

  3.8 Financial Statements. The consolidated balance sheets of Gold as of December 31, 1997, the consolidated statement of earnings for the year ended December 31, 1997, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been certified by KPMG Peat Marwick LLP, independent certified public accountants. All of the foregoing financial statements, together with the financial statements of Gold dated as of March 31, 1998 and for the period then ending, have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, and present fairly in all material respects the financial position, results of operation and changes of financial position of Gold as of their respective dates and for the periods indicated. From March 31, 1998 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, business or prospects of Gold.

  3.9 SEC Reports. Gold's Report on Form 10-K for year ended December 31, 1997, filed with the Securities and Exchange Commission and all subsequent reports and proxy statements filed by Gold thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Gold pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed. Gold has delivered to Company the Form 10-K for the fiscal year ended December 31, 1997 and unaudited financial statements for the quarter ended March 31, 1998.

  3.10 Status of Gold Common Stock to be Issued. The shares of Gold Common Stock into which the Company Common Stock are to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time (the "Securities Act").

  3.11 Legal Proceedings. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Gold, threatened against or affecting the properties, assets, rights or business of Gold or any subsidiary of Gold or the right to carry on or conduct their business, nor are there to the knowledge of Gold any grounds therefor, which, if adversely determined, would have a material adverse effect on the business, operations, properties or financial condition of Gold. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Gold, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

  3.12 Taxes. Gold and Sub have timely filed all federal, state and local tax returns required to be filed by them, and have timely paid and discharged any taxes due in connection with all such tax returns. To the best knowledge of Gold, the liability for taxes set forth on each such tax return adequately reflects the taxes due with respect to such returns. Neither the Internal Revenue Service nor any other taxing authority is now asserting, either through audits, administrative proceedings, court proceedings or otherwise any deficiency or claim for additional taxes against Gold or Sub or any subsidiary of Gold. Neither Gold nor Sub has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any of the assets of Gold or Sub or any subsidiary of Gold.

  3.13 Defaults. Neither Gold nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Gold or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Gold's or any of its subsidiaries' extension of credit; and, to their knowledge, there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  3.14 Information Supplied. Gold will ensure that none of the information supplied or to be supplied by Gold and Sub for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 10.1) will, at the time the Registration Statement is filed with the Securities and Exchange Commission (the "SEC") and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement (as defined in Section 10.1) will, at the date of mailing to stockholders and at the time of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to have stated a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.

  3.15 Absence of Adverse Agreements. Neither Gold nor Sub nor any subsidiary of Gold is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may have a material adverse effect on the financial condition, results or operations, assets, business or prospects of Gold or Sub or any subsidiary of Gold, taken as a whole.

  3.16 Broker's Fees. Neither Gold nor Sub nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Except as set forth on the Company Disclosure Schedule hereto, Company hereby represents and warrants to each of Gold and Sub as follows:

  4.1 Organization and Good Standing.

  (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The conduct of Company's business and the ownership of its properties do not require Company to qualify as a foreign corporation in any jurisdiction except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and its subsidiary.

  (b) Company has one subsidiary: First State Bank & Trust Company, Pittsburg, Kansas ("Bank"), which is a Kansas banking corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, with the corporate power and authority to carry on its business as it is now being conducted. Bank is duly qualified to do business in each jurisdiction in which the conduct of its business requires such qualification except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and/or Bank.

  4.2 Authority. Company has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and assuming due execution and delivery by Gold, constitutes a valid and binding obligation of Company, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  4.3 Shareholder Approval. The Board of Directors of Company has directed or will direct, that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement by the requisite vote of the Company's shareholders, no other shareholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors will recommend that the shareholders approve the transactions contemplated hereby, subject to their fiduciary duties. The approval of the majority of the outstanding shares of Company Common Stock entitled to vote with respect to such matter is required for approval of this Agreement and to consummate the transactions contemplated hereby. No approval of a number of outstanding shares of Company greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

  4.4 No Violations. Except for the approvals of the appropriate regulatory agencies and such filings and registrations as are required under federal and state securities and Blue Sky laws, the execution, delivery and performance of this Agreement by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or Bank or to which Company or Bank (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Company or Bank or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company or Bank under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or Bank is a party, or to which any of their respective properties or assets may be bound or affected.

  4.5 Consents. Except for the approvals of the appropriate regulatory agencies and such filings and registrations as are required under federal and state securities and Blue Sky laws, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the Merger or the other transactions contemplated by this Agreement.

  4.6 Capitalization. Company has authorized capital stock consisting of 100,000 shares of common stock, par value $10.00 per share, of which 91,148 shares are issued and outstanding, and 860 shares held as treasury stock. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. There are no outstanding warrants, options, subscriptions, contracts, rights or other agreements or commitments obligating Company to issue or sell any additional shares of Company Common Stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of Company Common Stock. The authorized capital stock of Bank consists of 100,000 shares of common stock, $10.00 par value per share ("Bank Stock"), of which 100,000 shares have been duly and validly issued, are fully paid, and, are owned directly by Company. Such shares are free and clear of all liens, encumbrances, equities or claims save and except for a pledge of such shares to secure the obligation of the Company to NationsBank of Kansas, the outstanding principal balance of which is $531,065.00 as of the date hereof (the "Bank Stock Loan"). There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating Company or Bank to issue or sell any additional shares of Bank's capital stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of capital stock or any other equity security of Bank.

  4.7 Government Regulation. Company and Bank hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Company and Bank have substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses.

  4.8 Financial Statements. The Company has previously delivered to Gold and Sub balance sheets for the Company as of March 31, 1998, December 31, 1997 and December 31, 1996, the statements of earnings for the period ended March 31, 1998 and for the years ended December 31, 1997 and December 31, 1996, the balance sheet and statement of earnings for the Bank as of March 31, 1998 and for the period then ending, and all related schedules and notes to the foregoing (collectively the "Company Financial Statements"). Although such statements have not been certified as of the date hereof by independent certified public accountants, the Company Financial Statements have been prepared (except for the absence of notes thereto) in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, and present fairly in all material respects the financial position, results of operation and changes of financial position of Company or the Bank, as applicable, as of their respective dates and for the periods indicated. Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of March 31, 1998, or incurred since March 31, 1998, in the ordinary course of business. From March 31, 1998 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Company or Bank, or in the relationship of Company and Bank with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

  4.9 Legal Proceedings. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses, nor are there to the knowledge of Company any grounds therefor, which, if adversely determined, would in the aggregate materially adversely affect the business, operations, properties or financial condition of Company or Bank. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement. The Company agrees to advise Gold and Sub if at any time between the date hereof and the Effective Time, any legal proceeding as described in this paragraph is initiated or, to the knowledge of Company, threatened.

  4.10 Title to Assets. Except for securities pledged to secure public funds deposits or subject to customer repurchase agreements entered into in the ordinary course of business, and leased property discussed below, Company and Bank have good and marketable title to and possession of all of their respective real and personal properties and assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except for other real estate owned and except as reflected on their respective financial statements and except for the lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which liens, covenants, restrictions and imperfections do not materially affect the value of such property and do not interfere with the use made of such property by Company and Bank. The real and personal properties and assets held under lease by Company and Bank are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made of such properties and assets by Company and Bank. No consent is necessary under the terms of any such lease in connection with the consummation of the transactions contemplated hereby.

  4.11 Undisclosed Liabilities. As of the date hereof, neither Company nor Bank have any debt, liability or obligation (whether accrued, contingent, absolute or otherwise) known to any of such corporations of the nature which would customarily be included in a corporate balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles that is not reflected or reserved against in the Company Financial Statements or was not incurred in the ordinary course of their business.

  4.12 Taxes. The Company and Bank have timely filed all tax returns required to be filed by them, and the Company and Bank have timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and have timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of Company's knowledge, threatening to assert against Company or Bank any deficiency or claim for additional taxes. Neither the Company nor Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax. There are no tax liens on any assets (excluding OREO properties) of the Company or Bank. Neither the Company nor Bank has received a ruling or entered into an agreement with the Internal Revenue Service or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect (as defined below) on the Company or Bank, taken as a whole, after the Effective Time. For purposes of this Agreement, "Material Adverse Effect" with respect to the Company or Bank means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the Company or Bank taken as a whole; (2) significantly and adversely affects the ability of the Company or Bank to consummate the transactions contemplated by this Agreement by the Closing Date or to perform their material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Closing Date of the transactions contemplated by this Agreement. The Company agrees to provide assistance in the preparation of income tax returns for the Company and Bank from the commencement of the current fiscal year through the Effective Time with such returns to be completed within ninety (90) days after the Effective Time.

  4.13 Contracts. Neither Company nor Bank is party to or bound by any:

    (a) employment contract;

    (b) bonus, deferred compensation, savings, profit sharing, severance pay, pension or retirement plan or arrangement, except for the Plans referenced in Section 4.16 hereof;

    (c) material lease or license with respect to any property, real or personal, whether Company or Bank is landlord or tenant, licensor or licensee, involving a liability or obligation of Company or Bank as obligor in excess of $5,000 on an annual basis;

    (d) agreement, contract or indenture relating to the borrowing of money by Company or any subsidiary, excluding deposit obligations, obligations under certificates of deposit, letters of credit, items in the process of collection, commitments to loan or discount, endorsements made for collection and guarantees made in the ordinary course of business;

    (e) agreement with any present or former officer, director or shareholder of Company or Bank; or

    (f) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of Company or Bank or which involve a payment by Company or Bank of more than $5,000 on an annual basis.

  4.14 Regulatory Reports; Examinations. Company and Bank have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, with all governmental or regulatory authorities, agencies, courts, commissions or other entity ("Governmental Entity") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Company and Bank, no Governmental Entity has initiated any proceeding or, to the best knowledge of Company, investigation into the business or operations of Company or Bank. To the best knowledge of Company, there is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of Company or Bank. Company has made available to Gold all reports of examinations conducted by any Governmental Entity with respect to Company and/or Bank, during the preceding three (3) years. Company will also make available to Gold and Sub any subsequent reports of examination received from any Government Entity between the date hereof and the Effective Time.

  4.15 Conduct. From March 31, 1998 until the date hereof:

    (a) There has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank or in the relationship of Company or Bank with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships.

    (b) The business affairs of Company and Bank have been conducted and carried on only in their ordinary and regular course of business, and Company and Bank have not incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business, those incurred pursuant to existing contracts included on the Disclosure Schedule and those incurred pursuant to commitments permitted hereby.

    (c) Neither Company nor Bank have entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increase in any officer's, employee's or director's welfare, retirement or similar plan or arrangement, other than merit increases made in accordance with past practices and procedures.

  4.16 Compliance with ERISA. Neither Company nor Bank has established, maintained or contributed at any time during the five-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of the Employment Retirement Income Security Act of 1974 ("ERISA")) or any other plan with respect to which any governmental filings are required, except for the plans listed on the Company Disclosure Schedule (collectively, the "Plans"). A true and accurate copy of each of the Plans, any related trust agreements and each of the amendments thereto has been provided to Gold together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any government agency in respect of the Plans for the three most recent years ending on or before the date hereof. To Company's knowledge as sponsor of the Plans, the Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Internal Revenue Code of 1986 ("Code"), including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.16, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Plans or of Company or Bank, either as of the Effective Time or upon discovery of the noncompliance. To Company's knowledge as sponsor of the Plans, all required contributions to the Plans through the date hereof have been made. To Company's knowledge, Company and Bank (each with respect to the Plans), as well as the Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, as of the date hereof, other than for the payment of benefits in the ordinary course.

  4.17 Defaults. Neither Company nor Bank is in material breach or material default known to Company under any agreement or commitment to which the Company or Bank is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit; and to Company's knowledge, there has not occurred any event which, after the giving of notice, the lapse time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  4.18 Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by Company and Bank have been delivered or made available to Gold. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid and enforceable policies. To the best knowledge of Company, the insurance policies to which Company or Bank are parties are sufficient for compliance with all material requirements of law and all material agreements to which Company or Bank are parties and will be maintained by Company and Bank until the Effective Time. Neither Company nor Bank has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

  4.19 Absence of Adverse Agreements. Neither the Company nor Bank is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or is reasonably likely to result in a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or Bank, taken as a whole.

  4.20 Internal Controls and Records. The Company and Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles.

  4.21 Loans. (a) Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Company or Bank or banking regulators, except as reflected on a list previously provided to Gold and Sub during the due diligence period;
(b) neither Company nor Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of Company or Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (c) to the best knowledge of Company neither Company nor Bank is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation is reasonably likely to result in a Material Adverse Effect on the Company or the Bank.

  4.22 Environmental Laws. To the best knowledge of the Company: (i) the operations of Company and Bank comply in all material respects with all applicable past and present federal, state and local environmental statutes and regulations and neither the condition of any property owned by Company or Bank nor the operation of the business of any of such entities violates in all material respects any applicable federal, state or local environmental statute or regulation; (ii) none of the operations of Company or Bank is subject to any judicial or administrative proceeding alleging the violation of any federal, state or local environmental health or safety statute or regulation nor is it the subject of any claim alleging damages to health or property pursuant to which the Company or Bank may be liable; (iii) none of the operations of nor any of the properties owned by Company or Bank is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source; (iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any federal, state or local environmental law and at no time has the Company or Bank stored or used any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned by Company or Bank; (v) there are no underground storage tanks now or heretofore located on any real property owned by Company or Bank; (vi) neither Company nor Bank has ever been notified by either a federal, state or local governmental authority, or any private party, that Company or Bank is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance and to the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C.
(S)(S) 9601, et seq. or any corresponding state law.

  Gold may obtain at its option and expense on or prior to 120 days following the date hereof an environmental audit of all properties and assets of Company and Bank whether directly owned or classified as other real estate owned. Such environmental audit shall constitute a part of the due diligence process, should Gold choose to pursue it, and if Gold determines in its sole discretion that such environmental audit reflects the potential of a material environmental problem with respect to any of the properties or assets of Company or Bank, then Gold may deem the due diligence unsatisfactory and terminate this Agreement under the terms of Section 9.1 hereinafter.

  4.23 Broker's Fees. Neither Company nor Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

  4.24 Labor Matters. (a) To the best knowledge of Company, Company and Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Company or Bank pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting Company or Bank; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Company or Bank; and (e) neither Company nor Bank is experiencing any material work stoppage.

  4.25. Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Gold or Sub.

  4.26 Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Company to Gold in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                             COVENANTS OF COMPANY

  5.1 Affirmative Covenants of the Company. Unless the prior written consent of Gold shall have been obtained, and which consent will be given or denied within 3 business days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall and shall cause Bank to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) maintain as valid and enforceable all policies of insurance as referenced in Section 4.18 herein, (iv) provide updates to Gold and Sub with respect to those loans reflected on the list previously provided to Gold and Sub as referenced in Section 4.21 herein and (v) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby, (b) would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (c) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

  5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to commit to do, or permit Bank to do or agree to commit to do, any of the following without the prior written consent of Gold, which consent shall not be unreasonably withheld and which consent will be given or denied within 3 business days of receipt of written request for such consent:

    (a) make any single loan (or series of loans to the same or related entities or persons) or any commitment (verbal or written) for a loan (or series of commitments to the same or related entities or persons) in an amount greater than $100,000.00 other than renewals of existing loans or commitments to loan;

    (b) purchase or invest in any securities, other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than two years from the date of purchase;

    (c) amend or adopt any employee benefit plan or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such directors, officers or employees of Company or Bank under any pension plan or other contract or commitment except for merit increases in accordance with past practices;

    (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this Section 5.2); involving an obligation or commitment in excess of $5,000 or engage in any transaction not in their usual and ordinary course of business and consistent with past practices;

    (e) declare or pay any dividend or make any other distribution in respect of any capital stock of Company or Bank, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or Bank; provided, however, that (i) each of the Bank and the Company may declare and pay quarterly cash dividends, in an amount equal to $1.00 per share, consistent with past practices (with such dividends payable during the first month following the end of each calendar quarter between the date hereof and the Closing Date such that the dividends referenced in this clause (i) are payable in the month of July for the quarter ending June 30, 1998, and in the month of October for the quarter ending September 30, 1998; provided, however, that if the Closing Date occurs on or before September 30, 1998, then the Company and the Bank, on or before the Closing Date, may declare and pay a dividend equal to $1.00 per share reduced by the amount of any cash dividends [on a per share basis] to be received by the shareholders of the Company on shares of Gold Common Stock which they will receive pursuant hereto if the Closing Date has occurred prior to the record date of a dividend declared by Gold during the quarter ending September 30, 1998), (ii) if the transactions contemplated hereby are not consummated in time to permit the shareholders of the Company to receive any cash dividends declared and payable on the Gold Common Stock after September 30, 1998, with respect to the shares of Gold Common Stock which they will receive pursuant hereto (the aggregate dollar amount of such dividends is referred to herein as the "Gold Equivalent Dividend"), then the Bank and the Company may declare and pay a cash dividend in an amount equal to the Gold Equivalent Dividend and (iii) the Bank may declare and pay cash dividends in amounts sufficient to pay reasonable out-of-pocket fees and expenses incurred by the Company (including, without limitation, fees and expenses payable pursuant to Section 11.1 hereof) in connection with the consummation of the transactions contemplated hereby (the amounts referred to in (i), (ii) and (iii) herein are collectively referred to herein as "Permitted Dividends").

    (f) amend the Articles of Incorporation or By-Laws of either of the Company or Bank or make any change in the authorized, issued or outstanding capital stock (or any change in the par value thereof) of Company or Bank;

    (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.2(a);

    (h) enter into any new line of business;

    (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to Company or Bank, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provisions of this Agreement except, in every case, as may be required by applicable law;

    (k) change its methods of accounting in effect on the date hereof, except as required by changes in generally accepted accounting principles ("GAAP") or regulatory accounting principles as concurred with by the Company's independent accountants;

    (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of any of its material assets or properties;

    (m) file any application to relocate or terminate the operations of any banking office;

    (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or Bank is a party or by which the Company or Bank or their respective properties is bound; or

    (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director or officer of the Company or Bank without giving Gold three days' notice in advance of the Company's or Bank's approval of such loan or extension of credit or commitment relating thereto.

  5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice, Gold and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of Company and Bank. The Company shall furnish to Gold and its authorized representative all information with respect to the affairs of Company and Bank as Gold may reasonably request.

  5.4 Financial Statements and Call Reports. From and after the date hereof through the Closing Date, Company shall deliver to Gold monthly reports of condition and income statements of Bank and shall deliver to Gold copies of the call reports for Bank as filed with any regulatory agency promptly after such filing.

  5.5 Right to Attend Meetings. Company and Bank shall allow a representative of Gold to attend as an observer all meetings of the Board of Directors of Company and Bank and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of Company or Bank officials at which policy is being made. Company and Bank shall give reasonable notice to Gold of any such meeting and, if known, the agenda for or business to be discussed at such meeting.

Company and Bank shall provide to Gold all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of Company or Bank.

  5.6. Data Processing. Company shall cooperate with Gold in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Gold. Gold shall provide such assistance and consultation as Company may reasonably require in such planning process.

  5.7 No Solicitation. Neither Company nor Bank nor any affiliates or associates of Company nor Bank acting for or on behalf of Company or Bank shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or participate in any negotiations with, or, subject to the provisos to this sentence, provide any information to, any corporation, partnership, agent, attorney, financial adviser, person, or other entity or group (other than (a) Gold, Sub, an affiliate or associate of Gold or Sub or an officer, employee or other authorized representative of Gold, Sub or such affiliate or associate or (b) the Company's counsel, accountants and financial adviser solely for use in connection with the transactions contemplated hereby) relating to any (i) liquidation, dissolution, recapitalization, merger or consolidation of the Company or Bank, (ii) outside the ordinary course of business, sale of a significant amount of assets of the Company or Bank, (iii) purchase or sale of shares of capital stock of the Company or Bank, or (iv) any similar transactions involving Company or Bank, other than the transactions contemplated by this Agreement; provided, however, that the Company may provide information at the request of a third party if the Board of Directors of the Company determines, in good faith, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to Gold and Sub, requires it to take such action, and, provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Gold and Sub. Company shall immediately cease and cause to be terminated any and all such contacts and negotiations with respect to any such transaction. Company shall immediately inform Gold and Sub of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction.

  5.8 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Company agrees to use its reasonable best efforts to cooperate with Gold in Gold's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

  5.9 Information. Company shall provide such information and answer such inquiries as Gold may reasonably request or make concerning the subject matter of the representations and warranties of Company herein.

  5.10 Tax Free Reorganization Treatment. Company shall not intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax free "reorganization" within the meaning of Section 368(a) of the Code (subject to required recognition of gain or loss with respect to cash paid pursuant hereto or to any holder of Company Common Stock who dissents from the merger).

                                  ARTICLE VI

                           COVENANTS OF GOLD AND SUB

  6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Gold and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agree to exercise best efforts to file applications relating to such approvals within thirty (30) days from the date hereof or as soon thereafter as is reasonably possible. Gold and Sub shall provide to Company's counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

  6.2 Information. Gold and Sub shall provide such information and answer such inquiries, as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Gold and Sub herein.

  6.3 TaxFree Reorganization Treatment. Neither Gold nor Sub shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax free "reorganization" within the meaning of Section 368(a) of the Code.

  6.4 Employee Benefits. Employees of Company or Bank shall be eligible to participate in all Gold employee welfare benefit plans in accordance with their terms, and for such purpose all service of such employees with the Company and Bank shall be counted as service with Gold.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO GOLD'S OBLIGATIONS

  The obligations of Gold and Sub to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Gold or Sub may waive in writing:

  7.1 Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement and except to the extent that any such representation or warranty is made solely as of a specified date. Company shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date and Gold shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effect.

  7.2 Material Actions; Debts or Defaults. On the Closing Date, there shall not be: (i) except as set forth on the Company Disclosure Schedule, any actions, suits, claims, demands or other proceedings or investigations, either judicial or administration, pending or, to the knowledge of Company or Bank, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses; (ii) any debt, liability or obligation of Company or Bank known to either (whether accrued, contingent, absolute or otherwise) required to be reflected in a corporate balance sheet or the notes thereto that is not reflected or reserved against in their respective financial statements or was not incurred in ordinary course of their respective businesses; or (iii) any material breach or material default of Company or Bank known to either under any agreement or commitment to which either is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit, any of which would have a Material Adverse Effect on the Company or Bank.

  7.3 Adverse Changes. From the date hereof to the Closing Date, there have been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank, and taking into account for this purpose the proceeds of any applicable insurance.

  7.4 Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Gold shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule, and no such order, consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold would materially adversely affect the operations of or be unduly burdensome to Gold.

  7.5 Litigation. At the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Gold reasonably believes could reasonably result in restraining, enjoining or prohibiting the consummation of this Agreement.

  7.6 Financial Measures. On the Closing Date, the capital of Bank shall be not less than $9,435,005.00, the reserve for loan and lease loss of Bank shall be not less than $671,555.00 and the total indebtedness of the Company shall not exceed $531,065.00, all as determined on the basis of the March 31, 1998 financial statements of the Bank delivered to Gold. Subject to Section 5.2(e) hereof, it is fully understood all future earnings from the date hereof forward shall accrue to the retained earnings or reserves of the Bank, respectively, and shall not result in an increase of any consideration payable by Gold or Sub hereunder.

  7.7 Approval by Shareholders. The shareholders of Company shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and ByLaws of Company.

  7.8 Tax Representations. Each shareholder of Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in Section 7.11 hereof.

  7.9 Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company and Bank at the time this Agreement is submitted to approval of the stockholders of the Company and Bank shall deliver to Gold a letter in substantially the form set forth in Exhibit 7.9.

  7.10 Satisfactory Due Diligence. Representatives of Company and Bank have cooperated with Gold, Sub and representatives of Gold and Sub in conducting its due diligence in accordance with the terms of Section 5.3 above.

  7.11 Federal Tax Opinion. Gold shall have received an opinion of Payne & Jones, Chartered, counsel to Gold ("Gold's Counsel"), in form and substance reasonably satisfactory to Gold, dated the Closing Date, stating that the Merger will be treated as a tax-free reorganization within the meaning of
Section 368(a)(1)(C) of the Code, subject to required recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger.

  7.12 Opinion of Counsel. Gold shall have received an opinion of Stinson, Mag & Fizzell, P.C. ("Company's Counsel"), dated the Closing Date, in form and substance reasonably satisfactory to Gold covering the matters set out in
Exhibit 7.12 hereto.

  7.13 Qualification for Pooling-of-Interest Treatment. Gold shall have received an opinion from an accounting firm reasonably acceptable to Gold that this transaction will qualify for pooling-of-interest accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold hereunder and absence of any capital transactions involving any parties hereto) have been met.

                                 ARTICLE VIII

            CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY AND BANK

  The obligations of Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Company may waive in writing:

  8.1 Representations, Warranties and Covenants. All representations and warranties of Gold and Sub contained in this Agreement shall be true in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is made solely as of a specified date, and Gold shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date, and Company shall have received a certificate signed by an executive officer of Gold, dated the Closing Date, to the foregoing effect.

  8.2 Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule.

  8.3 Litigation. There shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Company believes could reasonably result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

  8.4 Approval by Shareholders. The shareholders of Company shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and ByLaws of the Company and Bank.

  8.5 Adverse Changes. From the date of this Agreement to the Closing Date, there will have been no material adverse change in the financial condition, properties, assets, liabilities, rights, business or prospects of Gold.

  8.6 Federal Tax Opinion. The Company shall have received, at Gold's expense, an opinion of Gold's Counsel, addressed to the Company and its shareholders in form and substance reasonably satisfactory to the Company and Company's Counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a)(1)(C) of the Code and no gain or loss will be recognized by the shareholders of the Company, except for recognition of gain or loss with respect to cash paid to holders of Company Common Stock who dissent from the Merger.

  8.7 Opinion of Counsel. Company shall have received, at Gold's expense, an opinion of Gold's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Company, covering the matters set out in Exhibit
8.7 hereto.

  8.8 Cash Dividend. The Board of Directors of the Company shall have declared and the Company shall have paid the Permitted Dividends on Company Common Stock authorized by Section 5.2(e) hereof.

                                  ARTICLE IX

                   TERMINATION OF AGREEMENT; INDEMNIFICATION

  9.1 Basis for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date: (a) by mutual consent in writing of the parties hereto; (b) by Gold upon written notice to Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold would materially adversely affect the operations of or would be unduly burdensome to Gold; (c) by Gold or Company if the other party has materially breached this Agreement and has not cured such breach within the earlier of (i) 30 days after the nonbreaching party shall have given notice to the breaching party of the existence of such breach or (ii) the Closing Date;
(d) by Gold or Company upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the Closing Date; or (e) by either Gold or Company if the Closing Date shall not have occurred by December 31, 1998, unless Gold and Company agree in writing to extend such deadline; provided that the terminating party is not then in material breach of this Agreement. As used in this Section 9.1, actions contemplated as being taken by Gold or the Company must be taken by their respective Board of Directors or the Executive Committee of such Board.

  9.2 Effect of Termination. In the event of termination of this Agreement for any reason set forth in Section 9.1, other than a breach thereof, no party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages or expenses suffered or claimed to be suffered by reason thereof.

  In the event Gold and Sub have performed all of their obligations hereunder and all conditions precedent to the obligation of Company to close have been met or waived in writing by Company, but Company fails or otherwise refuses to close, then Gold shall be entitled to enforce the terms hereof by an action seeking specific performance. Such right is not exclusive and shall not preclude Gold from also pursuing an action to recover any and all damages resulting from the Company's default hereunder. All remedies available to Gold hereunder or by law are cumulative.

  In the event Company has performed all of its obligations hereunder and all conditions precedent to the obligations of Gold and Sub to close have been met or waived in writing by Gold and Sub, but Gold and Sub fail or otherwise refuse to close, then Company shall be entitled to enforce the terms hereof by an action seeking specific performance. Such right is not exclusive and shall not preclude Company from also pursuing an action to recover any and all damages resulting from the default by Gold and Sub hereunder. All remedies available to Company hereunder or by law are cumulative.

  9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company or Sub, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

  9.5 Indemnification by Company. The Company agrees to indemnify and hold harmless Gold, Sub and the officers, shareholders and directors of each such entity from and against and in respect of any and all damages, losses, diminution of value, or expenses suffered or incurred by any such party (whether as a result of third party claims, demands, suits, causes of action, proceedings, investigations, judgments or liabilities or otherwise), including costs of investigation in defense and reasonable attorneys' fees assessed, incurred or sustained by or against any of them, with respect to or arising out of any breach of the representations, warranties and/or covenants of the Company set forth herein.

  9.6 Indemnification by Gold. Gold agrees to indemnify, defend and hold harmless Company and the Bank, and the shareholders, directors, officers, employees, agents and representatives of each such entity, from and against and in respect of any and all damages, losses, diminution of value, or expenses suffered or incurred by Company (whether as a result of third party claims, demands, suits, causes of action, proceedings, investigations, judgments, liabilities or otherwise), including costs of investigation and defense and reasonable attorneys' fees assessed or incurred or sustained by or against Company or its shareholders, with respect to or arising out of any breach of the representations, warranties and covenants of Gold and Sub set forth herein.

  9.7 Limitations on Indemnification. Notwithstanding anything herein contained to the contrary, no person shall be entitled to indemnification under the provisions of this Agreement: (i) unless such party shall have given written notice to the indemnifying party setting forth its claim for indemnification in reasonable detail, (ii) unless the total aggregate claims for indemnification have exceeded $50,000.00 and (iii) to the extent that the aggregate amount of all indemnification liability under Section 9.5 or Section 9.6, as applicable, exceeds the total value of consideration provided (as of the Closing Date) by Gold and Sub under Section 2.2 in exchange for Company Common Stock.

  9.8 Procedure for Indemnification. If a party hereto becomes aware of an event which gives rise to a claim for indemnification hereunder, such party shall give the other party prompt notice of any such action, claim, liability, assessment or notice of deficiency received by such party which might result in any liability under this provision. Further, any party who may claim a right of indemnification hereunder agrees to refrain from paying, settling or compromising any such claim for which indemnification may be sought without giving notice of same to the other party. If the other party wishes to contest or defend such third party claim, then the party against whom the claim was made shall be obligated to cooperate fully with such party in contesting and preserving all rights with respect to such contest; provided, however, that if the other party does not wish to challenge or contest such third party claim, then the party against whom the claim was being made by settle same on terms and conditions it deems to be the most favorable it can be obtained and then inserting the indemnification claim against the other party hereto. When giving a notice under this provision, a party may specify a time for a response from the other party as to whether such other party wishes to contest or defend such third party claim. Such deadline for response may be established consistent with the facts and circumstances surrounding the situation. If a party hereunder claims indemnification for a claim other than a third party claim, the party seeking indemnification shall notify the indemnifying party in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. To the extent a party is deemed to have ultimately been responsible for indemnification, then interest shall be deemed to accrue on the unpaid amount of indemnification obligation at the prime rate of interest announced from time to time by Exchange National Bank, such interest to be calculated based on the actual number of days elapsed from the date each indemnification obligation becomes due and owing until paid in full and based on 365 day year.

                                   ARTICLE X

                            SECURITIES LAWS MATTERS

  10.1 Registration Statement and Proxy Statement. Gold shall, at Gold's expense (but subject to the terms of Section 11.1 hereinafter) as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Gold Common Stock to be issued in the Merger (the "Registration Statement"). Company, Gold and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special stockholders' meetings of Company and to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). Company, Gold and Sub shall each cause their counsel and auditors to cooperate with the other's counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Gold shall not include in the Registration Statement any information concerning Company or Bank to which Company shall reasonably and timely object in writing. Gold, Sub and Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to its stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Company shall mail or otherwise furnish to its shareholders such amendments to the Proxy Statement or supplements to the Proxy Statement as may, in the reasonable opinion of Gold, Sub or Company, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Gold and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Gold Common Stock issued pursuant hereto for the purpose of resale of Gold Common Stock by any person. For a period of at least two years from the Effective Time, Gold shall make available "adequate current public information" within the meaning of and as required by paragraph
(c) of Rule 144 adopted pursuant to the Securities Act.

  10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Gold Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

  10.3 Publication of Combined Financial Results. Gold will file with the Securities and Exchange Commission a Periodic Report on Form 8K containing financial statements which include no less than 30 days of combined operations of Gold and Company, ended on a normal closing date, as soon as practicable after the Effective Time unless the first 30 day period of combined operations is reflected in and ends on the normal closing date of an annual report on Form 10K or quarterly report on Form 10Q.

  10.4 Affiliates. Certificates representing shares of Gold Common Stock issued to "Affiliates" (as defined in Rules 145 and 405 adopted under the Securities Act) of Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule 145) and will bear a restrictive legend set out in the Affiliate Letter; provided, however, that following publication of financial results covering at least thirty (30) days of combined operations of Gold and the Company and upon receipt of an opinion of counsel reasonably satisfactory to Gold that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Gold Common Stock by an Affiliate will comply with or will be exempt from the Securities Act, Gold shall, as promptly as practicable after receipt of the stock certificates representing such Affiliate's Gold Common Stock (and in any event within seven (7) business days after such receipt), direct the Transfer Agent for the Gold Common Stock to remove the stock transfer order related thereto and reissue a stock certificate evidencing such shares to the Affiliate with such restrictive legend.

  10.5 Indemnification. Gold agrees to indemnify and hold harmless Company and its shareholders, directors, officers, employees, representatives and agents from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees), whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Gold done or made in connection with the Merger, Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by the Company.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.1 Expenses. Except as set forth herein, each party shall be responsible for its own expenses in connection with this transaction. Specifically, each party shall be responsible for their own legal and accounting fees and any related costs or charges associated with the negotiation, execution and consummation of this Agreement. However, notwithstanding anything herein contained to the contrary, it is understood and agreed that the Company shall pay up to an aggregate of $50,000.00 of the total cost of (i) the certified audit of the consolidated balance sheet of the Company as of December 31, 1997 (if required) and the statement of income for the year then ended and (ii) the preparation and filing of the Registration Statement and Proxy Statement referenced in Section 10.1 above.

  11.2 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto.

  11.3 Entire Agreement, Amendments, Waiver. This Agreement contains the entire understanding of Gold, Sub and Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

  11.4 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by telefacsimile with a copy thereof transmitted by a nationally recognized overnight delivery service or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

    If to Company:

      First State Bancorp, Inc.
      5th and Broadway
      Pittsburg, KS 66762
      Telephone: (316) 231-2000
      FAX: (316) 231-3974

    with a copy to:

      Mr. William R. Hagman, Jr.
      224 Via Napoli
      Naples, FL 34105
      Telephone: (941) 234-6030
      FAX: (941) 261-3568

    and:

      Michael W. Lochmann
      Stinson, Mag & Fizzell, P.C.
      1201 Walnut Street
      Suite 2800
      Kansas City, MO 64106
      Telephone: (816) 842-8600
      FAX: (816) 691-3495

    If to Gold:

      Mr. Michael W. Gullion
      Gold Banc Corporation, Inc.
      11301 Nall Avenue
      Leawood, KS 66211
      Telephone: (913) 451-8050
      FAX: (913) 451-8004

    with a copy to:

      Thomas K. Jones
      Payne & Jones, Chartered
      P.O. Box 25625
      Overland Park, KS 66225
      Telephone: (913) 469-4100
      FAX: (913) 469-8182

  11.5 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

  11.6 Further Acts. Gold, Company and Sub agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements or other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  11.7 Special Provision Regarding Disclosure Schedules. The parties hereto acknowledge and agree that neither side has had time to prepare completed and comprehensive drafts of the Company Disclosure Schedule or the Gold Disclosure Schedule, but desire to proceed with the execution, delivery and announcement of this Agreement. Therefore, the parties hereto covenant and agree that within twenty-one (21) days after the date hereof, the Company will prepare and deliver to Gold the Company Disclosure Schedule, and Gold will prepare and deliver to Company the Gold Disclosure Schedule, each of which shall be deemed to have been given on and prepared as of the date hereof. If for any reason, Gold, in the exercise of its reasonable discretion, determines that the Company Disclosure Schedule discloses a Material Adverse Change in the Company of which Gold was not previously aware, or Company, in the exercise of its reasonable discretion, determines that the Gold Disclosure Schedule discloses a Material Adverse Change in Gold of which Company was not previously aware, then notwithstanding any other provision of this Agreement, either Gold or Company may immediately terminate this Agreement within seven (7) days after receipt of such schedule, without any further liability to the other party hereto. The provisions of this Section 11.7 shall supersede all other provisions of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Gold Banc Corporation, Inc.

                                                  /s/ Michael W. Gullion
                                          By __________________________________
                                            Name: Michael W. Gullion
                                            Title: President and Chief
                                            Executive Officer

Attest:

        /s/ Keith E. Bouchey
-------------------------------------
       Name: Keith E. Bouchey
      Title: Secretary

                                          Gold Banc Acquisition Corporation
                                           VII, Inc.

                                                  /s/ Michael W. Gullion
                                          By __________________________________
                                            Name: Michael W. Gullion
                                            Title: President and Chief
                                            Executive Officer

Attest:

        /s/ Keith E. Bouchey
-------------------------------------
       Name: Keith E. Bouchey
      Title: Secretary

                                          First State Bancorp, Inc.

                                                    /s/ Jack H. Overman
                                          By __________________________________
                                            Name: Jack H. Overman
                                            Title: Vice President

                                    ANNEX B

  K.S.A. (S) 17-6712. PAYMENT FOR STOCK OF STOCKHOLDER OBJECTING TO MERGER OR CONSOLIDATION; DEFINITIONS; NOTICE TO OBJECTING STOCKHOLDERS; DEMAND FOR PAYMENT; APPRAISAL AND DETERMINATION OF VALUE BY DISTRICT COURT, WHEN; TAXATION OF COSTS; RIGHTS OF OBJECTING STOCKHOLDERS; STATUS OF STOCK; SECTION INAPPLICABLE TO CERTAIN SHARES OF STOCK. (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

  (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

  (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

  (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

  (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest.

Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

  (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

  (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

  (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

  (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company Articles and the Company Bylaws require it to indemnify its directors and officers and advisory directors against liabilities, fines, penalties, settlements, claims and reasonable expenses incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities to the fullest extent permitted by the KGCC. The KGCC permits a corporation to indemnify its present and former directors and officers if ordered to do so by a court or after a determination by its independent counsel, stockholders or a majority of its disinterested directors that the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 21. EXHIBITS

  The following exhibits are filed herewith or incorporated herein by reference.

     EXHIBIT
      NUMBER
     -------
      2       Agreement and Plan of Reorganization dated the 19th day of May,
              1998, among the Registrant, Sub and First State Bancorp (included as Annex A to the Prospectus).
      3(a)    Amended and Restated Articles of Incorporation of the Company.*
      3(a)(i) Certificate of Amendment to Restated Articles of Incorporation.**
      3(b)    Restated Bylaws of the Company.*
      4       Form of Common Stock Certificate.*
      5       Opinion of Blackwell Sanders Peper Martin LLP.****
      8       Opinion of Payne & Jones, Chartered.
      9(a)    Proxy Agreement/Stockholder Agreement between Michael W. Gullion and William Wallman, dated as of September 15, 1996.*
      9(b)    Proxy Agreement/Stockholder Agreement between Michael W. Gullion,
              William F. Wright and Allen D. Petersen dated as of September 15,
              1996.*
      9(c)    Accession of The Lifeboat Foundation to the Proxy
              Agreement/Stockholder Agreement among Michael W. Gullion, William
              F. Wright, and Allen D. Petersen, dated May 28, 1997.***
     10(a)    Employment Agreement between the Company and Michael W. Gullion.*
     10(b)    Employment Agreement between the Company and Keith E. Bouchey.*
     10(c)    Gold Banc Corporation, Inc. 1996 Equity Compensation Plan.*
     10(d)    Form of Tax Sharing Agreements between the Company and the
              Company Subsidiaries.*
     10(e)    Form of Federal Home Loan Bank Credit Agreement to which each of the Company's banking subsidiaries is a party.*
     10(f)    Form of Junior Subordinated Indenture dated as of December 15,
              1997 between the Company and Banker's Trust Company as
              Trustee.***
     10(g)    Form of Trust Agreement dated as of December 15, 1997 between the
              Company and Banker's Trust (Delaware) as Trustee.***
     10(h)    Form of Amended and Restated Trust Agreement among the Company,
              Banker's Trust Company, as Property Trustee, Banker's Trust
              (Delaware), as Delaware Trustee and various holders of Trust
              Securities.***

     10(i)    Form of Guaranty Agreement between the Company, as Guarantor, and
              Banker's Trust Company, as Trustee, dated as of December 15,
              1997.***
     10(j)    Agreement and Plan of Reorganization by and among the Company,
              Gold Banc Acquisition Corporation VIII, Inc., and The Trust
              Company, dated as of August 28, 1998.
     10(k)    Agreement and Plan of Reorganization by and among the Company,
              Gold Banc Acquisition Corporation IX, Inc., and Citizens
              Bancorporation, Inc., dated as of September 1, 1998.
     21       List of Subsidiaries of the Company.
     23(a)    Consent of KPMG Peat Marwick LLP.
     23(b)    Consent of Baird, Kurtz & Dobson.
     23(c)    Consent of Blackwell Sanders Peper Martin LLP (included in
              Exhibit 5).****
     24       Powers of Attorney (included in signature page to Registration
              Statement).****
     99(a)    Form of Proxy of First State Bancorp, Inc.

--------
*Previously filed as an Exhibit to the Company's Registration Statement on
   Form SB-2 No. 333-12377 and the same is incorporated herein by reference. **Previously filed as an Exhibit to the Company's Registration Statement on
   Form S-4 No. 333-28563 and the same is incorporated herein by reference. ***Previously filed as an Exhibit to the Company's Registration Statement on
   Form SB-2 No. 333-39849 and the same is incorporated herein by reference.

****Previously filed with the initial filing of the registration statement.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF LEAWOOD, KANSAS ON SEPTEMBER 11, 1998.

                                          GOLD BANC CORPORATION, INC.
                                           (Registrant)

                                                  /s/ Michael W. Gullion
                                          By___________________________________
                                                    Michael W. Gullion
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Michael W. Gullion        Chairman of the Board,        September 11, 1998
 ___________________________________  President and Chief
         Michael W. Gullion           Executive Officer
                                      (Principal Executive
                                      Officer)

        /s/ Keith E. Bouchey         Director, Executive Vice      September 11, 1998
____________________________________  President, Chief Financial
          Keith E. Bouchey            Officer and Corporate
                                      Secretary (Principal
                                      Financial Officer)

       /s/ Brian J. Ruisinger        Treasurer and Controller      September 11, 1998
____________________________________  (Principal Accounting
         Brian J. Ruisinger           Officer)

        /s/ William Wallman*         Director                      September 11, 1998
____________________________________
          William Wallman

       /s/ D. Michael Browne*        Director                      September 11, 1998
____________________________________
         D. Michael Browne

       /s/ William F. Wright*        Director                      September 11, 1998
____________________________________
         William F. Wright

       /s/ Allen D. Petersen*        Director                      September 11, 1998
____________________________________
         Allen D. Petersen


*By Keith E. Bouchey

 as attorney-in-fact